Exhibit 2.1

TRANSACTION AGREEMENT

among

DSS HOLDINGS L.P.,

DSS CRUDE TRANSPORT INC.,

DSS PRODUCTS TRANSPORT INC.,

DIAMOND S TECHNICAL MANAGEMENT LLC

CAPITAL PRODUCT PARTNERS L.P.,

ATHENA SPINCO INC.,

ATHENA MERGERCO 1 INC.,

ATHENA MERGERCO 2 INC.,

ATHENA MERGERCO 3 LLC

and

ATHENA MERGERCO 4 LLC

dated as of

November 27, 2018

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	SpinCo Vessels
Part 1:	The SpinCo Vessels and SPVs
Part 2:	Existing SpinCo Charters
Exhibit B	Dispatch Vessels
Part 1:	The Dispatch Vessels and SPVs
Part 2:	Existing Dispatch Charters
Exhibit C	SpinCo Articles of Incorporation and Bylaws
Exhibit D	Share Number
Exhibit E	Methodology for Calculating Inventory and Cash on Vessels
Exhibit F	Transaction Announcement
Exhibit G	Commitment Letters
Exhibit H	Transitional Agreements
Exhibit I	SpinCo Board
Exhibit J	In-Progress Spot Voyages
Exhibit K	SpinCo Accounting Principles and SpinCo Illustrative Example
Exhibit L	Dispatch Accounting Principles and Dispatch Illustrative Example
Exhibit M	Identified Jurisdictions
Exhibit N	Lockbox Amount

v

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated November 27, 2018, is among DSS Holdings L.P., a limited partnership organized under the laws of the Cayman Islands (“Dispatch”), DSS Crude Transport Inc., a Marshall Islands corporation and a wholly owned Subsidiary of Dispatch (“Dispatch Crude HoldCo.”), DSS Products Transport Inc., a Marshall Islands corporation and a wholly owned Subsidiary of Dispatch (“Dispatch MR HoldCo”), Diamond S Technical Management LLC, a Marshall Islands limited liability company and a wholly owned Subsidiary of Dispatch (“Dispatch ManagementCo”), Capital Product Partners L.P., a Marshall Islands limited partnership (“Citadel”), Athena SpinCo Inc., a Marshall Islands corporation and a wholly owned Subsidiary of Citadel (“SpinCo”), Athena Mergerco 1 Inc., a Marshall Islands corporation and a wholly owned Subsidiary of SpinCo (“Merger Sub 1”), Athena Mergerco 2 Inc., a Marshall Islands corporation and a wholly owned Subsidiary of SpinCo (“Merger Sub 2”), Athena Mergerco 3 LLC, a Marshall Islands limited liability company, a wholly owned Subsidiary of SpinCo (“Merger Sub 3”), and Athena Mergerco 4 LLC, a Marshall Islands limited liability company and a wholly owned Subsidiary of SpinCo (“Merger Sub 4” and, together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Subs”).

RECITALS

1.    Citadel engages in the SpinCo Business and certain other businesses.

2.    Citadel has determined that it would be appropriate and desirable to separate the SpinCo Business from Citadel and to spin-off the SpinCo Business in the manner contemplated in this Agreement.

3.    Citadel has caused SpinCo to be formed in order to facilitate such separation and spin-off. Citadel owns, as of the date hereof, all of the issued and outstanding shares of common stock, $0.001 par value per share, of SpinCo (the “SpinCo Common Stock”).

4.    In furtherance of the foregoing, subject to the terms and conditions herein, Citadel and certain of its Subsidiaries will, directly or indirectly, Convey to SpinCo or the SpinCo Entities the SpinCo Assets and SpinCo or the SpinCo Entities will assume the SpinCo Liabilities.

5.    The Parties contemplate that prior to the distribution of shares of SpinCo Common Stock, a Subsidiary of Dispatch Crude HoldCo that is disregarded for U.S. federal income tax purposes (“FinCo”) will enter into the Credit Facilities, a portion of the net proceeds of which will be used to pay to Citadel an amount equal to the sum of $309.0 million plus the amount of the Citadel Transaction Expenses.

6.    The Parties contemplate that, following the steps described above and immediately prior to the Mergers, Citadel will distribute all the shares of SpinCo Common Stock to record holders of Citadel common units and general partner units as of the Spin-Off Record Date on a pro rata basis without consideration (the “Spin-Off”).

7.    Immediately after the Spin-Off, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will engage in reverse triangular mergers with Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo, respectively, with the result that, immediately following the mergers, Dispatch will receive shares of SpinCo Common Stock (the “First-Step Mergers”).

8.    Immediately after the First-Step Mergers, and as part of the same plan, Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo will each merge with and into Merger Sub 4, with Merger Sub 4 surviving (collectively, the “Second-Step Mergers” and, together with the First-Step Mergers, the “Mergers”)

9.    Promptly thereafter, Dispatch will distribute all of the shares of SpinCo Common Stock received in the First-Step Mergers to record holders of Dispatch units pursuant to a plan of liquidation for no consideration, as a result of which Dispatch’s equity owners will become shareholders of SpinCo.

10.    Promptly after the Spin-Off, Citadel will proceed with a reverse split of its outstanding units in accordance with the terms of its limited partnership agreement and applicable NASDAQ rules.

11.    The Parties intend that (i) the SpinCo Transfer qualify as a contribution under Section 351 of the Code, (ii) the First-Step Mergers and the Second-Step Mergers, together, qualify as a series of reorganizations pursuant to Section 368(a)(1)(A) of the Code occurring between Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo, respectively and, in each case, SpinCo, (iii) this Agreement constitute a plan of reorganization as described in Treasury Regulations Section 1.368-2(g), (iv) in connection with the SpinCo Transfer, for U.S. federal income tax purposes, SpinCo will be treated as assuming certain indebtedness of Citadel in the amount of $309.0 million plus the Citadel Transaction Expenses, which will be repaid with the proceeds of the FinCo Financing (or any Alternative Financing), (v) the FinCo Financing (and any Alternative Financing) and the Credit Facilities (each as defined below) will be treated as one or more obligations of SpinCo for U.S. federal income tax purposes, and (vi) FinCo will be disregarded for U.S. federal income tax purposes.

12.    As part of the foregoing, the Board of Directors of SpinCo (the “SpinCo Board”) will be reconstituted as provided in Exhibit I, the relevant parties will enter into the Transitional Agreements set forth in Exhibit H and the Parties will effect the Transactions contemplated hereby.

13.    A special committee of independent and disinterested directors (the “Citadel Special Committee”) established by the Board of Directors of Citadel has unanimously (i) determined that this Agreement, the Transitional Agreements and the Transactions are advisable, fair to and reasonable and in the best interests of Citadel and the Citadel common unitholders (other than the Citadel GP and its Affiliates), (ii) declared advisable this Agreement, the Transitional Agreements and the Transactions, including the Mergers, (iii) recommended to the Conflicts Committee of the Board of

Directors of Citadel that this Agreement, the Transitional Agreements and the Transactions be approved by the Conflicts Committee, and (iv) recommended to the Board of Directors of Citadel that this Agreement, the Transitional Agreements and the Transactions be approved by the Board of Directors of Citadel.

14.    The Conflicts Committee of the Board of Directors of Citadel has unanimously (i) adopted the recommendations of the Citadel Special Committee for the approval of this Agreement, the Transitional Agreements and the Transactions, and (ii) approved this Agreement, the Transitional Agreements and the Transactions.

15.    The Board of Directors of Citadel has (i) determined that this Agreement, the Transitional Agreements and the Transactions are advisable, fair to and reasonable and in the best interests of Citadel and the Citadel common unitholders (other than the Citadel GP and its Affiliates), (ii) approved, adopted and declared advisable this Agreement, the Transitional Agreements and the Transactions and (iii) adopted the recommendation by the Citadel Special Committee for the approval of this Agreement, the Transitional Agreements and the Transactions.

16.    Dispatch has received all requisite approvals pursuant to its governing documents in respect of this Agreement and the Transactions to be effected by Dispatch and its Subsidiaries.

Accordingly, the Parties agree as follows:

I.    THE RESTRUCTURING

1.01    Transfer and Restructuring. (a) Overview. Prior to consummating the Spin-Off and the Mergers, Citadel will effect a reorganization of the SpinCo Business. Such reorganization will consist of the SpinCo Transfer and the other steps set forth in this Article I (collectively, the “Restructuring”).

(b)    SpinCo. SpinCo was formed as a Marshall Islands corporation and will hold and conduct, directly and indirectly through its Subsidiaries, the SpinCo Business. At all times prior to the Spin-Off Effective Time, Citadel will cause SpinCo (i) not to engage in any activity not contemplated by this Agreement and (ii) not to operate any business other than the SpinCo Business. Upon consummation of the Restructuring, the SpinCo Business will have the corporate organizational structure set forth in Section 1.01(b) of the Dispatch Disclosure Letter.

1.02    Transfer of SpinCo Assets. Except as provided in Section 1.10, prior to the Spin-Off Effective Time, Citadel will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary of Citadel to Convey) to SpinCo or the applicable members of the SpinCo Group, and SpinCo will accept from Citadel and will cause its applicable Subsidiaries to accept, all of Citadel’s and its applicable Subsidiaries’ respective right, title and interest in and to all SpinCo Assets (other than any SpinCo Assets that are already held by SpinCo or one of its Subsidiaries, which SpinCo Assets will continue to be held by SpinCo or such Subsidiary), free and clear of all Security Interests (other than any Security Interests to be released in the

Recapitalization and Permitted Encumbrances) (it being understood that if any SpinCo Asset is held by an SPV or a wholly owned Subsidiary of an SPV, such SpinCo Asset may be Conveyed to SpinCo as a result of the transfer of all of the equity interests in such SPV from Citadel or the applicable members of the Citadel Group to the applicable member of the SpinCo Group).

1.03    Assumption of SpinCo Liabilities. Prior to the Spin-Off Effective Time, Citadel will Convey (or will cause any applicable Subsidiary of Citadel to Convey) to SpinCo, and SpinCo will, or will cause any applicable Subsidiary to, assume, perform and fulfill when due and, to the extent applicable, comply with, all of the SpinCo Liabilities, in accordance with their respective terms (other than any SpinCo Liability that is already a Liability of SpinCo or one of its Subsidiaries, which SpinCo Liability will continue to be a Liability of SpinCo or such Subsidiary). The applicable members of the SpinCo Group will be solely responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise (provided that nothing contained herein will preclude or inhibit any member of the SpinCo Group from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to or subsequent to the Spin-Off Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date hereof or the Spin-Off Effective Time.

1.04    Transfer of Excluded Assets and Assumption of Excluded Liabilities. Except as provided in Section 1.10, prior to the Spin-Off Effective Time, (a) Citadel will cause any applicable SpinCo Entity to Convey to Citadel or a Subsidiary of Citadel any Excluded Assets that it owns, leases or has any right to use, and Citadel will accept from such member of the SpinCo Group, and will cause an applicable Subsidiary of Citadel (other than a SpinCo Entity) to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) SpinCo will cause any applicable SpinCo Entity to Convey any Excluded Liability for which it is otherwise responsible to Citadel or a Subsidiary of Citadel (other than a SpinCo Entity), and Citadel will, or will cause the applicable Subsidiary of Citadel to, assume, perform and fulfill when due and, to the extent applicable, comply with, all of such Excluded Liabilities in accordance with their respective terms. The applicable members of the Citadel Group will be solely responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise (provided that nothing contained herein will preclude or inhibit any member of the Citadel Group from asserting against Third Parties any defenses available to the legal entity that incurred or holds such Excluded Liability) or whether the facts on which they are based occurred prior to or subsequent to the Spin-Off Effective Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date hereof or the Spin-Off Effective Time.

1.05    SpinCo Assets. (a) SpinCo Assets. For purposes of this Agreement, subject to Section 1.05(b) with respect to the exclusions set forth therein, Section 1.07 with respect to maintenance, replacement and additional Assets for the period from (and excluding) the Lockbox Date to the Spin-Off Effective Time, Section 1.08 with respect to surviving rights and obligations under the Existing Management Agreements and Section 1.09 with respect to Cash, “SpinCo Assets” means all Assets owned or held by any member of the Citadel Group as at the Lockbox Date that are included in any of clauses (i) to (xi) below or that are otherwise used or held for exclusive use in the SpinCo Business and that are not otherwise addressed in such clauses:

(i)    all issued and outstanding Equity Interests of the SpinCo SPVs;

(ii)    the SpinCo Vessels (including their respective names and the goodwill associated therewith);

(iii)    all computers and other electronic data equipment, fixtures, machinery, tools, equipment, furniture and other tangible personal property located on, or exclusively used or exclusively held for use in the operation of, any of the SpinCo Vessels (whether onboard the SpinCo Vessels, on shore or on order);

(iv)    all consumables to the extent held or designated specifically for the operation of the SpinCo Vessels (whether onboard the SpinCo Vessels, on shore or on order), including Bunkers, Lubricating Oil, Paint and bonded stores (collectively, the “SpinCo Inventory”);

(v)    all interests, rights, claims and benefits of Citadel and any of its Subsidiaries pursuant to, and associated with, all Charters and other SpinCo Contracts;

(vi)    all Governmental Approvals that are specifically used in or relate to the SpinCo Business, including the operation of any of the SpinCo Vessels;

(vii)    (A) all SPV Books and Records and all other records exclusively related to the SpinCo Business, including the ownership or operation of the SpinCo Vessels and the corporate minute books and related stock records of the SpinCo SPVs and other SpinCo Entities, (B) all of the separate financial statements, books of account and Tax records of SpinCo and the SpinCo SPVs and other SpinCo Entities or other financial and Tax records relating to the SpinCo Business, the SpinCo Assets and the SpinCo Liabilities that do not form part of the general ledger of Citadel or any of its Affiliates (other than SpinCo, the SpinCo SPVs and other SpinCo Entities), and (C) all other books, records, ledgers, files, documents and correspondence, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, and that in any such case are related to the SpinCo Business (collectively, the “SpinCo Books and Records”); provided, however, that (1) none of clauses (A) to (C) will include Intellectual Property in any such records, writings or other materials, (2) Citadel will be entitled to retain a copy of the SpinCo Books and Records, subject to this Agreement, including the provisions of Section 7.14, (3) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (x) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Citadel’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law or (y) that are personnel records that relate to any employees, (4) in no event will the SpinCo Books and Records include any Consolidated Tax Returns of Citadel, and (5) SpinCo Books and Records are provided on an “as is, where is” basis and no member of the Citadel Group will have any liability for the format or sufficiency thereof; provided that SpinCo will have a non-exclusive right to all books and records related, but not exclusively related, to the SpinCo Entities, the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business;

(viii)    subject to Section 1.09(d)(ii), the benefits of all SpinCo Prepaid Expenses and the advances referred to in Item I of Paragraph (c) of Exhibit D;

(ix)    all rights to past, present and future causes of action, lawsuits, judgments, claims, counterclaims and demands, as well as insurance coverages (subject to Section 7.13);

(x)    the Citadel Group’s rights in the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts that are not otherwise SpinCo Contracts to the extent that such provisions relate to confidential information of the SpinCo Business; and

(xi)    all rights of SpinCo and the SpinCo Entities under this Agreement or any Transitional Agreement and the certificates, instruments and Transfer Documents delivered in connection herewith.

(b)    Excluded Assets. Notwithstanding Section 1.05(a) or any other provision hereof, the SpinCo Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)    all Assets in respect of any and all Compensation and Benefit Plans and all Assets in respect of all other compensation and benefit plans sponsored by the Citadel Group;

(ii)    all financial and Tax records relating to the SpinCo Business that form part of the general ledger of Citadel or any of its Subsidiaries (other than the members of the SpinCo Group), any work papers of Citadel’s auditors and any other Tax records (including accounting records) of Citadel or any of its Subsidiaries (other than the members of the SpinCo Group); provided that Citadel will provide to SpinCo upon written request, copies of any portions of such financial and Tax records that relate to the SpinCo Entities, the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business;

(iii)    other than rights to enforce the provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to the SpinCo Business or as provided in Section 1.05(a) and the corresponding sections of the Citadel Disclosure Letter, all records prepared by or on behalf of Citadel or its Subsidiaries relating to the negotiation of the Transactions and all records prepared by or on behalf of Citadel or its Subsidiaries in connection with the potential divestiture of all or a part of the SpinCo Business or any other business or Asset of Citadel or its Subsidiaries, including (A) proposals received from third parties and analyses relating to such transactions and (B) without limiting Section 7.14, confidential communications with legal counsel representing Citadel or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(iv)    all Contracts of either Citadel or SpinCo or any member of their respective Groups other than the SpinCo Contracts;

(v)    all rights of Citadel or its Affiliates (other than members of the SpinCo Group) under this Agreement or any Transitional Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

(vi)    any and all Assets that are expressly contemplated by this Agreement or any Transitional Agreement as Assets to be retained by Citadel or any other member of the Citadel Group (other than SpinCo and its Subsidiaries).

1.06    SpinCo Liabilities. (a) SpinCo Liabilities. For the purposes of this Agreement, subject to Sections 1.07, 1.08 and 1.09 and any other provision of this Agreement relating to the Liabilities that Citadel will continue to settle subject to the terms and conditions of this Agreement, “SpinCo Liabilities” will mean each of the following Liabilities (other than Excluded Liabilities):

(i)    all Liabilities, including any Tax Liabilities and environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Lockbox Date (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case prior to, at or after the Lockbox Date), in each case to the extent that such Liabilities relate to, arise out of or result from the activities or operations of the SpinCo Business or the ownership or use of the SpinCo Assets;

(ii)    any and all Liabilities that are expressly provided by this Agreement or any Transitional Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Transitional Agreements;

(iii)    all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Contracts or Governmental Approvals insofar as such Governmental Approvals benefit the SpinCo Group; and

(iv)    all Liabilities arising out of claims made by any Third Party (including Citadel’s or SpinCo’s respective officers, shareholders, employees and agents) against any member of the Citadel Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or a SpinCo Asset or the other business, operations, activities or Liabilities referred to in clauses (i) through (iii) above.

(b)    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the SpinCo Liabilities will not include the following Liabilities (such Liabilities, the “Excluded Liabilities”):

(i)    any Indebtedness of any member of the Citadel Group (other than, for the avoidance of doubt, Liabilities under the FinCo Financing);

(ii)    any Liability of any member of the Citadel Group arising from Citadel’s filings with the SEC, except that Citadel will assume no liability in respect of information provided by Dispatch for purposes of any SEC filing or application with any stock exchange in connection with the Transactions;

(iii)    Liabilities of either Citadel or SpinCo or any member of their respective Groups to the extent relating to, arising out of or resulting from the Citadel Business or the Excluded Assets;

(iv)    all Liabilities arising out of claims made by any Third Party (including Citadel’s or SpinCo’s respective officers, shareholders, employees and agents) against any member of the Citadel Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Citadel Business or the Excluded Assets; and

(v)    any Liabilities that are expressly contemplated by this Agreement (including Section 1.06(b) of the Citadel Disclosure Letter) or any Transitional Agreements as Liabilities to be retained, paid or assumed by Citadel or any other member of the Citadel Group (other than the SpinCo Group).

1.07    The SpinCo Business From (and Excluding) the Lockbox Date to the Spin-Off Effective Time. (a) During the period from (and excluding) the Lockbox Date to the Spin-Off Effective Time, subject to the terms and conditions of this Agreement, the following will apply:

(i)    All revenues and operating expenses arising during such period that would be attributable to the SpinCo Business if the SpinCo Business were operated on a stand-alone basis in the Ordinary Course (including, for the avoidance of doubt, Intercompany Accounts, which will be settled in accordance with Section 1.08(b)) will accrue to SpinCo.

(ii)    Citadel will manage, consume and replace the SpinCo Inventory as needed for the operation of the SpinCo Business during such period as if operated on a stand-alone basis in the Ordinary Course, and any such replacement will be deemed to be a SpinCo Asset and the cost thereof will be charged to the SpinCo Business.

(iii)    All expenditures incurred in a manner consistent with, and subject to the limitations of, this Agreement, including Section 7.01, to maintain the SpinCo SPVs and the SpinCo Vessels or to maintain or replace the equipment and other personal tangible personal property referred to in Section 1.05(a)(iii) during such period will be charged to the SpinCo Business.

(iv)    The consummation or expiration of all Assets referred to in Section 1.05(a)(v) to (xi) during such period will be for the account of SpinCo. All such Assets that arise or are acquired during such period will be for the account of the SpinCo Business.

(b)    Any amounts paid or received in respect of the items specified in Section 1.07(a) will be reflected (without duplication) in the Lockbox Amount payable in accordance with Sections 1.09(a) to (c).

1.08    Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except for (i) the Transitional Agreements and any other Contract expressly contemplated herein or in the Transitional Agreements to be executed and delivered at the Closing and (ii) any Charter between CMTC, or Affiliates of CMTC, and any member of the SpinCo Group in effect as of the Spin-off Effective Time, subject to the conditions and the terms of this Agreement, the following will apply with respect to Intercompany Agreements:

(i)    Citadel will procure that, insofar as the SpinCo Vessels are concerned, the Existing Management Agreements are terminated in accordance with their terms effective immediately prior to the Spin-Off Effective Time. Any rights or obligations (including any indemnification obligation) of any member of the Citadel Group surviving such termination pursuant to the terms of the Existing Management Agreements, as the case may be, will be deemed, to the extent that they relate to the SpinCo Vessels, to be SpinCo Assets and SpinCo Liabilities, respectively. SpinCo will enter into the Transitional Agreements consisting of the Management and Services Agreement, the Commercial Management Agreement and the Standard Ship Management Agreement, each in substantially the form attached as Exhibit H, effective upon the Spin-Off Effective Time.

(ii)    SpinCo (on behalf of itself and each other member of the SpinCo Group), on the one hand, and Citadel (on behalf of itself and each other member of the Citadel Group other than the SpinCo Group), on the other hand, hereby terminate any and all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and Citadel or any member of the Citadel Group other than the SpinCo Group, on the other hand, effective as of the Lockbox Date (such contracts, together with the Existing Management Agreements, the “Intercompany Agreements”).

(iii)    All Intercompany Accounts arising in respect of the Intercompany Agreements will be settled in accordance with Section 1.08(b).

(b)    Subject to the terms and conditions of this Agreement, the following arrangements will apply to Intercompany Accounts:

(i)    All Intercompany Accounts due to the Manager of the SpinCo Vessels under the Existing Management Agreements as at the Lockbox Date will be deemed to be SpinCo Current Liabilities payable by Citadel in accordance with Section 1.09(d)(iii).

(ii)    All other Intercompany Accounts as at the Lockbox Date, if any, will be deemed to be settled, eliminated or cancelled.

(iii)    All Intercompany Accounts due to the Manager of the SpinCo Vessels under the Existing Management Contracts arising during the period from (and excluding) the Lockbox Date to the Spin-Off Effective Time will be SpinCo Liabilities payable by SpinCo in accordance with Section 1.07(a) and (b) and will be reflected (without duplication) in the Lockbox Amount payable in accordance with Sections 1.09(a) to (c).

(iv)    All other Intercompany Accounts arising during the period between (and excluding) the Lockbox Date and the Spin-Off Effective Time, if any, will be settled such that, as of the Spin-Off Effective Time, there are no such Intercompany Accounts outstanding, and the net amount of such settlement will be reflected (without duplication) in the Lockbox Amount payable in accordance with Section 1.09(a) to (c).

1.09    Cash, Working Capital and Proration of Charter Hires. (a) Net Amount of Cash. At the Closing, Citadel will contribute to SpinCo the Net Amount of Cash (if a positive amount) or SpinCo will pay Citadel the absolute value of the Net Amount of Cash (if a negative amount). The “Net Amount of Cash” will be equal to:

(i)    $10 million;

plus

(ii)    the unearned portion of the charter hire paid in advance under the SpinCo Time Charters as at the Lockbox Date in an amount equal to the SpinCo Deferred Revenue reflected in the Adjusted SpinCo Working Capital Statement;

plus

(iii)    the Estimated Lockbox Amount (which, for the avoidance of doubt, may be a positive or negative amount), as determined pursuant to Section 1.09(b).

(b)    Estimated Lockbox Amount. Citadel will prepare and deliver to Dispatch the Lockbox Amount that Citadel estimates in good faith will be payable on the Closing (the “Estimated Lockbox Amount”), with reasonable documentary support, at least five Business Days prior to the Closing Date. Citadel will consider and discuss in good faith revisions, if any, to the Estimated Lockbox Amount proposed in good faith by

Dispatch. If Citadel and Dispatch disagree as to any component of the Lockbox Amount, the amount thereof as calculated and proposed by Citadel in accordance with this Agreement will be used to calculate the Net Amount of Cash payable at Closing, without prejudice to the rights and obligations of the Parties under Sections 1.09(c) and 1.09(h).

(c)    Lockbox Amount Adjustment. Citadel will deliver, promptly and in any event within three Business Days after the Closing Date, to SpinCo a reasonably detailed statement of the Lockbox Amount with proper documentary support. Such statement will be final, conclusive and binding unless SpinCo provides a written notice of objection pursuant to Section 1.09(h). If the Estimated Lockbox Amount is less than the Lockbox Amount, Citadel will pay to SpinCo, and if the Estimated Lockbox Amount is more than the Lockbox Amount, SpinCo will pay to Citadel, in each case promptly and in any event within three Business Days after the final determination of the Lockbox Amount (including, if applicable, pursuant to Section 1.09(h)), by wire transfer in immediately available funds, the amount of such difference.

(d)    SpinCo Working Capital. Subject to the terms and conditions of this Agreement, the following arrangements will apply with respect to SpinCo’s working capital:

(i)    Except for SpinCo Trade Account Receivables that arise in respect of In-Progress Spot Voyages, which will be fully and definitively settled in the manner set forth in Section 1.09(e), Citadel will retain for its own benefit and, notwithstanding the Conveyance of SpinCo Assets under this Agreement, SpinCo will turn over to Citadel, promptly but in any event within six Business Days after receipt, all Cash payments, if any, with respect to SpinCo Trade Account Receivables reflected in the Adjusted SpinCo Working Capital Statement and received by any member of the SpinCo Group. For the avoidance of doubt, SpinCo will have the benefit of all SpinCo Trade Account Receivables arising after the Lockbox Date (except for SpinCo Trade Account Receivables in respect of In-Progress Spot Voyages, which will be settled fully and definitively in the manner set forth in Section 1.09(e)).

(ii)    SpinCo will reimburse to Citadel the amount of each item of SpinCo Prepaid Expenses reflected in the Adjusted SpinCo Working Capital Statement (to the extent utilizable by SpinCo) in the manner and within the timeframe set forth in the SpinCo Illustrative Example included under Part B of Exhibit K.

(iii)    Notwithstanding the assumption of SpinCo Liabilities under this Agreement, Citadel will settle with the relevant trade creditors all SpinCo Current Liabilities reflected in the Adjusted SpinCo Working Capital Statement as they become due and Intercompany Accounts in accordance with Section 1.08(b). For the avoidance of doubt, as between Citadel and the SpinCo Group, SpinCo will bear all SpinCo Current Liabilities arising out of the SpinCo Business after the Lockbox Date, whether or not so reflected on the SpinCo Working Capital Statement.

(iv)    As long as SpinCo Prepaid Expenses or SpinCo Current Liabilities reflected in the SpinCo Working Capital Statement remain outstanding, Citadel and SpinCo will have in place with the Manager of the SpinCo Vessels arrangements pursuant to which the Manager of the SpinCo Vessels will:

(1)    advance the payment of SpinCo Current Liabilities on behalf of the Parties and invoice the relevant Party (and the relevant Party will make payment on such invoices promptly and in any event within six Business Days upon receipt of such invoices);

(2)    invoice SpinCo for the SpinCo Prepaid Expenses reflected in the Adjusted SpinCo Working Capital Statement when the prepaid item (to the extent utilizable by SpinCo) is received or invoiced; and

(3)    deliver to each of SpinCo and Citadel reasonably detailed statements, with proper documentary support, of the items referred to clauses (1) and (2) above and their allocation among Citadel and SpinCo in accordance with this Agreement, in each case, on a monthly basis. The statements of the Manager of the SpinCo Vessels will be final, conclusive and binding, subject to Section 1.09(h).

(e)    In-Progress Spot Voyages. (i) With respect to each In-Progress Spot Voyage undertaken by a SpinCo Vessel, upon completion of such Spot Voyage, the Parties will cooperate to calculate, within ten Business Days after completion of such Spot Voyage:

(1)    the aggregate amount of revenue (including freight, demurrage and other revenue), expenses (including commissions, port costs, towage and voyage expenses, but excluding bunker expenses and those expenses that are re-billable to the Spot Charter Counterparty) and earnings under such Spot Voyage;

(2)    the amounts of such earnings that are allocable to Citadel pro rata temporis based on the number of days from the Spot Charter Commencement Date to (and including) the Lockbox Date, divided by the total number of days from the Spot Charter Commencement Date to (and including) the Spot Charter Termination Date (the “Prorated Earnings”); and

(3)    actual earnings with respect to such Spot Voyage (the “Actual Earnings”), calculated as:

a)    the amount of revenue received in Cash by Citadel in respect of such Spot Voyage on or before the Lockbox Date;

minus

b)    the amount of expenses (other than bunker expenses) paid in Cash by Citadel in respect of such Spot Voyage.

If the Parties cannot agree the amounts specified in clauses (A) to (C) above within such ten-Business-Day period, each Party will be entitled to use the resolution procedure set forth in Section 1.09(h).

(ii)    If the Prorated Earnings are greater than the Actual Earnings, SpinCo will pay to Citadel, and if the Prorated Earnings are less than the Actual Earnings, Citadel will pay to SpinCo, in each case promptly and in any event within six Business Days after the final determination of the amounts specified in clauses (A) to (C) above, by wire transfer in immediately available funds, the amount of such difference. Part B, Section 1 of Exhibit J contains an illustrative example of proration of earnings under In-Progress Spot Voyages. The principles underlying such example will be utilized in all In-Progress Spot Voyages calculations for SpinCo Vessels herein contemplated.

(f)    Management of Cash. Other than as specified in this Agreement, (i) Citadel will not be required to contribute any Cash to or for the benefit of SpinCo and (ii) Citadel and its Subsidiaries will be entitled to use, retain, distribute and otherwise dispose of all Cash generated by the SpinCo Business and the SpinCo Assets or otherwise held by any member of the SpinCo Group prior to the Spin-Off Effective Time.

(g)    Cash on SpinCo Vessels. Cash on SpinCo Vessels will be reflected in the SpinCo Asset Values in accordance with Exhibit D and will not be deemed to be Cash for purposes of this Section 1.09. For the avoidance of doubt, cash on Dispatch Vessels will be included in Dispatch Net Working Capital under Exhibit D.

(h)    Dispute Resolution Procedure. In the event that any of Citadel, Dispatch or SpinCo (the “Objecting Party”) disputes the correctness of a statement delivered, or an amount calculated, pursuant to this Section 1.09, it will notify the other Party (the “Other Party”) and, in the event that the statement in dispute has been issued by the Manager of the SpinCo Vessels, such manager in writing of its objections within five Business Days after receipt of the relevant statement or amount. If any Party fails to deliver such notice of objection within such time, it will be deemed to have accepted the statement or amount. Upon receipt of such notice, each Party will cooperate in good faith with each other and the Manager of the SpinCo Vessels to agree the matter in dispute. If the Parties have not agreed with respect to such matter within five Business Days after receipt of the notice of objection, each Party may engage the Retained Accountant to resolve such matter in a manner consistent with this Section 1.09(g). Within five Business Days after engagement of the Retained Accountant, each of Citadel and SpinCo will provide the Retained Accountant with a copy of this Agreement, the statement in dispute, if any, the Objecting Party’s objection notice and a written submission of its position with respect to the matter in dispute. Each of the Parties will thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttal must be delivered to the Retained Accountant and to the other Party simultaneously within five Business Days of the delivery of the Parties’ initial submissions to the Retained Accountant and to each other. The Parties will instruct the Retained Accountant to review the documents provided to it pursuant to this Section 1.09(g) and to deliver its written determination, acting as expert and not as arbitrator, with respect to each of the items in dispute submitted to it for resolution within ten Business Days following submission of the Parties’ rebuttals. The Retained Accountant will resolve the differences regarding the proposed statement based solely on the information provided to the Retained Accountant by the Parties pursuant to the terms of this Agreement or as obtained by the Retained Accountant pursuant to this Section 1.09(h). The Retained Accountant’s authority will be limited to resolving disputes with respect to whether the individual disputed items on the proposed statement were computed or allocated as between SpinCo and Citadel in accordance with the terms of this Agreement. The Retained Accountant will have no authority to revise the Adjusted SpinCo Working Capital Statement pursuant to this Section 1.09(h). The determination of the Retained Accountant in respect of the correctness of each matter remaining in dispute will be, absent manifest error, final, conclusive and binding on the Parties and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction. If an objection notice is served under this Section 1.09(h), Citadel and SpinCo will make available to other Party and, if the Retained Accountant so requests, to the Retained Accountant, all books, records, documents and work papers relating to the relevant proposed statement or amount (subject to, in the case of independent accountant work papers, the relevant Party or the Retained Accountant, as applicable, entering into a customary release agreement with respect thereto). The fees and expenses, if any, of the Retained Accountant incurred in connection with this Section 1.09(h) will be borne as determined by the Retained Accountant having regard to the merits of the Parties’ submissions, including the final amounts of the disputed items not awarded to a Party in relation to the aggregate amounts contested by both Parties, failing which, such fees and expenses will be borne equally by SpinCo and Citadel.

1.10    Transfers In Violation of Law or Required Consents. If and to the extent that the consummation of the SpinCo Transfer or Conveyance of Excluded Assets would be a violation of applicable Laws or require any Consent in connection with the Transactions that has not been obtained as of the Spin-Off Effective Time, then, notwithstanding any other provision hereof, such Conveyance of the applicable SpinCo Asset or Excluded Asset will automatically be deferred and will not occur until all legal impediments have been removed or such Consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered a SpinCo Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective Commercially Reasonable Efforts to (i) continue to seek to remove any legal impediments or secure any contractual Consents required from third parties necessary to Convey such Asset and (ii) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, control and command over such Asset, are to inure from and after the Spin-Off Effective Time to such Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Transitional Agreement. The obligations set forth in this Section 1.10 will terminate on the two-year anniversary of the Closing. Nothing in this Section 1.10 will be deemed to constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article VIII, including the receipt of any Governmental Approvals.

1.11    Transfer of SpinCo Assets and Assumption of SpinCo Liabilities. In furtherance of the Conveyance of SpinCo Assets and assumption of SpinCo Liabilities provided in Sections 1.02 and 1.03, at or prior to the Spin-Off Effective Time, (a) Citadel will, or will cause its Subsidiaries to, execute and deliver such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance, including the transfer documents described in Section 1.11 of the Citadel Disclosure Letter (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary to evidence the Conveyance of all of Citadel’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets to SpinCo and the other members of the SpinCo Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Citadel or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) SpinCo will execute and deliver such assumptions of SpinCo Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo or the applicable members of the SpinCo Group. All of the foregoing documents contemplated by this Section 1.11 will be referred to collectively herein as the “Citadel Transfer Documents.”

1.12    Transfer of Excluded Assets and Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and assumption of Excluded Liabilities provided in Section 1.04, at or prior to the Spin-Off Effective Time, (a) SpinCo will, or will cause its Subsidiaries to, execute and deliver such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located) as necessary to evidence the Conveyance of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Citadel and the other members of the Citadel Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require SpinCo or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Citadel will execute and deliver such assumptions of Excluded Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Citadel or the applicable member of the Citadel Group. All of the foregoing documents contemplated by this Section 1.12 will be referred to collectively herein as the “SpinCo Transfer Documents” and, together with the Citadel Transfer Documents, the “Transfer Documents.”

1.13    Misallocation. In the event that at any time or from time to time (whether prior to, at or after the Spin-Off Effective Time), one Party (or any member of such Party’s respective Group) receives or otherwise possesses any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Transitional Agreement, such Party will promptly Convey, or cause to be Conveyed, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) will accept such Asset. Prior to any such Conveyance, the Person receiving or possessing such Asset will hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Spin-Off Effective Time), one Party hereto (or any member of such Party’s Group) receives or otherwise assumes any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Transitional Agreement, such Party will promptly Convey, or cause to be Conveyed, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) will accept, assume and agree to faithfully perform such Liability. For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at or after the Spin-Off Effective Time), one Party (or any member of such Party’s respective Group) makes a payment in respect of any Liability that the Parties agree is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or otherwise, such other Party will reimburse the first Party for the amount so paid. Without prejudice to Article X, this covenant will expire on the first anniversary of the Spin-Off Effective Time.

1.14    Disclaimer of Representations and Warranties. EACH OF CITADEL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CITADEL GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSITIONAL AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY TRANSITIONAL AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSITIONAL AGREEMENT OR

OTHERWISE IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED PURSUANT TO THE RESTRUCTURING, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION WITH THE RESTRUCTURING, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO THE RESTRUCTURING TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSITIONAL AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH).

1.15    Recapitalization of SpinCo. Subject to the terms and conditions set forth herein (including the execution of the Credit Agreement as herein contemplated), at or prior to the Spin-Off Effective Time, Dispatch and, insofar as the release of Securities Interests under Citadel Existing Credit Facilities over the SpinCo Assets is concerned, Citadel will consummate the FinCo Financing on the terms and subject to the conditions set out in Section 7.11 (the transactions contemplated by this Section 1.15, collectively, the “Recapitalization”).

1.16    Certain Resignations. Prior to the Spin-Off, Citadel will cause each director, nominee director or employee of Citadel, the Citadel GP and their respective Subsidiaries who will not be employed by SpinCo or a SpinCo Subsidiary after the Spin-Off to resign, effective upon the consummation of the Restructuring, from all boards of directors or similar governing bodies of SpinCo or any SpinCo Subsidiary, and from all positions as officers of SpinCo or any SpinCo Subsidiary in which they serve.

1.17    Waiver of Bulk-Sales Laws. Each of Citadel and SpinCo hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the Citadel Group or the SpinCo Group, as applicable.

II.    THE SPIN-OFF

2.01    Actions Prior to the Spin-Off. (a) Dispatch, SpinCo and Citadel will cooperate with each other to accomplish the Spin-Off and promptly take any and all actions reasonably requested and necessary or desirable to effect the Spin-Off, including in respect of the registration of SpinCo Common Stock under the Exchange Act on the Form 10.

(b)    In consultation with Dispatch, the Board of Directors of Citadel will establish (or designate Persons to establish), in accordance with applicable Marshall Islands Law and Rule 10b-17 under the Exchange Act, the Spin-Off Record Date and the Spin-Off Date (i) on the earliest practicable dates after the satisfaction or waiver of the conditions precedent set forth in Section 8.01 and (ii) such that the Spin-Off will be effected once the Share Number is finally determined in accordance with Exhibit D. Furthermore, the Parties acknowledge that Citadel may effect a reverse unit split promptly after the Spin-Off Effective Time and that, in such an event, the Spin-Off Record Date and the Spin-Off Date will be set in a manner that accommodates such reverse unit split.

(c)    Dispatch and Citadel will cooperate to cause SpinCo to prepare and file, and will use its reasonable best efforts to have approved, an application for the listing on the NYSE of the shares of SpinCo Common Stock to be distributed in the Spin-Off, subject to official notice of distribution.

(d)    SpinCo will file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws, all in consultation with Dispatch and Citadel. SpinCo will also prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Citadel or Dispatch determines are necessary or desirable to effectuate the Spin-Off, and each of the Parties will use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable, including taking all such action as may be necessary or appropriate under the securities or blue sky laws of the United States, and will use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transitional Agreements.

(e)    Citadel will, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Board of Directors of Citadel has approved the Spin-Off, cause the Information Statement to be mailed to the Record Holders.

(f)    Immediately prior to the Spin-Off Effective Time, Citadel will cause to be taken all actions such that effective immediately after the Spin-Off Effective Time, SpinCo’s articles of incorporation (the “SpinCo Certificate”) and SpinCo’s bylaws will be amended in the form attached hereto as Exhibit C and the name of SpinCo will be changed to “Diamond S Shipping, Inc.”

2.02    Implementation of the Spin-Off. (a) Subject to the conditions precedent set forth in Article VIII, on or prior to the Spin-Off Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders as of the Spin-Off Record Date, book-entry transfer authorizations for such number of the outstanding shares of SpinCo Common Stock as is necessary to effect the Spin-Off, and Citadel will cause the transfer agent for the Citadel Units to cause the Agent to distribute at the Spin-Off Effective Time the appropriate number of shares of SpinCo Common Stock to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form. SpinCo will not issue paper share certificates in respect of the shares of SpinCo Common Stock.

(b)    Subject to the conditions precedent set forth in Article VIII and assuming 129,686,681 Citadel Units outstanding as of the Spin-Off Effective Time, each Record Holder will be entitled to receive in the Spin-Off one share of SpinCo Common Stock for every 10.19149 Citadel Units (or such other number to which Dispatch and Citadel agree) held in each case by such Record Holder on the Spin-Off Record Date.

(c)    No fractional shares of SpinCo Common Stock will be distributed or credited in connection with the consummation of the Spin-Off. Fractional shares of SpinCo Common Stock that would otherwise be allocable to any former holders of SpinCo Common Stock pursuant to the Spin-Off will be aggregated, and Citadel will cause the whole shares obtained thereby to be sold in the open market promptly and in no case later than 120 calendar days after the consummation of the Spin-Off. Citadel will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis based on the number of shares that would otherwise be allocable pursuant to the Spin-Off, without interest, as soon as practicable to the holders entitled to receive such cash. Payment of cash in lieu of fractional shares of SpinCo Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to SpinCo of issuing fractional shares of SpinCo Common Stock and will not represent separately bargained-for consideration. None of Citadel, SpinCo or their respective transfer agents will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 2.02(c). None of Citadel, SpinCo or their respective transfer agents will be required to pay any interest on the proceeds from the sale of fractional shares.

(d)    Any shares of SpinCo Common Stock or cash in lieu of fractional shares that remain unclaimed by any Record Holder 180 days after the Spin-Off Date will be delivered to SpinCo and SpinCo will hold such shares of SpinCo Common Stock or cash for the account of such Record Holder. The Parties agree that all obligations to provide such shares of SpinCo Common Stock and cash, if any, in lieu of fractional share interests will be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Citadel will have no Liability with respect thereto.

(e)    SpinCo agrees that, subject to any transfers of the shares of SpinCo Common Stock in the Spin-Off, from and after the Spin-Off Effective Time (i) each holder thereof will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo

Common Stock then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock then held by such holder.

III.    THE MERGERS

3.01    The Mergers. (a) Immediately after the Spin-Off, on the terms and subject to the conditions of this Agreement, (i) Merger Sub 1 will merge with and into Dispatch MR HoldCo, (ii) Merger Sub 2 will merge with and into Dispatch Crude HoldCo, and (iii) Merger Sub 3 will merge with and into Dispatch ManagementCo. Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo (each, a “Dispatch Merger Party”), as applicable, will each continue as the surviving companies of the First-Step Mergers. Upon consummation of the First-Step Mergers, each of the Dispatch Merger Parties will be a direct, wholly owned Subsidiary of SpinCo and the separate corporate existence of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will cease.

(b)    Immediately after the First-Step Mergers, and as part of the same plan, each Dispatch Merger Party will merge with and into Merger Sub 4. Merger Sub 4 will continue as the surviving company in the Second-Step Mergers. Upon consummation of the Second-Step Mergers, Merger Sub 4 will remain a direct, wholly owned Subsidiary of SpinCo and the separate corporate existence of each Dispatch Merger Party will cease.

(c)    The Mergers will be consummated by the filing of articles of merger or certificates of merger, as applicable (collectively, the “Certificates of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of applicable Marshall Islands Law.

(d)    The date and time of the filing of the Certificates of Merger or such later time as is specified in the Certificates of Merger and agreed to by Citadel and Dispatch in respect of the First-Step Mergers is referred to herein as the “First-Step Mergers Effective Time.” The date and time of the filing of the Certificates of Merger or such later time as is specified in the Certificates of Merger and agreed to by Citadel and Dispatch in respect of the Second-Step Mergers is referred to herein as the “Second-Step Mergers Effective Time” (and, collectively with the First-Step Mergers Effective Time, the “Mergers Effective Time”).

(e)    The Mergers will have the effects set forth in this Agreement and, to the extent not otherwise addressed herein, applicable Marshall Islands Law. Without limiting the generality of the foregoing and subject thereto, (i) at the First-Step Mergers Effective Time, all the property, rights, privileges, immunities, powers and franchises of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will vest in the applicable Dispatch Merger Party and all debts, liabilities and duties of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will become the debts, liabilities and duties of the applicable Dispatch Merger Party, and (ii) at the Second-Step Mergers Effective Time, all the property, rights, privileges, immunities, powers and franchises of each Dispatch Merger Party will vest in Merger Sub 4 and all debts, liabilities and duties of each Dispatch Merger Party will become the debts, liabilities and duties of Merger Sub 4.

(f)    The articles of incorporation or certificate of formation, as applicable, of each Dispatch Merger Party in effect immediately after the First-Step Mergers Effective Time will be the articles of incorporation or certificate of formation, as applicable, of such Dispatch Merger Party in effect immediately prior to the First-Step Mergers Effective Time. The certificate of formation of Merger Sub 4 in effect immediately after the Second-Step Mergers Effective Time will be identical to the certificate of formation of Merger Sub 4 in effect immediately prior to the Second-Step Mergers Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(g)    The bylaws or limited liability company agreement, as applicable, of each Dispatch Merger Party in effect immediately after the First-Step Mergers Effective Time will be the bylaws or limited liability company agreement, as applicable, of such Dispatch Merger Party in effect immediately prior to the First-Step Mergers Effective Time. The limited liability company agreement of Merger Sub 4 in effect immediately after the Second-Step Mergers Effective Time will be the limited liability company agreement of Merger Sub 4 in effect immediately prior to the Second-Step Mergers Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(h)    The directors or managers, as applicable, of each Dispatch Merger Party immediately after the First-Step Mergers Effective Time will be the directors or managers, as applicable, of such Dispatch Merger Party immediately prior to the First-Step Mergers Effective Time. The directors of Merger Sub 4 immediately after the Second-Step Mergers Effective Time will be the directors of Merger Sub 4 immediately prior to the Second-Step Mergers Effective Time. Each of the directors of Merger Sub 4 will hold office from the Second-Step Mergers Effective Time until his or her respective successor is duly elected or appointed and qualified in the manner provided by the certificate of formation and limited liability company agreement of Merger Sub 4 or as otherwise provided by Law.

(i)    The officers of each Dispatch Merger Party immediately after the First-Step Mergers Effective Time will be the officers of such Dispatch Merger Party immediately prior to the First-Step Mergers Effective Time. The officers of Merger Sub 4 immediately after the Second-Step Mergers Effective Time will be the officers of Merger Sub 4 immediately prior to the Second-Step Mergers Effective Time. Each of the officers of Merger Sub 4 will hold office from the Second-Step Mergers Effective Time until his or her successor is duly elected or appointed and qualified in the manner provided by the certificate of formation and limited liability company agreement of Merger Sub 4 or as otherwise provided by Law.

(j)    The name of each Dispatch Merger Party as it exists immediately prior to the First-Step Mergers Effective Time will remain the same after the First-Step Mergers Effective Time.

(k)    The name of Merger Sub 4 as it exists immediately prior to the Second-Step Mergers Effective Time shall remain the same after the Second-Step Mergers Effective Time.

(l)    Immediately after the Mergers, the SpinCo Board will be reconstituted as provided in Exhibit I.

(m)    The designation and number of outstanding shares of each class and series, and the class and series entitled to vote (and vote as a class, if applicable), of certain constituent corporations of the First-Step Mergers and the Second-Step Mergers are set forth in Sections 5.01(b) and 6.04(a).

3.02    Effects of The First-Step Mergers on The Shares of The Constituent Companies. At the First-Step Mergers Effective Time, by virtue of the First-Step Mergers and without any action on the part of the Parties:

(a)    Each share of common stock or membership interest, as applicable, of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be converted into one fully paid and non-assessable share of common stock or membership interest, as applicable, of Dispatch MR Holdco, Dispatch Crude HoldCo and Dispatch ManagementCo, respectively.

(b)    Simultaneously with the conversion of stock pursuant to Section 3.02(a), all issued shares of common stock or membership interest, as applicable, of Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo (other than the shares of common stock or membership interests, as applicable, issued pursuant to Section 3.02(a)) will automatically be canceled and retired and will be converted into the right to receive such number of shares of SpinCo Common Stock equal to the Share Number (the “Merger Consideration”). Dispatch, as a record holder of shares of common stock and membership interests, as applicable, of Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Agreement.

3.03    Effects of The Second-Step Mergers on the Shares of the Constituent Companies. At the Second-Step Mergers Effective Time, by virtue of the Second-Step Mergers and without any action on the part of the Parties, each share of common stock or membership interest, as applicable, of Dispatch Crude HoldCo, Dispatch MR Holdco and Dispatch ManagementCo, respectively, will be cancelled and retired and will cease to exist, and no consideration will be delivered therefor, and each membership interest of Merger Sub 4 issued and outstanding before the Second-Step Mergers Effective Time will be converted into and will become one newly issued, fully paid and non-assessable membership interest in Merger Sub 4.

3.04    Exchange of Certificates. The Merger Consideration issuable by SpinCo in the First-Step Mergers will be validly issued, fully paid and non-assessable and will be registered in the name of Dispatch (or, if requested by Dispatch, in the name of the relevant Dispatch Designees) by book entry in an account or accounts with SpinCo’s transfer agent.

3.05    No Further Ownership Rights. The Merger Consideration issued and delivered in accordance with this Article III upon conversion of any shares of common stock or membership interest, as applicable, of Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares or membership interests.

3.06    No Fractional Shares. (a) No certificates or scrip representing fractional shares of SpinCo Common Stock will be issued pursuant to this Article III.

(b)    Fractional shares of SpinCo Common Stock that would otherwise be allocable to any former holders of shares of common stock or membership interest, as applicable, of Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo will be aggregated, and SpinCo will cause the whole shares obtained thereby to be sold in the open market promptly and in no case later than 120 calendar days after the issuance of shares of SpinCo Common Stock. SpinCo will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders entitled to receive such cash. Payment of cash in lieu of fractional shares of SpinCo Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to SpinCo of issuing fractional shares of SpinCo Common Stock and will not represent separately bargained-for consideration. None of Citadel, SpinCo or their respective transfer agents will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.06(b). None of Citadel, SpinCo or their respective transfer agents will be required to pay any interest on the proceeds from the sale of fractional shares.

3.07    Post-Mergers Steps; Disclaimer. (a) Dispatch will liquidate pursuant to a plan of liquidation.

(b)    Following the Closing, Merger Sub 4 will distribute all of the membership interests of FinCo to its sole member, SpinCo, and FinCo will then merge into SpinCo, with SpinCo surviving pursuant to a short-form merger under Applicable Law.

(c)    Following the Closing, Dispatch will as promptly as practicable change its name to exclude any reference to “Diamond S.”

(d)    Dispatch acknowledges and agrees that neither the Citadel Parties nor any member of the Citadel Group nor any member of the SpinCo Group nor any of their respective directors, officers, representatives and agents will have any liability whatsoever, and Dispatch will indemnify and hold harmless all such Persons for any claims, actual or threatened, with respect to any distribution and allocation of (i) the Merger Consideration or (ii) shares of SpinCo Common Stock issuable upon conversion of the Merger Consideration to and among the Dispatch Designees and with respect to any incentive units that Dispatch may have issued to employees of the Dispatch Group or other Persons. Dispatch will use its reasonable best efforts to cause the Dispatch Designees to agree to the same on or prior to any distribution of the Merger Consideration and/or shares of SpinCo Common Stock issuable upon conversion of the Merger Consideration to the Dispatch Designees.

IV.    CLOSING

4.01    Closing of the Transactions. (a) On the terms and subject to the conditions set forth in this Agreement, the consummation of the Transactions (the “Closing”) will take place remotely by the electronic exchange of documents in the order set forth in this Agreement.

(b)    The Closing will occur on the same day as the Spin-Off Date. The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred as of 11:59:59 p.m. local time on the Closing Date.

(c)    The “Lockbox Date” will be 11:59 p.m. local time on a date agreed to by Citadel and Dispatch; provided, however, that, if they fail so to agree, the Lockbox Date will be 11:59 p.m. local time on the last day of the month in which the Form 10 becomes effective, but not earlier than December 31, 2018.

(d)    The Parties will work together in good faith to seek to cause the conditions set forth in Sections 8.01, 8.02, 8.03 and 8.04 (other than those that by their terms are to be satisfied at the Closing) to be satisfied, and for the Closing to occur, on or prior to January 31, 2019.

(e)    At Closing, the Parties will cause the Transactions to be consummated and intend that none of the Transactions will become effective unless all of the Transactions become effective.

(f)    On the terms and subject to the conditions set forth in this Agreement, each Party will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable that are required to be taken by it to consummate and make effective the Restructuring immediately prior the Spin-Off Effective Time.

(g)    On the terms and subject to the conditions set forth in this Agreement, the Spin-Off Effective Time will be 10 a.m., Eastern Standard Time, on the Closing Date or such other time as the Parties may agree.

(h)    On the terms and subject to the conditions set forth in this Agreement, each Party shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable that are required to be taken by it to consummate and make effective the Mergers immediately after the Spin-Off Effective Time. In furtherance of the foregoing, SpinCo will file or cause to be filed the Certificates of Mergers in accordance with, and containing such information as is required by, the relevant provisions of Marshall Islands Law, with the Registrar of Corporations of the Republic of the Marshall Islands.

4.02    Deliveries by the Citadel Parties at the Closing. At or prior to the Closing, Citadel will deliver, or will cause its appropriate Subsidiaries to deliver, all of the following to the Dispatch Parties (or designees thereof):

(a)    the Transfer Documents as described in Section 1.09 and Section 1.10;

(b)    the Transitional Agreements to which Citadel or any other member of the Citadel Group is a party, duly executed by the members of the Citadel Group party thereto;

(c)    evidence of the issuance of the Merger Consideration;

(d)    resignations (or evidence of removal) of each of the individuals who serve as an officer or director or nominee director of members of the SpinCo Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the SpinCo Group after the Closing Date and that are directors or officers of any member of the SpinCo Group, to the extent requested by Dispatch, in each case effective as of the Mergers Effective Time; and

(e)    the certificate contemplated by Section 8.02(d).

4.03    Deliveries by the Dispatch Parties at the Closing. At or prior to the Closing, Dispatch will deliver, or will cause its Subsidiaries and, in respect of the Resale and Registration Rights Agreement, the Specified Shareholders to deliver, as applicable, to Citadel all of the following instruments:

(a)    the Transitional Agreements to which Dispatch or any other member of the Dispatch Group is a party, duly executed by Dispatch or such other member of the Dispatch Group party thereto;

(b)    the Resale and Registration Rights Agreement to which any of the Specified Shareholders is a party, duly executed by such Specified Shareholder party thereto; and

(c)    the certificate contemplated by Section 8.03(f).

V.    REPRESENTATIONS AND WARRANTIES OF DISPATCH

Dispatch hereby represents and warrants to Citadel that, except as set forth in the applicable section or subsection of the Dispatch Disclosure Letter (interpreted as contemplated by Section 11.13) and as provided in Section 5.20:

5.01    Due Organization, Good Standing and Corporate Power. (a) Each of Dispatch and its Subsidiaries is a partnership, corporation or other limited liability entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Dispatch and its Subsidiaries has the requisite limited partnership, corporate or other limited liability entity power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement or the Transitional Agreements to which it is, or will be, a party and to consummate the Transactions or the transactions contemplated by the Transitional Agreements. Each of Dispatch and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect.

(b)    As of immediately prior to the Mergers Effective Time, all of the outstanding shares of common stock or limited liability company interests, as applicable, of Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo are and will be owned directly by Dispatch, free and clear of any Security Interest other than Permitted Encumbrances. The entire Dispatch Business is held and conducted through Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo, and no Dispatch Asset (other than Equity Interests in Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo) is held by Dispatch directly or through a Subsidiary holding Equity Interests in Dispatch Crude HoldCo, Dispatch MR HoldCo and/or Dispatch ManagementCo. All outstanding shares of common stock or limited liability company interests, as applicable, of Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo are duly authorized, validly issued, fully paid and nonassessable (except as provided in the limited liability company agreement of Dispatch ManagementCo and except as provided in Sections 20, 31, 40 and 49 of the Marshall Islands Limited Liability Company Act of 1996). As of the Mergers Effective Time, except as provided herein, there will be no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Dispatch Crude HoldCo common stock, Dispatch MR HoldCo common stock, Dispatch ManagementCo common stock or any capital stock equivalent or other nominal interest in Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo or any of their respective Subsidiaries (collectively, “Dispatch Equity Interests”) pursuant to which Dispatch Crude HoldCo, Dispatch MR HoldCo, Dispatch ManagementCo or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Dispatch Equity Interests. There are no outstanding obligations of Dispatch Crude HoldCo, Dispatch MR HoldCo or Dispatch ManagementCo to repurchase, redeem or otherwise acquire any outstanding securities of Dispatch Equity Interests. Each of Dispatch Crude HoldCo and Dispatch MR HoldCo has 1,000,000 registered shares of common stock authorized to be issued, and 100 of such shares of common stock are issued and outstanding. All of such issued and outstanding shares of common stock of each of Dispatch Crude HoldCo and Dispatch MR HoldCo are entitled to vote on this Agreement and the First-Step Mergers and the Second-Step Mergers.

5.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Transitional Agreements by each of Dispatch, Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo (each, a “Dispatch Party” and, collectively, the “Dispatch Parties”) and the consummation by the Dispatch Parties of the Transactions have been duly authorized and approved and no other partnership, corporate or shareholder action on the part of any of them is necessary to authorize the execution, delivery and performance of this Agreement and the Transitional Agreements to which any of them are, or will be at the Closing Date, a party, or the consummation of the Transactions. This Agreement and the Transitional Agreements to which any Dispatch Party is a party, when executed, will be duly executed and delivered by such Dispatch Party, and, to the extent a Dispatch Party is a party thereto, this Agreement and each such Transitional Agreements is (or when executed will be) a valid and binding obligation of such Dispatch Parties enforceable against such Dispatch Parties in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

5.03    Consents and Approvals; No Violations. Assuming (a) any Governmental Approvals required under any Antitrust Law in the Identified Jurisdictions have been obtained or satisfied (if any), (b) the applicable requirements of the Securities Act and the Exchange Act in respect of the Transactions are met, (c) the requirements under any applicable state securities or blue sky Laws in respect of the Transactions are met, (d) the requirements of the NYSE in respect of the listing of the shares of SpinCo Common Stock to be issued hereunder are met, (e) the filing of the Certificates of Merger and other appropriate merger documents are made in connection with the Mergers as required by Marshall Islands Law, the execution and delivery of this Agreement and the Transitional Agreements by the Dispatch Parties and the consummation by them of the Transactions do not and will not (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Dispatch or any of its Subsidiaries or by which any of their respective properties or assets as of the Closing Date may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Dispatch Material Contract, excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to have a Dispatch Material Adverse Effect and (y) any Security Interests created in connection with the Dispatch

Credit Facilities. Section 5.03 of the Dispatch Disclosure Letter sets forth a correct and complete list of Dispatch Material Contracts pursuant to which consents or waivers are required prior to consummation of the Transactions (whether or not subject to the exclusion set forth in clause (y) above with respect to clause (iv) above).

5.04    Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Dispatch Material Adverse Effect, Dispatch’s business as currently conducted by Dispatch and its Subsidiaries does not, and, assuming the consents set forth on Section 5.04 of the Dispatch Disclosure Letter are obtained, Dispatch’s business immediately following the Closing will not, infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any Third Party.

5.05    Litigation. As of the date of this Agreement, there are no Actions in respect of which Dispatch or any of its Subsidiaries has been duly served with a complaint or otherwise given written notice (or to the Knowledge of Dispatch, oral notice) that are pending against Dispatch or any of its Subsidiaries or, to the Knowledge of Dispatch, threatened against Dispatch or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority, that have had or would reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect. As of the date of this Agreement, neither Dispatch nor any of its Subsidiaries is subject to any Order applicable to the Dispatch Group or any of its Subsidiaries, other than any Order generally applicable to the businesses in which Dispatch and its Subsidiaries operate, that has or would reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect. Notwithstanding anything contained in this Section 5.05, no representation or warranty shall be deemed to be made in this Section 5.05 in respect of general matters of compliance with Laws, employee and employee benefits, Taxes and environmental matters, which are the subject of the representations and warranties made only in Section 5.06, Section 5.08, Section 5.10 and Section 5.16, respectively. Subject to the foregoing sentence, the only representations and warranties of Dispatch in this Agreement relating to any litigation are those set forth in this Section 5.05.

5.06    Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have a Dispatch Material Adverse Effect, Dispatch and its Subsidiaries are conducting and have conducted their respective businesses in compliance with all applicable Laws. None of the Governmental Approvals required for the continued conduct of Dispatch’s business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions or the transactions contemplated by the Transitional Agreements, except as has not been and would not reasonably be expected to have a Dispatch Material Adverse Effect.

(b)    Since January 1, 2014, Dispatch and its Subsidiaries have at all times conducted all export transactions of the Dispatch Group in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the

United States Export Administration Act, Export Administration Regulations and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, and (iv) all applicable sanctions, export and import controls of other countries in which the Dispatch Group are conducting business (the statutes, executive orders, regulations, sanctions and controls mentioned in this sentence, collectively, the “Trade Regulations”). None of Dispatch or any of its Subsidiaries have been, from January 1, 2014 to the date of this Agreement, and as of the date of this Agreement are not, the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Authority pertaining to any Trade Regulation, nor are there any pending internal investigations by Dispatch or any of its Subsidiaries pertaining to any Trade Regulation as of the date of this Agreement. None of Dispatch or any of its Subsidiaries is designated as of the date of this Agreement as a sanctioned party or a target of sanctions under any Laws administered by OFAC or under any other Trade Regulation administered by any other Governmental Authority, nor is Dispatch or any of its Subsidiaries owned 50% or more by a Person that is so designated. None of Dispatch nor any of its Subsidiaries, or any of their respective directors, officers or employees is located, organized or resident in a country or region that is the subject of comprehensive OFAC sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine). None of Dispatch nor any of its Subsidiaries is or has been, at any applicable time, engaged in any business activity that is sanctionable under U.S. “secondary sanctions” administered by OFAC and/or the U.S. Department of State.

(c)    Since January 1, 2014, Dispatch and its Subsidiaries, and their respective directors, officers, employees, independent contractors, consultants, agents and other representatives, solely with respect to the operation of the Dispatch Business, are, and since January 1, 2014 to the date of this Agreement, have been, in all material respects in compliance with all Anti-Bribery Laws.

(d)    Dispatch and its Subsidiaries and, to the Knowledge of Dispatch, its Affiliates have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Trade Regulations and Anti-Bribery Laws and, to the Knowledge of Dispatch, there has not from January 1, 2014 to the date of this Agreement been any material breach of such policies or procedures. Dispatch and its Subsidiaries and, to the Knowledge of Dispatch, its Affiliates have instituted and maintain, and at all times since January 1, 2014 have maintained, books and records which in reasonable detail fairly reflect the transactions and dispositions of the Dispatch Group as required by any Anti-Bribery Laws applicable to any member of the Dispatch Group.

(e)    Notwithstanding anything contained in this Section 5.06, no representation or warranty shall be deemed to be made in this Section 5.06 in respect of litigation, employee and employee benefits, Taxes and environmental matters, which are the subject of the representations and warranties made only in Section 5.05, Section 5.08, Section 5.10 and Section 5.16, respectively. Subject to the foregoing sentence, the only representations and warranties of Dispatch in this Agreement relating to compliance with Laws are those set forth in this Section 5.06.

5.07    Contracts. (a) Section 5.07(a) of the Dispatch Disclosure Letter contains a list of each Contract to which any of the Dispatch Parties or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Dispatch Material Contracts”):

(i)    a Contract containing covenants binding upon Dispatch or its Subsidiaries that restrict during any period of time the ability of Dispatch or any of its Subsidiaries to compete or engage in any business or geographic area;

(ii)    a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Dispatch and its Subsidiaries with respect to any material goods or services purchased or sold by Dispatch or its Subsidiaries and that would bind SpinCo or any of its Affiliates (including the SpinCo Entities) following the Closing Date;

(iii)    a lease, sublease or similar Contract with any Person under which Dispatch or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any interest in real property;

(iv)    a lease, sublease or similar Contract with any Person under which (A) Dispatch or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Dispatch or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Dispatch or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $500,000 in any calendar year and is not terminable by Dispatch or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $500,000;

(v)    a license or sublicense or other Contract under which Dispatch or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use any material Intellectual Property used or held for use in the business currently conducted by Dispatch other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(vi)    a Contract for the sale of any member of the Dispatch Group or material Dispatch Asset or collection of Dispatch Assets that would reasonably be expected to be material to Dispatch’s business in the aggregate;

(vii)    a Contract involving the payment of more than $500,000 in 2018 or would reasonably be expected to provide for the purchase of more than $500,000 in the aggregate in respect of Dispatch’s business, in 2019 or any future year that is not terminable at will by Dispatch or any of its Subsidiaries (or by the SpinCo Group following the Closing Date) on less than 60 days’ notice without penalty;

(viii)    a Time Charter;

(ix)    a Contract relating to any Indebtedness of any member of the Dispatch Group to a Third Party;

(x)    a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Dispatch Group or (B) the Dispatch Group has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(xi)    a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Dispatch Group that would materially and adversely impact the business currently being conducted by the Dispatch Group at or following the Closing Date;

(xii)    a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration;

(xiii)    any Contract requiring material capital expenditures;

(xiv)    any other Contract not made in the Ordinary Course that is material to the business currently being conducted by the Dispatch Group; and

(xv)    any currency, interest rate or other hedge, swap or other derivative Contract.

(b)    Each Dispatch Material Contract is valid, binding and in full force and effect and is enforceable by and against Dispatch or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the business currently being conducted by the Dispatch Group. Each of Dispatch and its Subsidiaries has performed all obligations required to be performed by it to date under the Dispatch Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Dispatch, no other party to any Dispatch Material Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect.

(c)    Dispatch has made available to Citadel a true and correct copy of each Dispatch Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof).

5.08    Employees and Employee Benefits. (a)(i) The Dispatch Group is neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other material labor-related Contracts with any labor union, labor organization or other Person representing any employee or group of employees of any member of the Dispatch Group (“Dispatch Employee”), (ii) there are no labor agreements, collective bargaining agreements or any other material labor-related Contracts that pertain to any Dispatch Employees, and (iii) no Dispatch Employees are represented by any labor organization with respect to their employment with the Dispatch Group.

(b)    Section 5.08(b) of the Dispatch Disclosure Letter sets forth an accurate and complete list of each material Dispatch Compensation and Benefit Plan.

(c)    Each Dispatch Compensation and Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws.

(d)    Neither Dispatch nor any ERISA Affiliate has in the last six years: (A) contributed (or had any obligation of any sort) to (i) any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 412 of the Code or Section 302 or title IV of ERISA or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA; (B) withdrawn from any “multiemployer plan”; (C) incurred any taxes under Section 4971 of the Code; or (D) participated in a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA).

(e)    Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any Dispatch Employee or (ii) result in the entitlement of any Dispatch Employee or, to the Knowledge of Dispatch, independent contractor or consultant of the Dispatch Group, in either case, to any material severance or termination pay or benefits.

(f)    Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g)    The representations and warranties contained in this Section 5.08 constitute the sole and exclusive representations and warranties of Dispatch relating to any employees and employee benefits.

5.09    Financial Statements; Absence of Changes; Undisclosed Liabilities. (a) Attached as Section 5.09(a) of the Dispatch Disclosure Letter are copies of (i) the audited consolidated financial statements of the Dispatch Business, including the balance sheets as of March 31, 2018 and March 31, 2017, and the income statements and statements of cash flow of the Dispatch for the fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016, together with all related footnotes (collectively, the “Audited Dispatch Financial Statements”) and (ii) the unaudited consolidated balance sheet of Dispatch as of September 30, 2018 and the unaudited consolidated income statements and statement of cash flow of the Dispatch Business as of and for the six-month period ended September 30, 2018 and September 30, 2017 (collectively, the “Unaudited Dispatch Financial Statements” and together with the Audited Dispatch Financial Statements, the “Dispatch Financial Statements”).

(b)    The Dispatch Financial Statements were derived from the books and records of Dispatch and its Subsidiaries and were prepared in accordance with GAAP and any other applicable legal and accounting requirements, consistently applied, as at the dates and for the periods presented (except, in the case of the Unaudited Dispatch Financial Statements, for normal and recurring adjustments), and present fairly in all material respects the financial position and results of operations of Dispatch as at the dates and for the periods presented were prepared (subject, in the case of the Unaudited Dispatch Financial Statements, to normal and recurring adjustments).

(c)    When delivered, the consolidated financial statements of the Dispatch Business referred to in Sections 7.06(c) and (d) will have been derived from the books and records of Dispatch and its Subsidiaries and will have been prepared in accordance with GAAP and any other applicable legal and accounting requirements, consistently applied, as at the dates and for the periods presented (except as may be indicated in the notes thereto and except with respect to unaudited statements for normal and recurring adjustments), and will present fairly in all material respects the consolidated financial position and results of operations of Dispatch as at the dates and for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(d)    All financial information provided by Dispatch for inclusion in the Form 10 will conform in all material respects to the published rules and regulations of the SEC applicable thereto for each of the periods that will be required to be presented in the Form 10.

(e)    Since September 30, 2018, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect.

(f)    Except for such matters as would not be reasonably expected to have a Dispatch Material Adverse Effect, since September 30, 2018, Dispatch and its Subsidiaries have been operated in the Ordinary Course of the Dispatch Group’s business.

(g)    There are no Liabilities of any member of the Dispatch Group other than any such Liabilities (i) that would not be required to be reflected in the Dispatch Financial Statements, (ii) that are specifically reserved against on the Dispatch Financial Statements or referred to in the notes thereto, (iii) that have been incurred since September 30, 2018 in the Ordinary Course of the Dispatch Group’s business, or (iv) have been incurred since September 30, 2018 outside of the Ordinary Course of the Dispatch Group’s business but that are immaterial, taken as a whole.

(h)    Since September 30, 2018, Dispatch and each of its Subsidiaries has not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Citadel’s consent under Section 7.02, except as expressly provided for by this Agreement or any Transitional Agreement.

5.10    Taxes. Except as would not reasonably be expected to have a Dispatch Material Adverse Effect, (a) no Security Interests for Taxes exist (other than Permitted Encumbrances), and no outstanding claims for Taxes have been asserted in writing, with respect to the Dispatch Group, (b) Dispatch and its Subsidiaries have timely filed, taking into account applicable extensions, all material Tax Returns required to be filed by Dispatch and its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (c) Dispatch and its Subsidiaries have paid all Taxes required to be paid by them, (d) all material Taxes required to be withheld in respect of Dispatch and/or its Subsidiaries have been withheld, and to the extent required, have been paid over to the appropriate Governmental Authority, (e) no material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against Dispatch and/or its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn, (f) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material taxes due from Dispatch and/or its Subsidiaries, (g) neither Dispatch nor its Subsidiaries have entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of Dispatch and/or such Subsidiary, and (h) neither Dispatch nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement. The representations and warranties contained in this Section 5.10 constitute the sole and exclusive representations and warranties of Dispatch relating to Taxes.

5.11    Broker’s or Finder’s Fee. Neither Dispatch nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the Transactions contemplated by this Agreement for which Citadel or any of its Affiliates (including, prior to the Spin-Off Effective Time, the SpinCo Entities) could become liable or obligated.

5.12    Title to Properties; Security Interests. Except as would not, individually or in the aggregate, reasonably be expected to have a Dispatch Material Adverse Effect, Dispatch and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in, or valid license or right to use, all Dispatch Assets, in each case as such property is currently being used, subject to no Security Interests other than Permitted Encumbrances.

5.13    Condition of Assets. The Dispatch Assets are in good condition in all material respects, reasonable wear and tear excepted, except as would not materially adversely affect the continued conduct of the business currently being conducted by the Dispatch Group as of the date of this Agreement.

5.14    Information To Be Supplied. The information supplied or to be supplied by Dispatch for inclusion in the Form 10 and the Information Statement to be filed with the Commission will not, in the case of the Form 10, at the time it becomes effective under the Exchange Act, and, in the case of the Information Statement, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in respect of Dispatch or the business conducted by the Dispatch Group.

5.15    Board Approval. (a) No vote or consent from any holders of Equity Interests in Dispatch is necessary to approve and consummate the Transactions, this Agreement or the Transitional Agreements.

(b)    The Board of Directors of each Dispatch Party has, at a meeting duly called and held, by unanimous vote, approved the Transactions, this Agreement and the Transitional Agreements. Dispatch, in its capacity as sole equityholder of each of Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo, has approved the Mergers and the other Transactions in accordance with Marshall Islands Law.

5.16    Environmental Matters. (a) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect:

(i)    Dispatch and each of its Subsidiaries, are, and since September 30, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by Dispatch and each of its Subsidiaries of all Governmental Approvals required pursuant to Environmental Law and compliance with the terms and conditions thereof);

(ii)    there is no Environmental Claim pending or, to the Knowledge of Dispatch, threatened against Dispatch, any of its Subsidiaries or, to the Knowledge of Dispatch, against any Person whose Liability for such Environmental Claims Dispatch or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law;

(iii)    neither Dispatch nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law; and

(iv)    neither Dispatch nor any of its Subsidiaries has Released any Hazardous Materials in a manner that requires remediation or would reasonably be expected to result in Liability under any Environmental Law.

(b)    The representations and warranties contained in this Section 5.16 constitute the sole and exclusive representations and warranties of Dispatch relating to compliance with or Liability under any Environmental Law or Releases of Hazardous Materials.

5.17    The Dispatch Vessels. (a) Each Dispatch Vessel and its equipment on board constitute the material property owned, leased or otherwise used by the relevant Dispatch SPV.

(b)    Exhibit B sets forth each Dispatch SPV and each vessel owned by such Dispatch SPV (each, a “Dispatch Vessel”) as of the date hereof. As of the Closing, each such Dispatch SPV will remain the registered and beneficial owner of each such Dispatch Vessel free from any Security Interest and any third-party rights other than Permitted Encumbrances, Security Interests under Dispatch’s existing credit facilities, as set forth in Section 5.17(b) of the Dispatch Disclosure Letter, and Dispatch Charters existing as of the date of this Agreement or entered into thereafter in accordance with the terms of this Agreement.

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect, the use of the Dispatch Vessels is not, as of the date hereof, and will not be, as of the Closing Date, in contravention of any applicable Law, Orders or official directions (including of any Classification Society) and there is no development that would reasonably be expected to result in contravention of any such Laws, Orders or official directions.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect, there are no written or, to Dispatch’s Knowledge, threatened Actions by any Governmental Authority or any Classification Society in respect of any Dispatch SPV or any Dispatch Vessel, other than set forth in the Dispatch Vessel’s certificates and survey reports made available to Citadel prior to the date hereof.

(e)    Other than the Charters to which it is a party as specified in Exhibit B, as set forth in Section 5.17 of the Dispatch Disclosure Schedule or entered into or done in accordance with this Agreement, no Dispatch SPV has contracted to sell or charter or grant any option over or otherwise dispose of its interest in its Dispatch Vessel.

(f)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect, (i) there has not been any incident on or with respect to any Dispatch Vessel since the date of its Inspection or, with respect to any Dispatch Vessel which has not been inspected, since the date of this Agreement and (ii) the Dispatch Vessels are in substantially the same condition as at the date of their respective Inspection or the date of this Agreement, subject to normal wear and tear.

(g)    Exhibit B sets forth (categorized by type of Dispatch Vessel) a description of each Dispatch Vessel, including its name, owner, Charters attached to it as of the date hereof, its manager, International Maritime Organization (“IMO”) number, flag, official number, date of registry, type, date of keel laid, date of delivery, shipbuilder, length, breadth, depth, capacity (dwt), gross tonnage, net tonnage, class and notation from Classification Society. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Dispatch Material Adverse Effect, (i) each Dispatch Vessel (A) is duly registered under the flag set forth in Exhibit B, (B) is seaworthy, (C) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Dispatch Vessel in the trades and geographic areas in which it is operated, and (D) has been classed by a Classification Society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations, and (ii) no event has occurred and no condition exists that would cause any Dispatch Vessel’s Classification Society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Dispatch Vessel’s Classification Society.

(h)    As of the date hereof, each Dispatch Vessel (i) is free of significant damage affecting its class, (ii) has all classification trading and statutory certificates and national certificates, as well as other certificates, plans and technical documentation, and (iii) is supplied with spare parts at levels consistent with operational needs reasonably determined based on the normal course of operations of such Dispatch Vessels and such spare parts are usable in the Ordinary Course in all material respects.

(i)    Each Dispatch Vessel has as of the date hereof and will have as of the Closing, whether on board, on shore or on order, all spare parts and equipment relating to such Dispatch Vessel at the time of the Inspection or in the case of any Dispatch Vessel which was not inspected, since the date of this Agreement, except such items as are used in the Ordinary Course during the period between the Inspection or, as the case may be, the date of this Agreement and Closing.

5.18    Securities Law Matters. (a) Dispatch acknowledges (on behalf of itself and each of the Dispatch Designees) that (i) the shares of SpinCo Common Stock issuable in the Mergers have not been registered under the Securities Act or under any state securities Laws and (ii) such shares of SpinCo Common Stock are “restricted securities” as that term is defined by Rule 144(a)(3) under the Securities Act and under applicable state securities Laws and that, pursuant to such Laws, each of Dispatch and the Dispatch Designees must hold such shares of SpinCo Common Stock until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and, other than as may be set forth in any Contract between SpinCo and any of its shareholders, SpinCo has no obligation to register or qualify such shares for resale.

(b)    Dispatch (i) acknowledges it or any Dispatch Designee is acquiring the shares of SpinCo Common Stock issuable in the Mergers pursuant to available exemptions from registration under the Securities Act solely for investment with no present intention to distribute any such shares of SpinCo Common Stock to any Person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any such shares of SpinCo Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) is an Accredited Investor, and (iv) (x) has had access to and has received such financial and other information regarding SpinCo and SpinCo Common Stock, as applicable, that it deems necessary to make an informed investment decision regarding such shares of SpinCo Common Stock and (y) can bear the economic risk of an investment in such shares of SpinCo Common Stock indefinitely. Dispatch will have obtained investor questionnaires (each, an “Investor Questionnaire”) from each of the Dispatch Designees, which questionnaires will contain acknowledgements with respect to the matters covered in this Section 5.18 and written representations from each such Dispatch Designee to the effect that that such Dispatch Designee is an Accredited Investor and that the preceding representations and warranties in this Section 5.18(b) are otherwise true, complete and correct with respect to such Dispatch Designee.

(c)    Dispatch acknowledges (on behalf of itself and the Dispatch Designees) that the shares of SpinCo Common Stock issuable in the Mergers, if certificated, will bear the following legends (in addition to any legend required under applicable state securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

5.19    Commitment Letters. (a) Attached hereto as Exhibit G are true and complete fully executed copies of the commitment letter and related syndication and fee letters (collectively, the “Commitment Letters”) pursuant to which the lenders named therein have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing set forth therein (the “FinCo Financing”). As of the date of this Agreement, there are no other agreements, side letters or arrangements to which Dispatch or any of its Affiliates is a party with any bank party to the Commitment Letters that would reasonably be expected to adversely affect the availability of the FinCo Financing. References to “FinCo Financing” will include the financing contemplated by the Commitment Letters as permitted by this Agreement to be amended or modified, or replaced by any Alternative Financing, and references to “Commitment Letters” will include the financing arrangements contemplated thereby or such documents as permitted by this Agreement to be amended or modified, or replaced by any Alternative Financing, in each case from and after such amendment, modification or replacement.

(b)    As of the date of this Agreement, none of the Commitment Letters has been amended or modified, and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded. Assuming (i) the accuracy of the representations and warranties of Citadel contained in this Agreement, (ii) the performance by Citadel and each of its Subsidiaries of its obligations under this Agreement and (iii) the absence of decline in the fair market value of the Vessels to be pledged as collateral under the FinCo Financing from the fair market value of such Vessels assumed in the Commitment Letters, the aggregate proceeds contemplated by the Commitment Letters, when taken together with available cash on hand, will not be less than the aggregate amount equal to at least the sum of (i) $309.0 million, (ii) the Citadel Transaction Expenses and (iii) all fees and expenses required to be paid by FinCo and its Affiliates related to the FinCo Financing and the consummation of the Transactions. The FinCo Financing is not subject to any conditions precedent or other contingencies other than as set forth in the Commitment Letters and, as of the date hereof, the Commitment Letters are (A) in full force and effect and no breach of any term of, or default under, any such Commitment Letter exists and (B) the legal, valid, binding and enforceable obligations of the FinCo and, to the Knowledge of Dispatch, each of the other parties thereto, in each case subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.20    No Other Representations or Warranties; Disclaimer; Acknowledgement by Dispatch. Except for the representations and warranties of Dispatch expressly set forth in this Article V and in the Transitional Agreements, neither Dispatch nor any other Person makes any other express or implied representation or warranty on behalf of Dispatch or any of its Subsidiaries with respect to Dispatch, its Subsidiaries, the Dispatch Assets, the business conducted by the Dispatch Group or the Transactions or the accuracy or completeness of the information concerning the business conducted by the Dispatch Group provided by Dispatch or any of its Subsidiaries. The representations and warranties made in this Agreement and the Transitional Agreements with respect to Dispatch, its Subsidiaries, the Dispatch Assets, the business conducted by the Dispatch Group and the Transactions are in lieu of all other representations and warranties of Dispatch and its Subsidiaries might have given Citadel, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Citadel, on its own behalf and on behalf of its respective Subsidiaries and Affiliates, acknowledges that all other warranties that Dispatch and its Subsidiaries (including after the Closing, any member of the SpinCo Group) gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Dispatch, its Subsidiaries, the Dispatch Assets, the business conducted by the Dispatch Group, are hereby expressly excluded. Citadel, on its own behalf and on behalf of its respective Subsidiaries and Affiliates, acknowledges that, except as provided herein, neither Dispatch nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Citadel or any other Person acting on its behalf resulting from the distribution in written or oral communication to Citadel, or use by Citadel of, any information, documents, projections, forecasts or other material made available to Citadel, confidential information memoranda or management interviews and presentations in expectation of the Transactions. In addition, Citadel will not have any right, action or claim, and Citadel hereby waives any right, action or claim, on the basis of an alleged breach of any representation and warranty set forth in this Article V if (i) the subject matter of the alleged breach is covered by another representation and warranty which is more specific as to such subject matter than the representation and warranty alleged to have been breached and (ii) there has been no breach of such more specific representation and warranty as regards such matter. For the avoidance of doubt, except as set forth in the immediately preceding sentence, this Section 5.20 will not have any effect on any representation or warranty made by Dispatch or any member of the Dispatch Group in this Agreement or any Transitional Agreement.

VI.    REPRESENTATIONS AND WARRANTIES OF CITADEL

Citadel hereby represents and warrants to Dispatch that, except as (i) set forth in the applicable section or subsection of the Citadel Disclosure Letter (interpreted as contemplated by Section 11.13) or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Citadel and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature) and as provided in Section 6.20 as follows:

6.01    Due Organization, Good Standing and Partnership/Corporate Power. Each of Citadel, SpinCo and the Merger Subs (each, a “Citadel Party” and, collectively, the “Citadel Parties”) and each of their respective Subsidiaries is a partnership, corporation or other limited liability entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has the requisite limited partnership, corporate or other limited liability entity power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement or the Transitional Agreements to which it is, or will be, a party and to consummate the Transactions or the transactions contemplated by the Transitional Agreements. Each Citadel Party and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect.

6.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Transitional Agreements by the Citadel Parties, and the consummation by the Citadel Parties of the Transactions have been duly authorized and approved by the Board of Directors of Citadel and the Citadel GP (and this

Agreement has been adopted by Citadel as the sole shareholder of SpinCo and by SpinCo as the sole shareholder or equityholder of each of the Merger Subs), and no other partnership, corporate or shareholder action on the part of any Citadel Party is necessary to authorize the execution, delivery and performance of this Agreement and the Transitional Agreements to which it is or will be at or prior to the Closing Date, a party, or the consummation of the Transactions. This Agreement and the Transitional Agreements to which any Citadel Party is a party, when executed, will be duly executed and delivered by such Citadel Party, and, to the extent a Citadel Party is a party thereto, this Agreement and each such Transitional Agreement is (or when executed will be) a valid and binding obligation of such Citadel Party enforceable against such Citadel Party in accordance with its terms, subject to the Enforceability Exception.

6.03    Consents and Approvals; No Violations. Assuming that (a) any Governmental Approvals required under any Antitrust Law have been obtained or satisfied (if any), (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of SpinCo Common Stock to be issued hereunder are met, (e) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by applicable Law, and the filing of the SpinCo Certificate with the Registrar of Corporations of the Republic of the Marshall Islands are made, (f) the Citadel Refinancing is effective and (g) the Class B Units are redeemed in accordance with the Citadel Class B Unitholder Consent (prior to the Spinoff), the execution and delivery of this Agreement and the Transitional Agreements by the Citadel Parties and the consummation by the Citadel Parties of the Transactions do not and will not (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents) of Citadel or any member of the SpinCo Group, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Citadel or any member of the SpinCo Group or by which any of its or their properties or assets as of the Closing Date may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any member of the SpinCo Group is a party, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to be have a SpinCo Business Material Adverse Effect. Section 6.03 of the Citadel Disclosure Letter sets forth a correct and complete list of Citadel Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exclusion set forth with respect to clause (iv) above).

6.04    Capital Structure. (a) On the date of this Agreement and immediately prior to the Spin-Off, all of the outstanding shares of SpinCo Common Stock are and will be owned directly by Citadel free and clear of any Security Interest other than (x)

Permitted Encumbrances and (y) Security Interests to be released in the Recapitalization. All outstanding shares of SpinCo Common Stock are, and all such shares of SpinCo Common Stock that may be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable. As of the Spin-Off Effective Time, except as provided herein, there will be no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to SpinCo Common Stock or any capital stock equivalent or other nominal interest in SpinCo or any of its Subsidiaries which relate to SpinCo (collectively, “SpinCo Equity Interests”) pursuant to which SpinCo or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any SpinCo Equity Interests. There are no outstanding obligations of SpinCo to repurchase, redeem or otherwise acquire any outstanding securities of SpinCo Equity Interests. Each of Merger Sub 1 and Merger Sub 2 has 500 shares of common stock authorized to be issued, and 500 of such shares of common stock are issued and outstanding. All of such issued and outstanding shares of common stock of each of Merger Sub 1 and Merger Sub 2 are entitled to vote on this Agreement and the First-Step Mergers.

(b)    Immediately prior to commencing the Restructuring, SpinCo will have no Assets, other than the capital contribution with which such entity was incorporated and the issued stock and membership interests of the Merger Subs, and no Liabilities, other than de minimis Liabilities arising under or in connection with its incorporation and Liabilities arising under or in connection with this Agreement or any other Transitional Agreement to which SpinCo is or will be a party as contemplated hereby.

(c)    As of the date hereof, Citadel has 127,246,692 common units outstanding. As of the date hereof and the Closing, other than under the terms of the Citadel Class B Units, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Citadel partnership units or any partnership unit equivalent or other nominal interest in Citadel (collectively, “Citadel Equity Interests”) pursuant to which Citadel is or may become obligated to issue partnership units or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Citadel Equity Interests. On or prior to the Closing, Citadel will redeem the Citadel Class B Units pursuant to the Citadel Class B Unitholder Consent.

6.05    Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Business Material Adverse Effect, the SpinCo Business as currently conducted by Citadel and its Subsidiaries does not, and, assuming the Consents set forth on Section 6.05 of the Citadel Disclosure Letter are obtained, the SpinCo Business immediately following the Closing will not, infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any Third Party.

6.06    Broker’s or Finder’s Fee. Neither Citadel nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the Transactions for which Dispatch or any of its Subsidiaries (including the SpinCo Entities) could become liable or obligated.

6.07    Litigation. As of the date of this Agreement, there are no Actions in respect of which Citadel or any of its Subsidiaries has been duly served with a complaint or otherwise given written notice (or to the Knowledge of Citadel, oral notice) that are pending against Citadel or any of its Subsidiaries or, to the Knowledge of Citadel, threatened against a Citadel Party (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect. As of the date of this Agreement, neither Citadel nor any of its Subsidiaries is subject to any Order applicable to Citadel or its Subsidiaries, other than any Order generally applicable to the business in which the Citadel Parties operate, that has or would reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect. Notwithstanding anything contained in this Section 6.07, no representation or warranty shall be deemed to be made in this Section 6.07 in respect of general matters of compliance with Laws, employee and employee benefits, Taxes and environmental matters, which are the subject of the representations and warranties made only in Section 6.08, Section 6.10, Section 6.12 and Section 6.18, respectively. Subject to the foregoing sentence, the only representations and warranties of Citadel in this Agreement relating to any litigation are those set forth in this Section 6.07.

6.08    Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have a SpinCo Business Material Adverse Effect, Citadel and its Subsidiaries are conducting and have conducted their respective businesses in compliance with all applicable Laws. None of the Governmental Approvals required for the continued conduct of Citadel’s business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions or the transactions contemplated by the Transitional Agreements, except as has not been and would not reasonably be expected to have a SpinCo Business Material Adverse Effect.

(b)    Since January 1, 2014, Citadel and its Subsidiaries have at all times conducted all export transactions of the Citadel Group in all material respects in accordance with Trade Regulations. None of Citadel or any of its Subsidiaries have been, since January 1, 2014 to the date of this Agreement, and as of the date of this Agreement are not, the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Authority pertaining to any Trade Regulation, nor are there any pending internal investigations by Citadel or any of its Subsidiaries pertaining to any Trade Regulation as of the date of this Agreement. None of Citadel or any of its Subsidiaries is designated as of the date of this Agreement as a sanctioned party or a target of sanctions under any Laws administered by OFAC or under any other Trade Regulation administered by any other Governmental Authority, nor is Citadel or any of its Subsidiaries owned 50% or more by a Person that is so designated. None of Citadel nor any of its Subsidiaries, or any of their respective directors, officers or employees is located, organized or resident in a country or region that is the subject of comprehensive OFAC sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine). None of Citadel nor any of its Subsidiaries is or has been, at any applicable time, engaged in any business activity that is sanctionable under U.S. “secondary sanctions” administered by OFAC and/or the U.S. Department of State.

(c)    Since January 1, 2014 to the date of this Agreement, Citadel and its Subsidiaries, and their respective directors, officers, employees, independent contractors, consultants, agents and other representatives, solely with respect to the operation of the Citadel Business, are, and since January 1, 2014, have been, in all material respects in compliance with all Anti-Bribery Laws.

(d)    Citadel and its Subsidiaries and, to the Knowledge of Citadel, its Affiliates have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Trade Regulations and Anti-Bribery Laws and, to the Knowledge of Citadel, there has not since January 1, 2014 to the date of this Agreement been any material breach of such policies or procedures. Citadel and its Subsidiaries and, to the Knowledge of Citadel, its Affiliates have instituted and maintain, and at all times since January 1, 2014 to the date of this Agreement have maintained, books and records which in reasonable detail fairly reflect the transactions and dispositions of the Citadel Group as required by any Anti-Bribery Laws applicable to any member of the Citadel Group.

(e)    Notwithstanding anything contained in this Section 6.08, no representation or warranty shall be deemed to be made in this Section 6.08 in respect of litigation, employee and employee benefits, Taxes and environmental matters, which are the subject of the representations and warranties made only in Section 6.07, Section 6.10, Section 6.12 and Section 6.18, respectively. Subject to the foregoing sentence, the only representations and warranties of Citadel in this Agreement relating to compliance with Laws are those set forth in this Section 6.08.

6.09    Contracts. (a) Section 6.09(a) of the Citadel Disclosure Letter contains a list of each Contract to which Citadel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “SpinCo Contract”) that is in effect as of the date of this Agreement and that falls in one or more of the following categories and that will be binding on any SpinCo Entity after the Closing or which pertains to any of the SpinCo Vessels (collectively, whether or not scheduled, the “SpinCo Material Contracts”):

(i)    a Contract containing covenants that restrict during any period of time the ability of Citadel or any of its Subsidiaries to compete or engage in any business or geographic area;

(ii)    a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party with respect to any material goods or services purchased or sold by or other activity of Citadel or its Subsidiaries;

(iii)    a lease, sublease or similar Contract with any Person under which Citadel or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any interest in real property;

(iv)    a lease, sublease or similar Contract with any Person under which (A) Citadel or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Citadel or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Citadel or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $500,000 in any calendar year and is not terminable by Citadel or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $1,000,000;

(v)    a license or sublicense or other Contract under which Citadel or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use any material Intellectual Property used or held for use in the SpinCo Group’s business other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(vi)    a Contract for the sale of SpinCo or any of its Subsidiaries or a SpinCo Vessel or other material asset or collection of assets that are material to the SpinCo Group in the aggregate;

(vii)    a Contract involving the payment of more than $500,000 in 2018 or would reasonably be expected to provide for the purchase of more than $500,000 in the aggregate in respect of the SpinCo Business in 2019 or any future year that is not terminable at will by Citadel or any of its Subsidiaries on less than 60 days’ notice without penalty;

(viii)    a Time Charter;

(ix)    a Contract relating to any Indebtedness of any member of the SpinCo Group to a Third Party;

(x)    a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of Citadel or any of its Subsidiaries or the SpinCo Business or (B) Citadel or any of its Subsidiaries or the SpinCo Business has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(xi)    a material settlement or compromise of any suit, claim, proceeding or dispute relating to the SpinCo Business or Citadel or any of its Subsidiaries that would materially and adversely impact Citadel or any of its Subsidiaries at or following the Closing Date;

(xii)    any Contract requiring material capital expenditures;

(xiii)    a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration;

(xiv)    any other Contract not made in the Ordinary Course of the SpinCo Group’s business that is material to Citadel and its Subsidiaries;

(xv)    any currency, interest rate or other hedge, swap or other derivative Contract; and

(xvi)    a Contract that constitutes a “Material Contract” of Citadel as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Commission.

(b)    Each SpinCo Material Contract is valid, binding and in full force and effect and is enforceable by and against Citadel or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the business currently being conducted by Citadel and its Subsidiaries. Each of Citadel and its Subsidiaries has performed all obligations required to be performed by it to date under the SpinCo Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Citadel, no other party to any SpinCo Material Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect.

(c)    Citadel has made available to Dispatch a true and correct copy of each SpinCo Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof).

6.10    Employees and Employee Benefits. (a) No SpinCo Entity (i) has any employees, (ii) has retained any independent contractors and (iii) has any Compensation and Benefit Plan that is sponsored or maintained by any member of the SpinCo Group.

(b)    Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any employee of Citadel or (ii) result in the entitlement of any employee of Citadel or, to the Knowledge of Citadel, independent contractor or consultant of Citadel, in either case, to any material severance or termination pay or benefits.

(c)    The representations and warranties contained in this Section 6.10 constitute the sole and exclusive representations and warranties of Citadel relating to any employees and employee benefits.

6.11    Citadel SEC Filings; Financial Statements; Absence of Changes; Undisclosed Liabilities. (a) To the extent relevant to the SpinCo Business, the Citadel SEC Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Attached as Section 6.11(b) of the Citadel Disclosure Letter are copies of the following: balance sheets, statements of income, statements of changes in equity and statements of cash flows with respect to the SpinCo Business on an aggregate basis, each unaudited and with any footnotes in draft format, as of and for the fiscal years ended December 31, 2017, 2016 and 2015 and the unaudited consolidated balance sheet as of September 30, 2018 and the related consolidated statements of income, statements of changes in equity and consolidated statements of cash flows as of and for the nine months ended September 30, 2018 and 2017, each unaudited and with any footnotes in draft format (collectively, the “Draft SpinCo Financial Statements”). The Draft SpinCo Financial Statements were derived from the books and records of Citadel and its Subsidiaries and were prepared in accordance with GAAP and any other applicable legal and accounting requirements, consistently applied, as at the dates and for the periods presented (except as may be indicated in the notes thereto and except with respect to interim statements for normal and recurring adjustments), and present fairly in all material respects the consolidated financial position and results of operations of SpinCo and its consolidated Subsidiaries as at the dates and for the periods presented therein (subject, in the case of interim statements, to normal and recurring adjustments). The books and records of the SpinCo Group have been and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c)    When delivered, the SpinCo Financial Statements will have been derived from the books and records of Citadel and its Subsidiaries and will have been prepared in accordance with GAAP and any other applicable legal and accounting requirements, consistently applied, as at the dates and for the periods presented (except as may be indicated in the notes thereto and except with respect to unaudited statements for normal and recurring adjustments), and will present fairly in all material respects the consolidated financial position and results of operations of SpinCo and its consolidated Subsidiaries as at the dates and for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(d)    All financial information presented by SpinCo in the Form 10 will conform in all material respects to the published rules and regulations of the SEC applicable thereto for each of the periods that will be required to be presented in the Form 10.

(e)    Since September 30, 2018, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect.

(f)    Except for such matters as would not be reasonably expected to have a SpinCo Business Material Adverse Effect, since September 30, 2018, Citadel and its Subsidiaries have been operated in the Ordinary Course of the SpinCo Group’s business.

(g)    There are no Liabilities of the SpinCo Business or of any member of the SpinCo Group other than any such Liabilities that (i) would not be required to be reflected in Draft SpinCo Financial Statements, (ii) are specifically reserved against on the Draft SpinCo Financial Statements, (iii) have been incurred since September 30, 2018 in the Ordinary Course of the SpinCo Business, or (iv) have been incurred since September 30, 2018 outside of the Ordinary Course of SpinCo’s business but that are immaterial, taken as a whole.

(h)    Since September 30, 2018, none of Citadel or its Subsidiaries has taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Dispatch’s consent under Section 7.01, except as expressly provided for by this Agreement or any Transitional Agreement.

6.12    Taxes. Except as would not reasonably be expected to have a SpinCo Business Material Adverse Effect, (a) no Security Interests for Taxes exist (other than Permitted Encumbrances), and no outstanding claims for Taxes have been asserted in writing, with respect to SpinCo’s business, (b) Citadel and its Subsidiaries have timely filed, taking into account applicable extensions, all material Tax Returns required to be filed by Citadel and its Subsidiaries with respect to SpinCo’s business, and all such Tax Returns are true, correct and complete in all material respects, (c) Citadel and its Subsidiaries have paid all Taxes required to be paid by them with respect to SpinCo’s business, (d) all material Taxes required to be withheld in respect of SpinCo’s business have been withheld, and to the extent required, have been paid over to the appropriate Governmental Authority, (e) no material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against Citadel and/or its Subsidiaries with respect to SpinCo’s business, except for deficiencies which have been satisfied by payment, settled or withdrawn, (f) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material taxes due from Citadel and/or its Subsidiaries with respect to SpinCo’s business, (g) neither SpinCo nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of Citadel, SpinCo and/or such Subsidiary, and (h) each of SpinCo and its Subsidiaries is a newly formed entity and has not engaged in any material transactions other than those contemplated by this Agreement. The representations and warranties contained in this Section 6.12 constitute the sole and exclusive representations and warranties of Citadel relating to Taxes.

6.13    Title to Properties; Security Interests. Except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Business Material Adverse Effect with respect to assets other than SpinCo Vessels, SpinCo and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all of their assets (including each SpinCo Vessel), in each case as such property is currently being used, subject to no Security Interests other than Permitted Encumbrances.

6.14    Condition of Assets. The assets and properties of Citadel and its Subsidiaries, including the SpinCo Vessels, are in good condition in all material respects, reasonable wear and tear excepted, except as would not materially adversely affect the continued conduct of SpinCo’s business as of the date of this Agreement.

6.15    Information To Be Supplied. The information supplied or to be supplied by Citadel for inclusion in the Form 10 and the Information Statement to be filed with the Commission will not, in the case of the Form 10, at the time it becomes effective under the Exchange Act, and, in the case of the Information Statement, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in respect of Citadel or SpinCo’s business.

6.16    Fairness Opinions. The Board of Directors of Citadel has received the written opinions (or oral opinions to be confirmed in writing) of Evercore Group L.L.C. and Stifel, Nicolaus & Company, Incorporated, to the effect that, as of the date hereof, and based upon and subject to the conditions set forth in each such opinion, the transaction consideration (defined by reference to the proportion of the outstanding shares of SpinCo Common Stock to be owned by the Record Holders upon the consummation of the Transactions) is fair, from a financial point of view, to the Record Holders. The Citadel Special Committee has received the written opinion of DVB Corporate Finance (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, and based upon and subject to the conditions set forth in such opinion, the shares of SpinCo Common Stock to be held by the Record Holders, together with the common units and general partner units such holders will own in Citadel immediately after the consummation of the Transactions, is fair, from a financial point of view, to such holders, after giving effect to the Transactions.

6.17    Board Approval. (a) No vote of holders of Citadel common units is necessary to approve the Transactions, including the Spin-Off and the Mergers, this Agreement or the Transitional Agreements, and the consummation thereof.

(b)    The Board of Directors of each of Citadel, SpinCo and the Merger Subs have, at a meeting duly called and held, by unanimous vote, approved the Transaction, this Agreement and the Transitional Agreements. Citadel, in its capacity as the sole shareholder of SpinCo, and SpinCo, in its capacity as the sole equityholder of each of the Merger Subs, has approved and adopted this Agreement.

(c)    At a meeting duly called and held, the Citadel Special Committee has unanimously (i) determined that this Agreement, the Transitional Agreements and the Transactions are fair to and in the best interests of Citadel and the Citadel common unitholders (other than the Citadel GP and its Affiliates), (ii) declared advisable this Agreement, the Transitional Agreements and the Transactions and (iii) recommended to the Board of Directors of Citadel that this Agreement, the Transitional Agreements and the Transactions be approved by the Board of Directors of Citadel.

6.18    Environmental Matters. (a) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect:

(i)    Citadel and each of its Subsidiaries, are and since September 30, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by Citadel and each of its Subsidiaries of all Governmental Approvals required pursuant to Environmental Law and compliance with the terms and conditions thereof);

(ii)    there is no Environmental Claim pending or, to the Knowledge of Citadel, threatened against Citadel, any of its Subsidiaries or, to the Knowledge of Citadel, against any Person whose Liability for such Environmental Claims Citadel or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law;

(iii)    neither Citadel nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding SpinCo’s business; and

(iv)    neither Citadel nor any of its Subsidiaries has Released any Hazardous Materials in a manner that requires remediation or would reasonably be expected to result in Liability under any Environmental Law.

(b)    The representations and warranties contained in this Section 6.18 constitute the sole and exclusive representations and warranties of Citadel relating to compliance with or Liability under any Environmental Law or Releases of Hazardous Materials.

6.19    The SpinCo Vessels. (a) Each SpinCo Vessel and its equipment on board constitute the material property owned, leased or otherwise used by the relevant SpinCo SPV.

(b)    Exhibit A sets forth each SpinCo SPV and each vessel owned by such SpinCo SPV (each, a “SpinCo Vessel”) as of the date hereof. As of the Closing, each such SpinCo SPV will remain the registered and beneficial owner of each such SpinCo Vessel free from any Security Interest and any third-party rights other than Permitted Encumbrances, Security Interests under the Citadel Existing Credit Facilities, and SpinCo Charters existing as of the date of this Agreement or entered into thereafter in accordance with the terms of this Agreement.

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect, the use of the SpinCo Vessels is not, as of the date hereof, and will not be, as of the Closing Date, in contravention of any applicable Law, Orders or official directions (including of any Classification Society) and there is no development that would reasonably be expected to result in contravention of any such Laws, Orders or official directions.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect, there are no written or, to Citadel’s Knowledge, threatened Actions by any Governmental Authority or any Classification Society in respect of any SpinCo SPV or any SpinCo Vessel, other than set forth in the SpinCo Vessel’s certificates and survey reports made available to Dispatch prior to the date hereof.

(e)    Other than the Charters to which it is a party as specified in Exhibit A or other than in accordance with this Agreement, no SpinCo SPV has contracted to sell or charter or grant any option over or otherwise dispose of its interest in its SpinCo Vessel.

(f)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect, (i) there has not been any incident on or with respect to any SpinCo Vessel since the date of its Inspection or, with respect to any SpinCo Vessel which has not been inspected, since the date of this Agreement and (ii) the SpinCo Vessels are in substantially the same condition as at the date of their respective Inspection or the date of this Agreement, subject to normal wear and tear.

(g)    Exhibit A sets forth (categorized by type of SpinCo Vessel) a description of each SpinCo Vessel, including its name, owner, Charters attached to it as of the date hereof, its manager, IMO number, flag, official number, date of registry, type, date of keel laid, date of delivery, shipbuilder, length, breadth, depth, capacity (dwt), gross tonnage, net tonnage, class and notation from Classification Society. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Business Material Adverse Effect, (i) each SpinCo Vessel (A) is duly registered under the flag set forth in therein, (B) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such SpinCo Vessel in the trades and geographic areas in which it is operated, and (C) has been classed by a Classification Society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations and (ii) no event has occurred and no condition exists that would cause any SpinCo Vessel’s Classification Society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such SpinCo Vessel’s Classification Society.

(h)    As of the date hereof, each SpinCo Vessel (i) is free of significant damage affecting its class, (ii) has all classification trading and statutory certificates and national certificates, as well as other certificates, plans and technical documentation, and (iii) is supplied with spare parts at levels consistent with operational needs reasonably determined based on the normal course of operations of such SpinCo Vessels and such spare parts are usable in the Ordinary Course in all material respects.

(i)    Each SpinCo Vessel has as of the date hereof and will have as of the Closing, whether on board, on shore or on order, all spare parts and equipment relating to such SpinCo Vessel at the time of the Inspection or in the case of any SpinCo Vessel which was not inspected, since the date of this Agreement, except such items as are used or consumed in the Ordinary Course during the period between the Inspection or, as the case may be, the date of this Agreement and Closing.

6.20    No Other Representations or Warranties; Acknowledgment by Dispatch. Except for the representations and warranties of Citadel expressly set forth in this Article VI and in the Transitional Agreements, neither Citadel nor any other Person makes any other express or implied representation or warranty on behalf of Citadel or any of its Subsidiaries with respect to SpinCo’s business, Citadel or the Transactions or the accuracy or completeness of the information concerning the SpinCo Group provided by Citadel or any of its Subsidiaries. The representations and warranties made in this Agreement and the Transitional Agreements with respect to SpinCo’s business, Citadel and the Transactions are in lieu of all other representations and warranties Citadel and its Subsidiaries might have given the Dispatch Parties, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Dispatch, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including on and after the Closing, SpinCo), acknowledges that all other warranties that Citadel and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to SpinCo’s business and Citadel are hereby expressly excluded. Dispatch, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including on and after to the Closing, SpinCo), acknowledges that, except as provided herein, neither Citadel nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Dispatch or any other Person acting on its behalf resulting from the distribution in written or oral communication to Dispatch, or use by Dispatch of, any information, documents, projections, forecasts or other material made available to Dispatch, confidential information memoranda or management interviews and presentations in expectation of the Transactions. In addition, the Dispatch Parties will not have any right, action or claim, and each Dispatch Party hereby waives any right, action or claim, on the basis of an alleged breach of any representation and warranty set forth in this Article VI if (i) the subject matter of the alleged breach is covered by another representation and warranty which is more specific as to such subject matter than the representation and warranty alleged to have been breached and (ii) there has been no breach of such more specific representation and warranty as regards such matter. For the avoidance of doubt, except as set forth in the immediately preceding sentence, this Section 6.20 will not have any effect on any representation or warranty made by Citadel or any member of the Citadel Group in this Agreement or any Transitional Agreement.

VII.    COVENANTS

7.01    Conduct of Business by the Citadel Parties. (a) Except as expressly provided by this Agreement or any Transitional Agreement, as set forth in Section 7.01 of the Citadel Disclosure Letter or as expressly consented to in writing by Dispatch (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), the Citadel Parties will use their respective Commercially Reasonable Efforts to, (i) conduct the SpinCo Business in the Ordinary Course in all material respects, (ii) preserve the SpinCo Assets, and (iii) maintain the goodwill and reputation of the SpinCo Business in all material respects.

(b)    Without limiting the generality of Section 7.01(a), and except as otherwise expressly provided in this Agreement or any Transitional Agreement, as set forth in Section 7.01 of the Citadel Disclosure Letter or as expressly consented to in writing by Dispatch (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Citadel will not, nor will Citadel permit any of its Subsidiaries to:

(i)    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, (x) any SpinCo Vessel (other than entering into a Charter for a term of 12 months or less in the Ordinary Course) or (y) (other than in the Ordinary Course) any other Asset;

(ii)    (A) issue, sell, transfer, pledge or dispose of any shares of SpinCo Common Stock or any SpinCo Equity Interests or (B) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any shares of SpinCo Common Stock or SpinCo Equity Interests (or than as required under the Citadel Existing Credit Facilities);

(iii)    to the extent it relates to the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or any SpinCo Entity, (A) make a material change in the accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreement, or (D) amend any Tax Return;

(iv)    other than in the Ordinary Course, (A) amend, modify, terminate (partially or completely) (other than in connection with a default of the counterparty), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely) (other than in connection with a default of the counterparty), grant any waiver under or give any consent, in each case, in any material respect, with respect to any of the SpinCo Material Contracts that will be in effect after the Closing Date or (B) enter into or assume any Contract that if in effect on the date hereof would be such a SpinCo Material Contract, including, in each of clauses (A) and (B), any Contract for the installation of ballast water treatment system or scrubbers in respect of the SpinCo Vessels;

(v)    enter into any settlement or offer or propose to enter into any settlement or otherwise compromise or waive any material claims or rights of the SpinCo Business, in each case that would materially and adversely affect the SpinCo Business or any SpinCo Entity or limit the ability of SpinCo to conduct the SpinCo Business following the Closing in any geographic area or in any other material respect;

(vi)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any SpinCo Entity;

(vii)    impose any Excluded Liability on any member of the SpinCo Group;

(viii)    amend the articles of incorporation, bylaws or other governance documents of any SpinCo Entity; or

(ix)    enter into any Contract with any Affiliate with respect to the operation of the SpinCo Business other than any Charter in accordance with the standards set forth in clause (i) above.

(c)    Without limiting the generality or effect of any other provision hereof, during the period from (and excluding) the Lockbox Date to the Closing Date, Citadel will not, and will cause the Citadel Entities not to, without the prior written consent of Dispatch (not to be unreasonably withheld, conditioned or delayed), (i) advance funds to vendors to SpinCo (other than for spot voyages and advances to agents for voyages) in excess of $100,000 individually and $500,000 in aggregate, or (ii) incur or make any commitment with respect to capital expenditures in excess of $100,000 individually and $500,000 in the aggregate, in each case to the extent that any such advance or incurrence creates a Liability that a member of the SpinCo Group or Dispatch Group would have any obligation for under any provision of this Agreement.

(d)    Dispatch acknowledges and agrees that (i) nothing contained in this Agreement is intended to give (and does not give) it, directly or indirectly, the right to control or direct the operations of Citadel prior to the Closing and (ii) prior to the Closing, Citadel will, consistent with the terms and conditions of this Agreement, control the operations of the SpinCo Business and the SpinCo Group.

7.02    Conduct of Business by the Dispatch Parties. (a) Except as expressly provided by this Agreement or any Transitional Agreement, as set forth in Section 7.02 of the Dispatch Disclosure Letter or as expressly consented to in writing by Citadel (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Dispatch Parties will use their respective Commercially Reasonable

Efforts to, (i) conduct the Dispatch Business in the Ordinary Course in all material respects, (ii) preserve the Dispatch Assets, and (iii) maintain the goodwill and reputation of the Dispatch Business in all material respects.

(b)    Without limiting the generality of Section 7.02(a), and except as otherwise expressly provided in this Agreement, as set forth in Section 7.02 of the Dispatch Disclosure Letter or as expressly consented to in writing by Citadel (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Dispatch will not, nor will Dispatch permit any of its Subsidiaries to:

(i)    other than in accordance with Section 7.11(f), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any Dispatch Vessel (other than entering into a Charter for a term of 12 months or less in the Ordinary Course) or (y) (other than in the Ordinary Course) any other Asset;

(ii)    (A) issue, sell or approve the transfer or disposal of any Dispatch Equity Interests or (B) reclassify, redeem, repurchase or acquire (directly or indirectly) any Dispatch Equity Interests, as applicable, to the extent that such issuance, sale, approval, reclassification, redemption, repurchase or acquisition would reasonably be expected to make it materially more difficult to obtain all Governmental Approvals necessary for the consummation of the Transactions or to avoid the entry of (or the commencement of litigation seeking the entry of) or to effect the dissolution of any injunction, temporary restraining order or other order that would materially delay or prevent the completion of the Transactions, or would otherwise reasonably be expected to materially delay the consummation of the Transactions;

(iii)    (A) make a material change in the accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreement, or (D) amend any Tax Return;

(iv)    other than in the Ordinary Course, amend, modify, terminate (partially or completely) (other than in connection with a default of the counterparty), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely) (other than in connection with a default of the counterparty), grant any waiver under or give any consent, in each case, in any material respect, with respect to any of the Dispatch Material Contracts or enter into or assume any Contract that if in effect on the date hereof would be a Dispatch Material Contract;

(v)    enter into any settlement or offer or propose to enter into any settlement or otherwise compromise or waive any material claims or rights of the Dispatch Business, in each case that would materially and adversely affect the Dispatch Business or any member of the Dispatch Group or limit the ability of Dispatch to conduct the Dispatch Business following the Closing in any geographic area or in any other material respect;

(vi)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Dispatch Group, as applicable (other than in connection with the liquidation of Dispatch contemplated by Section 3.07(a));

(vii)    make or declare any Distributions to any partner or holder of Equity Interest or enter into any Contract with any partner or Affiliate (excluding compensation or benefits to management partners) or manage Cash and working capital levels other than in accordance with past practice; or

(viii)    enter into any Contract to purchase or have constructed any vessel, directly or indirectly pursuant to a merger, consolidation, joint venture or other transaction.

(c)    Citadel acknowledges and agrees that (i) nothing contained in this Agreement is intended to give (and does not give) it, directly or indirectly, the right to control or direct the operations of Dispatch prior to the Closing and (ii) prior to the Closing, Dispatch will, consistent with the terms and conditions of this Agreement, control the operations of the Dispatch Business and the Dispatch Group.

7.03    Further Assurances; Efforts To Obtain Consents; Antitrust Clearance. (a) Generally. In addition to the actions specifically provided for elsewhere in this Agreement or in any Transitional Agreement, each of the Parties will cooperate with each other and use (and will cause or procure their respective Subsidiaries, Affiliates, shareholders or equity owners, as required, to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the Transactions and the transactions contemplated by the Transitional Agreements as promptly as practicable, including, if applicable, forming legal entities, opening bank accounts and seeking or reaffirming any consents, approvals or waivers previously granted; provided, however, that (i) with respect to the matters that are the subject of Section 1.08, such matters will be governed by that Section instead of this Section 7.03(a) following the Closing and (ii) except as otherwise provided in Section 7.03(b) and (c), neither Citadel nor Dispatch will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any Third Party in connection with obtaining any Consent or Governmental Approval.

(b)    Requisite Antitrust Filings. Dispatch and Citadel have determined the jurisdictions (the “Identified Jurisdictions”), if any, where in their reasonable opinion, based on the advice of appropriately qualified outside counsel, a failure to make a filing or notification of the Transactions under the applicable Antitrust Laws or to consummate the Transactions without having obtained the Governmental Approvals required under the applicable Antitrust Laws would be reasonably likely to expose any of the Parties to a risk of financial penalties or other sanctions (including post-Closing sanctions or remedies such as the unwinding of the Transactions). The Identified Jurisdictions are listed in Exhibit M. Citadel and Dispatch will as soon as practicable submit the notifications or filings required under the Antitrust Laws in the Identified Jurisdictions and file any additional information reasonably requested by any Governmental Authority in connection with any Antitrust Law.

(c)    Efforts To Obtain Antitrust Approvals. (i) Citadel and Dispatch will each use reasonable best efforts to obtain, as soon as practicable, the Governmental Approvals required by any Antitrust Law in the Identified Jurisdictions or the termination of any waiting periods thereunder (the “Antitrust Approvals”), if any, that may be or become necessary for the performance of its obligations under this Agreement, the Transitional Agreements and the consummation of the Transactions and the transactions contemplated by the Transitional Agreements and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals or terminate any waiting period under any Antitrust Law in the Identified Jurisdictions, all such actions to be effective prior to the Closing. Citadel and Dispatch will cooperate in connection with the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or notifications or filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Dispatch and Citadel agrees with respect to obtaining any Antitrust Approval or terminating any waiting period under any Antitrust Law in the Identified Jurisdictions to (A) cooperate and consult with each other, (B) furnish, or cause or procure their respective Subsidiaries, Affiliates, shareholders or equity owners, as applicable, to furnish, to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (C) keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any Third Party or any Governmental Authority with respect to such transactions, (D) permit the other Party to review and consider in good faith the other party’s reasonable comments in any notification or filing to be submitted to, or any communication to be given by it to, any Governmental Authority with respect to obtaining the necessary Antitrust Approvals or terminating the relevant waiting periods, (E) provide prompt notice to the other Party of any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions, and (F) not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend, participate and observe; provided that Dispatch and Citadel will not be required to provide the other with information to the extent that it is commercially sensitive; provided, further, that such commercially sensitive information will be made available only to outside legal counsel of the recipient Party.

(ii)    Subject to the last sentence of this clause (ii) and to Section 7.03(c)(iii), in furtherance and not in limitation of the covenants contained in Section 7.03(c)(i) or any other provision of this Agreement, the Parties will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to permit such Transactions to be consummated as promptly as practicable and to prevent a prohibition decision or the entry of any Order (or if such Order is so entered, to eliminate such Order or otherwise cause it to be satisfied or cease to be a restraint on such Transactions) sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the Transactions to be satisfied; provided that no Party will be required to sell, divest or dispose of any directly or indirectly owned Assets or businesses or to commit to take any such action, or to take any action that would impair its businesses and operations, giving effect to the Transactions. Notwithstanding the foregoing, (1) in no case will a Party be required pursuant to this clause (ii) or clause (iii) to offer or commit to take any step that is not conditioned upon the occurrence of the Closing and (2) nothing in this clause (ii) will be deemed to require a Party to take any action which it determines in good faith will materially impair the benefits of the Transactions to its equity owners.

(iii)    Notwithstanding any other provision of this Agreement (but subject to compliance with their respective obligations to use reasonable best efforts to obtain the Antitrust Approvals or the termination of any waiting periods under the Antitrust Laws of an Identified Jurisdiction as soon as practicable pursuant to Section 7.03(c)(i)), Citadel and Dispatch will jointly determine the strategy and process by which the Parties will seek, and will jointly determine which steps to take in obtaining, the Antitrust Approvals (including, subject to Section 7.03(c)(ii), the offering of any remedies that may be required in order to obtain an Antitrust Approval), and Dispatch will take the lead in all joint meetings and communications with any Governmental Authority.

7.04    Public Announcements. The press release(s) announcing the execution and delivery of this Agreement and the Transactions will be substantially in the form(s) of Exhibit F (the “Transaction Announcement”). The Parties further agree that the Citadel investor presentation to be made in connection with the announcement of the Transactions will be in substantially the form previously agreed to by Dispatch and Citadel and that both the initial press release and the investor presentation concerning the Transactions will be furnished or filed by Citadel under cover of Form 6-K promptly after the execution of this Agreement. From the date hereof through the Closing, and without limiting the effect of Section 7.12, neither Dispatch nor Citadel will publish any press releases or deliberately make other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement, the Transitional Agreements and the Transactions (or the portion thereof relating to this Agreement, the Transitional Agreements and the Transactions), except as such Party determines in good faith is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange after consultation with counsel (in which case, such Party will consult with the other Party to the extent reasonably practicable under the circumstances prior to making such disclosure and will only disclose that information that is required by Law based upon advice of counsel), without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

7.05    Notification of Certain Matters. Each of Dispatch and Citadel will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions and (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the Transactions.

7.06    Financial Statements. (a) As soon as reasonably practicable and using Commercially Reasonable Efforts to deliver within ten Business Days of the date hereof, Citadel will provide Dispatch with the audited carve-out financial statements of the SpinCo Business, including balance sheets as of December 31, 2017 and 2016 and income and cash flow statements for the fiscal years ended December 31, 2017, 2016 and 2015, together with the notes thereto, accompanied by unqualified opinions of the independent accountants (the “Audited SpinCo Financial Statements”).

(b)    As soon as reasonably practicable and using Commercially Reasonable Efforts to deliver within the later of ten Business Days of the date hereof and twenty Business Days of the end of the relevant quarter, Citadel will provide Dispatch with carve-out unaudited condensed financial statements of the SpinCo Business for the interim period required to be presented in the Form 10 pursuant to Regulation S-X (the “Unaudited SpinCo Financial Statements” and, together with the Audited SpinCo Financial statements, the “SpinCo Financial Statements”).

(c)    As soon as reasonably practicable and using Commercially Reasonable Efforts to deliver within ten Business Days of the date hereof, Dispatch will provide Citadel with consolidated audited financial statements of the Dispatch Business, including balance sheets as of March 31, 2018 and March 31, 2017 and income and cash flow statements for the fiscal years ended March 31, 2018, 2017 and 2016, together with the notes thereto, accompanied by unqualified opinions of the independent accountants for inclusion in the Form 10.

(d)    As soon as reasonably practicable and using Commercially Reasonable Efforts to deliver within the later of ten Business Days of the date hereof and twenty Business Days of the end of the relevant quarter, Dispatch will provide Citadel with consolidated unaudited condensed financial statements of the Dispatch Business for the interim period required to be presented in the Form 10 pursuant to Regulation S-X.

7.07    Access. From the date hereof to the Closing, to the extent permitted by Law, Citadel will allow all designated Representatives of Dispatch access to the extent reasonably practicable upon reasonable notice to the books, records, files, correspondence, audits and properties pertaining to the SpinCo Business and SpinCo’s affairs including as to matters that might arise outside the Ordinary Course of the SpinCo Business, and Dispatch will allow all designated Representatives of Citadel access to the extent reasonably practicable upon reasonable notice to the books, records, files, correspondence, audits and properties pertaining to the Dispatch Business and Dispatch’s affairs including as to matters that might arise outside the Ordinary Course of the Dispatch Business; provided, however, that (a) no investigation pursuant to this Section 7.07 will affect any representation or warranty given by any Party hereunder or any closing condition, indemnity obligation or other provision and (b) notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (i) no Party will be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), or which such Party determines in good faith constitutes information protected by attorney-client or other similar privilege; provided, however, that if any information is so prohibited to be provided, the applicable Party will use Commercially Reasonable Efforts to take those actions reasonably necessary so that such Party is able to provide such information to the other Party as promptly as possible. Each of Dispatch and Citadel agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 7.07 for any purpose unrelated to this Agreement and the Transitional Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreement were in effect.

7.08    Preparation of SpinCo SEC Filings. (a) As soon as reasonably practicable following the date of this Agreement and after the financial statements referenced in Section 7.06 have become available, Dispatch and Citadel will jointly prepare, and (i) SpinCo will file with the Commission the Form 10 to register the shares of SpinCo Common Stock under the Exchange Act and (ii) the Parties will file such other appropriate documents as may be applicable (such filings under clauses (i) and (ii) collectively, the “SpinCo SEC Filings”). Each of Dispatch, SpinCo and Citadel will use their reasonable best efforts to have the SpinCo SEC Filings cleared or declared effective, as applicable, under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing (including by responding to comments by the Commission). Each of Dispatch, SpinCo and Citadel will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with the Transactions.

(b)    Dispatch will furnish all information concerning Dispatch, and SpinCo and Citadel will furnish all information concerning Citadel and SpinCo, in each case as may be reasonably requested in connection with any such action and the preparation, filing and distribution of each of the SpinCo SEC Filings. Each of Dispatch, SpinCo and Citadel will otherwise promptly cooperate as the other Party may reasonably request in connection with the preparation and filing of each of the SpinCo SEC Filings, including assistance with the preparation of the pro forma financial information as necessary. No filing of, or amendment or supplement to the Form 10 will be made by a Party without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Spin-Off Effective Time any information relating to Dispatch, SpinCo or Citadel or any of their respective Affiliates, officers or directors should be discovered by Dispatch, SpinCo or Citadel which should be set forth in an amendment or supplement to the Form 10, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to any of the SpinCo SEC Filings or for additional information and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

7.09    No Solicitation. (a) Each of Citadel and Dispatch will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a merger, consolidation or other transaction that would reasonably be expected to prevent or materially delay the Transactions (a “Competing Transaction”). No Party will authorize or permit any of its Subsidiaries to, nor will it authorize or permit any of its of its Subsidiaries’ Representatives to (and will instruct such Representatives not to), directly or indirectly (i) solicit, initiate or encourage the submission of any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Competing Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the two preceding sentences by any Representative or Affiliate of a Party or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Party or any of its Subsidiaries or otherwise, will be deemed to be a breach of this Section 7.09 by the Party.

(b)    Each Party will, as promptly as reasonably practicable (and in any case within 24 hours), advise the others orally and in writing of any proposal for a Competing Transaction or any inquiry with respect to or that would reasonably be expected to lead to any Competing Transaction, and the identity of the Person making any such Competing Transaction proposal or inquiry and the material terms of any such Competing Transaction proposal or inquiry, and will (i) keep the other Parties reasonably informed of the status including any change to the material terms of any such proposal or inquiry and (ii) provide to the other Parties as promptly as reasonably practicable (and in any case within 24 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Party from any Third Party in connection with any Competing Transaction proposal or sent or provided by the Party to any Third Party in connection with any Competing Transaction proposal.

7.10    NYSE Listing. SpinCo will use its reasonable best efforts to cause the shares of SpinCo Common Stock that will be distributed in the Spin-Off and issued in the Mergers to be listed on the NYSE as of the Spin-Off Effective Time, subject to official notice of distribution or issuance, as applicable; provided, however, that each Party will consider in good faith any alternative listing venue proposed by another Party in good faith. Any listing costs will be paid by SpinCo.

7.11    Capital Transactions. (a) In connection with the FinCo Financing, Dispatch will, and will cause its Subsidiaries to:

(i)    use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the FinCo Financing on the terms and conditions described in the Commitment Letters, including to negotiate, execute and deliver the Credit Documents with the terms contemplated by the Commitment Letters;

(ii)    use reasonable best efforts to (A) maintain the effectiveness of the Commitment Letters and any commitments for Alternative Financing until the Transactions are consummated, (B) satisfy on a timely basis all conditions precedent to be satisfied by Dispatch or the Borrower in the Commitment Letters and the Credit Documents and (C) assist SpinCo in satisfying on a timely basis all conditions precedent to be satisfied by SpinCo or any SpinCo Subsidiary in the Commitment Letters and the Credit Documents;

(iii)    provided that all conditions to Closing (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) have been satisfied or waived in accordance with this Agreement, causing the Borrower to incur Indebtedness under the Credit Documents in an aggregate amount equal to at least the sum of (A) $309.0 million plus (B) the Citadel Transaction Expenses, and to turn over the proceeds of such Indebtedness to or at the direction of Citadel;

(iv)    notify Citadel in writing (A) if to the Knowledge of Dispatch, there exists any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or (B) if, for any reason, including the application of the LTV Ratchet, Dispatch believes in good faith that the Borrower will not be able to obtain an amount of FinCo Financing at least equal to the Required Amount;

(v)    if any portion of the FinCo Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Commitment Letters (including after taking into account and exercising any “flex” terms), use its reasonable best efforts to arrange for FinCo to obtain alternative financing including from alternative sources (the “Alternative Financing”), on terms and conditions (A) that are substantially similar in all material respects to the terms of the Commitment Letter, (B) that are not subject to any conditions to funding the FinCo Financing other than those contained in the Commitment Letters, (C) that do not affect the Intended Tax Treatment, including the treatment of the FinCo Financing (or any Alternative Financing) and the Credit Facilities as one or more obligations of SpinCo for U.S. federal income tax purposes, (D) that do not contain any additional terms that would reasonably be expected to prevent, impede or delay the consummation of the Transactions, and (E) in an amount sufficient to consummate the Transactions as promptly as practicable following the existence of such an event;

(vi)    not consent to any (A) early termination of the Commitment Letters, or (B) amendment or modification to, or any waiver of any provision under, the Commitment Letters or the Credit Documents if such amendment, modification or waiver (i) decreases the aggregate amount of the FinCo Financing or (ii) imposes new or additional conditions or otherwise expands or amends any of the conditions to the receipt of the FinCo Financing in a manner that would reasonably be expected to (A) prevent any of the Transactions from occurring, (B) make the funding of the FinCo Financing materially less likely to occur ,or (C) adversely impact the ability of Dispatch to enforce its rights against other parties to the Commitment Letters or the Credit Documents, or impair, delay or prevent the funding of the FinCo Financing at or prior to the Restructuring, in each case without the prior consent of Citadel, other than (1) a waiver of any closing conditions by lender(s) or their agents or (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date of this Agreement; and

(vii)    furnish to Citadel a copy of the Credit Documents when in agreed form and any amendment, modification, waiver or consent of or relating to the Commitment Letters promptly upon execution thereof.

(b)    Citadel Obligations. In connection with the FinCo Financing, prior to the Closing Date, Citadel will, and will cause its Subsidiaries (including SpinCo) and any of their respective personnel (including legal and accounting representatives to, use its Commercially Reasonable Efforts to provide to Dispatch or SpinCo customary cooperation reasonably requested by Dispatch or SpinCo in connection with the arrangement of the FinCo Financing, including:

(i)    providing such information regarding the SpinCo Business that is reasonably requested by the Debt Financing Sources for inclusion in customary materials for rating agency presentations, lender presentations, bank information memoranda and similar documents, provided that the only financial statements that will be required to be provided hereby are the financial statements described in Section 7.06;

(ii)    permitting the Debt Financing Sources and their representatives reasonable access to the SpinCo Business, the SpinCo SPVs, the SpinCo Vessels and the businesses of Citadel and its Subsidiaries, for the purpose of evaluating the SpinCo Vessels and the SpinCo Business; and

(iii)    delivering such documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (as may be amended from time to time).

(c)    Logos. Dispatch and Citadel each consents to the use of all logos associated with its business in connection with obtaining the Credit Facilities; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Citadel, Dispatch or any of their Subsidiaries.

(d)    Indemnity Relating to FinCo Financing. SpinCo will indemnify and hold harmless Citadel and its Subsidiaries and their Representatives from and against all Liabilities and Losses suffered or incurred by them in connection with the arrangement of the FinCo Financing (including, for the avoidance of doubt, any Alternative Financing) and the performance of their respective obligations under Section 7.11(c) and any information utilized in connection therewith (other than to the extent arising from the fraud, gross negligence, willful misconduct or bad faith of Citadel or its Subsidiaries or any of their Representatives).

(e)    Dispatch Cash Contribution. Without prejudice to the obligations of Dispatch set forth in this Section 7.11, if:

(i)    any portion of the full amount of FinCo Financing (or Alternative Financing) becomes, or would reasonably be expected to become, unavailable as a result of the LTV Ratchet and such portion is necessary to fund the Required Amount (such portion, the “Financing Shortfall”); or

(ii)    Citadel notifies Dispatch that Citadel has determined in good faith that there will be a Financing Shortfall at Closing and Cash on hand available to Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo will be insufficient to remediate such Financing Shortfall,

Dispatch will cause Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo and their Subsidiaries to, and Dispatch Crude HoldCo, Dispatch MR HoldCo and Dispatch ManagementCo will, use their reasonable best efforts, including by disposing of one or more Dispatch Vessels or liquidating any other assets, in each case expeditiously, to procure Cash in an amount necessary to remediate any such Financing Shortfall.

(f)    Citadel Refinancing; Redemption of Citadel Class B Units.

(i)    Citadel will use its Commercially Reasonable Efforts to obtain the Citadel Refinancing.

(ii)    Citadel will use its Commercially Reasonable Efforts to maintain the effectiveness of the Citadel Class B Unitholder Consent until the Transactions are consummated.

7.12    Agreement for Exchange of Information. (a) Generally. (i) Except as otherwise prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Dispatch and Citadel agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 7.12.

(ii)    Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations.

(iii)    Prior to the Closing, each Party will take measures that it determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

(b)    Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 7.12 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 7.12 and that is transferred or sold to a Third Party or otherwise disposed of in accordance with Section 7.12(c), unless required by Law or bona fide document retention policies to retain such materials.

(c)    Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of SpinCo and the SpinCo Business in its respective possession or control at the Closing Date in accordance with their respective then-existing document retention policies, as such policies may be amended from time to time.

(d)    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 7.12 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Transitional Agreement.

(e)    Production of Witnesses; Records; Cooperation. (i) After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its Commercially Reasonable Efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved and provided that the requesting Party advance and assume all reasonable out-of-pocket expenses of the other Party.

(ii)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will use Commercially Reasonable Efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be and provided that the Indemnifying Party advances and assumes all reasonable out-of-pocket expenses of the other Party or such Person.

(iii)    The obligation of the Parties to provide witnesses pursuant to this Section 7.12 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses managers and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(f)    Restrictions. Except as expressly provided in this Agreement or any Transitional Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

7.13    Insurance Matters. (a) Dispatch and Citadel will reasonably cooperate to ensure that, as at the Spin-Off Effective Time, SpinCo has in effect all insurance programs and policies required to comply with SpinCo’s contractual obligations, including pursuant to the FinCo Financing, and such other insurance policies required by applicable Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business.

(b)    SpinCo will use its Commercially Reasonable Efforts to administer all claims with respect to insured events affecting the SpinCo Group occurring prior to the Lockbox Date in accordance with the terms of the insurance programs and policies available to it for such claims in the Ordinary Course. To the extent that such claims are intended to cover Cash expended by the Citadel Group (including the SpinCo Group) prior to the Lockbox Date, Citadel will retain and receive the benefit of any recovery with respect to such claims (and SpinCo will turn over such recovery to Citadel promptly and in any event within five Business Days from the receipt thereof); provided that such recovery will be net of any deductibles and self-insured retention amounts or costs of any retroactive insurance premiums (in each case, to the extent reasonably attributable to such claims on a pro rata basis) or other amounts paid or expenses reasonably incurred by SpinCo in connection with any such claims.

(c)    To the extent not included in the SpinCo Prepaid Expenses that are the subject of Section 1.09(d)(ii), SpinCo will turn over all premium refunds and will pay all premium credits issued by any underwriter or insurance company in respect of all premiums paid by or on behalf of the Citadel Group prior to the Lockbox Date to Citadel promptly and in any event within five Business Days from the receipt thereof.

(d)    SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Citadel Group will have any Liability whatsoever as a result of the insurance policies and practices of Citadel, any member of the Citadel Group, the Citadel GP or the Manager of the SpinCo Vessels as in effect from time to time, including with respect to the level or scope of any insurance, the creditworthiness of any insurance carrier or otherwise.

7.14    Confidentiality. (a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential (“Confidential Information”). For the avoidance of doubt, any information disclosed by or on behalf of the Parties under the Confidentiality Agreement that is subject to the confidentiality obligations contained therein will be, and will be deemed to be, Confidential Information for purposes of this Agreement and will be subject to all of the terms and conditions of this Agreement, including the restrictions on the disclosure of such Confidential Information contained herein. The Parties agree that, after the Closing, Information that constitutes a SpinCo Asset will be Confidential Information of SpinCo and SpinCo will not be subject to this Section 7.14 (except for Section 7.14(c)) with respect to such information, and each of Dispatch and Citadel will be deemed to be the Recipient of such Confidential Information for purposes of Section 7.14(b).

(b)    Each Party receiving Confidential Information (the “Recipient”) recognizes and acknowledges:

(i)    that Confidential Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors;

(ii)    that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such Party may cause great injury and harm to such Party; and

(iii)    that the restrictions imposed upon the Parties under this Section 7.14 are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(1)    disclosure of Confidential Information will be received and held in confidence by the Recipient and that such Recipient will not, without the prior written consent of the Party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Subsidiaries of the Recipient and their employees and agents, in each case, who have a need to know such Confidential Information and who are bound in writing by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

(2)    the Recipient will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others; and

(3)    the Recipient will use the Information only in connection with the Transactions to perform its and its Group’s obligations, or to exercise its rights, under this Agreement and the Transitional Agreements.

(c)    The covenants set forth above will not extend to any portion of Confidential Information:

(i)    which is already known to the Recipient other than any member of Dispatch Group or the Citadel Group with respect to Confidential Information related to the SpinCo Business or any of the SpinCo Entities, or is information generally available to the public;

(ii)    which, hereafter, through no act on the part of the Recipient or its Representatives becomes generally available to the public;

(iii)    which corresponds in substance to a disclosure furnished to the Recipient by any Third Party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv)    which is required to be disclosed by Law; provided that the Recipient provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Recipient’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.

7.15    Termination of Dispatch Intercompany Agreements; Settlement of Dispatch Intercompany Accounts. (a) The Dispatch Parties will terminate or cause to be terminated any and all Contracts between or among Dispatch, any Dispatch Designees and any of their respective Affiliates (other than the Dispatch Merger Parties and their respective Subsidiaries), on the one hand, and the Dispatch Merger Parties or any of their Subsidiaries, on the other hand, effective without further action as of immediately prior to the Mergers Effective Time, and in each case without any Losses of any kind to the Dispatch Merger Parties and their respective Subsidiaries. No such Contract will be of any further force or effect after the applicable Mergers Effective Time and all parties thereto will be released from all Liabilities thereunder (subject, in each case, to any surviving provision pursuant to the terms of such Contracts as of the date hereof). Each Dispatch Party will, at the reasonable request of Citadel or SpinCo, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The Dispatch Parties will cause all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Dispatch, any Dispatch Designees or any of their respective Affiliates (other than the Dispatch Merger Parties and their respective Subsidiaries), on the one hand, and the Dispatch Merger Parties or any of their Subsidiaries, on the other hand, in existence and to the extent accrued as of immediately prior to the Mergers Effective Time (collectively, the “Dispatch Intercompany Accounts”) to be settled without any Losses of any kind to the Dispatch Merger Parties and their respective Subsidiaries such that, as of the applicable Mergers Effective Time, there are no Dispatch Intercompany Accounts outstanding.

7.16    Tax Matters. (a) Tax Treatment. The Parties intend that the Intended Tax Treatment will apply to the Transactions, and will report the Transactions consistent with the Intended Tax Treatment for all applicable Tax purposes, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. None of Citadel, Dispatch, SpinCo, or any of their Affiliates (or any officers or directors acting on behalf of the aforementioned, or any Person acting with the implicit or explicit permission of any such officers or directors) will take or fail to take any action if such action (or the failure to take such action) would prevent, or be reasonably likely to prevent, any of the Transactions from qualifying for the Intended Tax Treatment. Each of Citadel and SpinCo will promptly notify the other if either (or any member of the Citadel Group or SpinCo Group, as the case may be) learns that a Governmental Authority has challenged or contradicted the Intended Tax Treatment or any other material Tax aspect of the Transactions, and will keep the other reasonably updated with respect to such situation. This Section 7.16(a) will apply in all cases subject to Section 7.16(d), below.

(b)    Withholding. Citadel, Dispatch, SpinCo and any of their applicable Affiliates, as the case may be, will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws; provided, however, that to the extent practicable, the relevant payor will notify the relevant payee in writing of any required withholding at least 20 days before the date of the relevant payment and will reasonably cooperate with such payee and its Affiliates in obtaining any available exemption or reduction of, or otherwise minimizing, such withholding; and provided, further, that such payor will provide such payee with receipts (to the extent available) from the relevant Governmental Authority evidencing the payment of such Taxes. To the extent that amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c)    Termination of Tax Sharing Agreements. With effect as of the Closing Date, Citadel will terminate (or cause to be terminated) all Tax sharing, allocation, indemnification and other similar agreements with respect to any SpinCo Group member, excluding customary indemnity provisions included as part of any commercial agreement that is assumed in connection with the Transactions.

(d)    Tax Cooperation. Pursuant to this Agreement, each of SpinCo and Citadel will, and will use its Commercially Reasonable Efforts to cause its Affiliates to, cooperate with all reasonable requests from other Parties in connection with the provision of Tax-relevant information (including information regarding the ownership of Citadel or SpinCo, for purposes of Section 883 of the Code or otherwise), the preparation and filing of Tax Returns and requests for Refunds, the resolution of Tax Contests, the mitigation or reduction of applicable Taxes, and any other Tax matters covered herein, in each case in respect of a period or portion thereof ending on or prior to the Closing Date; provided, however, that the Party making such request shall bear any costs or Liabilities, including the fees and expenses of legal counsel, accountants, consultants or advisors of the Party requested to provide such cooperation and its Affiliates, incurred in connection with such cooperation pursuant to this Section 7.16(d).

(e)    Structure of Transactions. Notwithstanding anything herein to the contrary, Citadel and SpinCo will, if requested by Dispatch, reasonably cooperate in the implementation of any suggested changes to the structure of the Transactions, including changing the directions, formats, surviving entities, and/or tax treatment of the Mergers, and otherwise cooperate with Dispatch with respect to any other reasonable changes (including to reduce or eliminate any Tax issue affecting SpinCo under Section 883 of the Code, to minimize or eliminate Taxes or reporting or filing burdens for Dispatch investors, or to otherwise minimize Transfer Taxes) regarding the structure of the Transactions (including entering into appropriate amendments to this Agreement); provided, however, that (a) any changes permitted by this Section 7.16(e) may not (i) have any adverse impact on the Citadel Group (as compared with the Transactions as originally structured, and taking into account any indemnity or offer thereof by SpinCo, Dispatch or any of their Affiliates), (ii) adversely change the Tax consequences of the Spin-Off for Citadel shareholders, or (iii) materially impede or delay the consummation of the Transactions; and (b) Dispatch will fully indemnify Citadel and SpinCo for any costs or Liabilities incurred in connection with such cooperation pursuant to this Section 7.16(e) that would not have been incurred had the Parties effected the Transactions as originally structured.

VIII. CONDITIONS

8.01    Joint Conditions. The obligations of the Parties to effect the Restructuring, the Spin-Off and the Mergers are subject to the satisfaction or waiver of the following conditions:

(a)    no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions and no Governmental Authority shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Transactions;

(b)    all applicable waiting periods (and any extensions thereof) under applicable Antitrust Laws in the Identified Jurisdictions, if any, shall have expired or otherwise been terminated and all applicable pre-closing Governmental Approvals in the Identified Jurisdictions, if any, shall have been obtained;

(c)    the shares of SpinCo Common Stock to be distributed in the Spin-Off and to be issued in the Mergers shall have been authorized for listing on the NYSE or Nasdaq (if applicable), subject to notice of official distribution or issuance (as applicable);

(d)    the Form 10 shall have become effective in accordance with the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(e)    aggregate net proceeds available under the Credit Facilities (or an Alternative Financing), combined with additional Cash to be contributed by Dispatch, if any, in accordance with Section 7.11 shall be equal to at least the sum of (i) $309 million plus (ii) the Citadel Transaction Expenses;

(f)    subject to Section 7.11(f), the Citadel Refinancing shall be approved by the relevant lenders and effective on terms and conditions reasonably satisfactory to Citadel;

(g)    all of the outstanding Citadel Class B Units shall have been redeemed, repurchased or retired; and

(h)    the Share Number shall have been finally determined in accordance with Exhibit D.

8.02    Conditions to the Obligation of Dispatch. The obligations of the Dispatch Parties to effect the Mergers are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Dispatch and may be waived by Dispatch unless otherwise provided in this Agreement):

(a)    all covenants of the Citadel Parties under this Agreement and the Transitional Agreements to be performed on or before the Closing shall have been duly performed by the Citadel Parties in all material respects;

(b)    (i) the representations and warranties of Citadel in this Agreement (other than Sections 6.01, 6.02, 6.04 and 6.06) (which for purposes of this paragraph will be read as though none of them contained any materiality or SpinCo Business Material Adverse Effect qualifications) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a specified date shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a SpinCo Business Material Adverse Effect and (ii) the representations and warranties of Citadel in Sections 6.01, 6.02, 6.04 and 6.06 shall be true and correct in all but de minimis respects;

(c)    Since the date of this Agreement there shall not have occurred any event, occurrence, development or state or circumstance or fact, which individually or in the aggregate, has had or is reasonably likely to have a SpinCo Business Material Adverse Effect; and

(d)    Dispatch shall have received a certificate of Citadel addressed to Dispatch and dated the Closing Date, signed on behalf of Citadel by an officer of Citadel (on Citadel’s behalf and without personal liability), confirming the matters set forth in Sections 8.02(a), 8.02(b) and 8.02(c).

8.03    Conditions to the Obligation of Citadel. The obligations of the Citadel Parties to effect the Restructuring, the Spin-Off and the Mergers are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Citadel and may be waived by Citadel unless otherwise provided in this Agreement):

(a)    all covenants of the Dispatch Parties under this Agreement and the Transitional Agreements to be performed on or before the Closing Date shall have been duly performed by the Dispatch Parties in all material respects;

(b)    (i) the representations and warranties of Dispatch in this Agreement (other than Sections 5.01, 5.02 and 5.11) (which for purposes of this paragraph will be read as though none of them contained any materiality or Dispatch Material Adverse Effect qualifications) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not have in the aggregate a Dispatch Material Adverse Effect and (ii) the representations and warranties of Dispatch in Sections 5.01, 5.02 and 5.11 shall be true and correct in all but de minimis respects;

(c)    Since the date of this Agreement there shall not have occurred any event, occurrence, development or state or circumstance or fact, which individually or in the aggregate, has had or is reasonably likely to have a Dispatch Material Adverse Effect;

(d)    Dispatch shall have provided to Citadel an interim balance sheet of the Dispatch Business as at 11.59 p.m. on the last day of the month preceding the Closing Date and a statement setting forth, in reasonable detail using the format in the illustrative example attached to the Dispatch Accounting Principles, Dispatch’s calculation of Dispatch Net Working Capital (excluding, for the avoidance of doubt, the current portion of consolidated long-term debt less minority interest therein) (the “Interim Net Working Capital Amount”), together with an officer’s certificate certifying that the Interim Net Working Capital Amount has been compiled and calculated in accordance with the Dispatch Accounting Principles and this Section 8.03(d);

(e)    Dispatch shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Dispatch Material Contract identified in Section 8.03(e) of the Dispatch Disclosure Letter;

(f)    Citadel shall have received a certificate of Dispatch addressed to Citadel and dated the Closing Date, signed on behalf of Dispatch by an officer of Dispatch (on Dispatch’s behalf and without personal liability), confirming the matters set forth in Sections 8.03(a), 8.03(b) and 8.03(c).

8.04    Additional Conditions to Each Party’s Obligation To Effect the Mergers. The obligations of the Parties to effect the Mergers are subject to the satisfaction or waiver of the following conditions:

(a)    the Restructuring shall have been consummated in accordance with and subject to the terms of this Agreement; and

(b)    the Spin-Off shall have been consummated in accordance with and subject to the terms of this Agreement.

8.05    Frustration of Conditions. Neither Citadel nor Dispatch may rely on the failure of any condition set forth in Section 8.01, Section 8.02, Section 8.03 or Section 8.04 as the case may be, to be satisfied to excuse it from its obligation to effect the Transactions if such failure was caused by such Party’s breach of its obligations under this Agreement.

IX.    TERMINATION

9.01    Basis for Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a)    by mutual written consent of Dispatch and Citadel;

(b)    by either Dispatch or Citadel:

(i)    if the Closing does not occur on or prior to March 31, 2019 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii)    if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any of the Transactions, and such Order or other action becomes final and non-appealable;

(c)    by Dispatch:

(i)    if Citadel or SpinCo breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Citadel of such breach (or, if earlier, the End Date); or

(ii)    if any of the conditions set forth in Section 8.01 or Section 8.02 becomes incapable of fulfillment, and has not been waived by Dispatch to the extent waivable;

(d)    by Citadel:

(i)    if Dispatch or SpinCo breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Dispatch of such breach (or, if earlier, the End Date);

(ii)    if any of the conditions set forth in Section 8.01 or Section 8.03 becomes incapable of fulfillment, and has not been waived by Citadel to the extent waivable; or

(iii)    if the Interim Net Working Capital Amount is less than $50.0 million;

provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i) or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

9.02    Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Dispatch or Citadel pursuant to this Article IX, written notice thereof will be given to the other Party and the Transactions and the transactions contemplated by the Transitional Agreements will terminate, without further action by any Party. If the Transactions and the transactions contemplated by the Transitional Agreements are terminated as provided herein, (a) Citadel and its Affiliates will return to Dispatch or destroy all documents and copies and other material received from Dispatch and its Subsidiaries and its and their Representatives relating to the Transactions and the transactions contemplated by the Transitional Agreements, whether so obtained before or after the execution hereof, (b) the Dispatch Parties will return to Citadel or destroy all documents and copies and other material received from Citadel and its Subsidiaries and its and their Representatives relating to the Transactions and the transactions contemplated by the Transitional Agreements, whether so obtained before or after the execution hereof and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 11.03.

9.03    Effect of Termination. If this Agreement is duly terminated and the Transactions are abandoned as described in this Article IX, this Agreement will become void and of no further force and effect, except for the provisions of Section 7.04 relating to publicity, Section 9.02, this Section 9.03, Articles XI and XII containing general provisions and definitions, respectively, except that nothing in this Article IX will be deemed to release any Party from any Liability for any Deliberate Breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.

X.    MUTUAL RELEASES; SURVIVAL; INDEMNIFICATION

10.01    Release of Claims. (a) SpinCo Release of Citadel. Except (i) as provided in Sections 10.01(c) and 10.01(d), (ii) as may be otherwise expressly provided in this Agreement or any other Transitional Agreement and (iii) for any matter for which any member of the SpinCo Group is entitled to indemnification or contribution pursuant to this Article X, effective as of the Spin-Off Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Spin-Off Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Citadel and the members of the Citadel Group, the Citadel GP, the Manager of the SpinCo Vessels and their respective successors and assigns, (ii) all Persons who at any time prior to the Spin-Off Effective Time have been shareholders, directors, officers, agents or employees of any member of the Citadel Group, the Citadel GP or the Manager of the SpinCo Vessels (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Spin-Off Effective Time are or have been shareholders, directors, officers, agents or employees of an SPV and who are not, as of immediately following the Spin-Off Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Restructuring, the Spin-Off and the Mergers, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Spin-Off Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Spin-Off Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)    Citadel Release of SpinCo. Except (i) as provided in Sections 10.01(c) and 10.01(d), (ii) as may be otherwise expressly provided in this Agreement or any other Transitional Agreement and (iii) for any matter for which any member of the Citadel Group is entitled to indemnification or contribution pursuant to this Article X, effective as of the Spin-Off Effective Time, Citadel does hereby, for itself and each other member of the Citadel Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Spin-Off Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Citadel Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (A) all Excluded Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Restructuring, the Spin-Off and the Mergers and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Spin-Off Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Spin-Off Effective Time), in each case to the extent relating to, arising out of or resulting from the Citadel Business, the Excluded Assets or the Excluded Liabilities.

(c)    Dispatch Release of SpinCo. Except as may be otherwise expressly provided in this Agreement or any other Transitional Agreement, any rights and Liabilities incidental to the Merger Consideration or shares of SpinCo Common Stock issuable upon the conversion thereof and commercial arrangements in the Ordinary Course, effective as of the Mergers Effective Time, Dispatch does hereby, for itself and each Dispatch Designee and their respective successors and assigns, and, to the extent permitted by Law, remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from all Liabilities, whether or not arising from or in connection with the Transactions and whether or not arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mergers Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Mergers Effective Time).

(d)    Obligations Not Affected. (i) Nothing contained in Sections 10.01(a) or 10.01(b) will impair any right of any Person to enforce this Agreement, any Transitional Agreement or any Contracts that are specified in Section 1.08 or the applicable Schedules thereto as not to terminate as of the Spin-Off Effective Time, in each case in accordance with its terms.

(ii)    Nothing contained in Sections 10.01(a) or 10.01(b) will release any Person from: (i) any Liability provided in or resulting from any agreement among any members of the Citadel Group or the SpinCo Group that is specified in Section 1.08(a) of the Citadel Disclosure Letter as not to terminate as of the Spin-Off Effective Time; (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Transitional Agreement; (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Spin-Off Effective Time; (iv) any Liability that the parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Transitional Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability will be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Transitional Agreements; or (v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 10.01.

(iii)    Nothing contained in Sections 10.01(a) will release any member of the SpinCo Group from honoring existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Citadel Group on or prior to the Spin-Off Effective Time to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo will indemnify Citadel for such Liability (including Citadel’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article X.

(e)    No Claims. (i) SpinCo will not make, and will not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Citadel or any member of the Citadel Group, or any other Person released pursuant to Section 10.01(a), with respect to any Liabilities released pursuant to Section 10.01(a).

(ii)    Citadel will not make, and will not permit any other member of the Citadel Group and Dispatch (acting on its behalf and on behalf of the Dispatch Designees) will not make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 10.01(b) or Section 10.01(c), with respect to any Liabilities released pursuant to Section 10.01(b) or Section 10.01(c), as applicable.

(f)    Execution of Further Releases. At any time at or after the Spin-Off Effective Time, at the request of SpinCo or Citadel, as applicable, the other Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 10.01.

10.02    Indemnification by Citadel. (a) Without limiting or otherwise affecting the indemnity provisions of any Transitional Agreement, but subject to the limitations set forth in this Article X, from and after the Closing Date, Citadel will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SpinCo Indemnitees from and against any and all Losses that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(i)    any Excluded Liability, including the failure of Citadel or any other member of the Citadel Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liability; and

(ii)    any breach by Citadel or any other member of the Citadel Group of any covenant to be performed by such Persons pursuant to Article I or any Transitional Agreement subsequent to the Spin-Off Effective Time.

10.03    Indemnification by SpinCo. Without limiting or otherwise affecting the indemnity provisions of any Transitional Agreement but subject to the limitations set forth in this Article X, from and after the Closing, SpinCo will, and will cause each other member of the SpinCo Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Citadel Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a)    any SpinCo Liability, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liability;

(b)    any breach by SpinCo or any other member of the SpinCo Group of any covenant to be performed by such Persons pursuant to Article I or any Transitional Agreement subsequent to the Spin-Off Effective Time; and

(c)    any Transfer Taxes.

10.04    Calculation and Other Provisions Relating to Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article X will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If any Loss resulting in indemnification under Sections 10.02 or 10.03 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. Any indemnity payment hereunder will initially be made without regard to this Section 10.04(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b)    Taxes. In the absence of a Final Determination to the contrary and except for any post-Spin-Off interest, any amount payable by SpinCo to Citadel under this Agreement will be treated as occurring immediately prior to the Transactions, as an inter-company distribution, and any amount payable by Citadel to SpinCo under this Agreement will be treated as occurring immediately prior to the Transactions, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to this Agreement will be (i) decreased to offset any Tax benefit realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item and (ii) increased to offset any Tax cost incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of any indemnification payments hereunder, unless in the case of clause (ii) such amount is already included in the applicable calculation of Losses. Any indemnity payment hereunder will initially be made without regard to this Section 10.04(b) and will be reduced or increased, as the case may be, to reflect any applicable Tax benefit or Tax cost within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost, respectively. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item or receipt of an indemnity payment pursuant to this Section 10.04(b), the Indemnitee will, within 30 days of such Final Determination, provide the other Party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the Parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

10.05    Procedures for Defense, Settlement and Indemnification of Claims. (a) Direct Claims. All claims made hereunder by (i) Citadel, on the one hand, against SpinCo or any member of the SpinCo Group, on the other hand, or (ii) by SpinCo, on the one hand, against Citadel or any member of the Citadel Group, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 11.15. If an Indemnitee receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnitee will give the Indemnifying Party prompt written notice thereof but in any event within 15 days after receiving such notice or otherwise learning of such matter. Any such notice will describe the matter in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such matter. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 10.05(a) will not relieve the Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b)    Third-Party Claims. (i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) which is not a member of the SpinCo Group or the Citadel Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice

(a “Claims Notice”) thereof but in any event within 15 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 10.05(b) will not relieve the Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(ii)    Opportunity To Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 90 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article X, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect in any material respect the operations of (1) SpinCo or its Affiliates, if Citadel is the Indemnifying Party or (2) Citadel or its Affiliates, if SpinCo is the Indemnifying Party and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations thereon set forth in this Article X (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible subject to the limitations thereon set forth in this Article X, for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided that the other Litigation Conditions set forth in clauses (A), (B) and (C) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 10.05(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 10.05(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in connection with the defense of any Third-Party Claim, Dispatch will have the right to assert, prosecute, settle and receive the proceeds of any counter-claims or affirmative defenses of the Dispatch Group that are otherwise a SpinCo Asset.

(c)    Without limiting any provision of this Section 10.05, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the SpinCo Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by SpinCo or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

10.06    Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Citadel or SpinCo may have Liability under this Agreement or any of the Transitional Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)    Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled to indemnification in respect of those actions that would be necessary to perform the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(c)    Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article X will not be affected.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or for the benefit of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

10.07    Debt Financing Sources. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, CITADEL (ON BEHALF OF ITSELF AND ITS AFFILIATES AND EACH OFFICER, DIRECTOR, EMPLOYEE, MEMBER, MANAGER, PARTNER, CONTROLLING PERSON, AGENT AND REPRESENTATIVE THEREOF) (I) HEREBY WAIVES ANY CLAIMS OR RIGHTS AGAINST ANY DEBT FINANCING SOURCE RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE FINCO FINANCING, THE COMMITMENT LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER AT LAW OR IN EQUITY AND WHETHER IN TORT, CONTRACT OR OTHERWISE, (II) HEREBY AGREES NOT TO BRING OR SUPPORT ANY SUIT, ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE FINCO FINANCING, THE COMMITMENT LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER AT LAW OR IN EQUITY AND WHETHER IN TORT, CONTRACT OR OTHERWISE, AND (III) HEREBY AGREES TO CAUSE ANY SUIT, ACTION OR PROCEEDING ASSERTED AGAINST ANY DEBT FINANCING SOURCE BY OR ON BEHALF OF CITADEL OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, EMPLOYEE, MEMBER, MANAGER, PARTNER, CONTROLLING PERSON, AGENT AND REPRESENTATIVE THEREOF IN CONNECTION WITH THIS AGREEMENT, THE FINCO FINANCING, THE COMMITMENT LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY TO BE DISMISSED OR OTHERWISE TERMINATED. IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING WAIVERS AND AGREEMENTS, IT IS ACKNOWLEDGED AND AGREED THAT NO DEBT FINANCING SOURCE SHALL HAVE ANY LIABILITY FOR ANY CLAIMS OR DAMAGES TO CITADEL IN CONNECTION WITH THIS AGREEMENT, THE FINCO FINANCING, THE COMMITMENT LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

XI.    MISCELLANEOUS

11.01    Non-Survival of Representations and Warranties. None of the representations, warranties and pre-Closing covenants and agreements in this Agreement will survive the Closing; provided, however, that this Section 11.01 will not limit any covenant or agreement of the Parties to the extent such covenant or agreement by its terms contemplates performance after the Closing, which will survive the Closing until any such covenant or agreement shall have been performed in accordance with its terms.

11.02    Expenses. (a) General Rule. Except as otherwise provided in this Section 11.02 or any of the Transitional Agreements, all fees and expenses incurred in connection with the Transactions will be paid by the Party incurring such fees or expenses, including if this Agreement is terminated.

(b)    Notwithstanding Section 11.02(a), if the Closing occurs:

(i)    SpinCo will reimburse Citadel for the Citadel Transaction Expenses up to the Cap Amount;

(ii)    SpinCo will reimburse Dispatch for the Dispatch Transaction Expenses; provided that SpinCo will not reimburse Dispatch for any Dispatch Transaction Expense that was incurred or paid by any of the Subsidiaries of Dispatch that becomes, upon consummation of the Mergers, part of the SpinCo Group; and

(iii)    Citadel will reimburse SpinCo for any Excluded Citadel Expenses paid by any member of the SpinCo Group.

(c)    Notwithstanding anything herein to the contrary, with respect to the structuring and arrangement fees relating to the Credit Facilities (the “Financing Costs”), the following will apply:

(i)    To the extent that such Financing Costs apply to the amount equal to the sum of $309.0 million plus the Citadel Transaction Expenses to be drawn under the Credit Facilities, (A) the Borrower will bear such Financing Costs up to an aggregate amount of $3.00 million and such amount will be deemed to be reimbursed by SpinCo to Citadel in accordance with Section 11.02(b)(i) and to count against the Cap Amount (whether or not any member of the Citadel Group pays any portion thereof), (B) thereafter, Citadel will be responsible for such Financing Costs between $3.00 million and $3.25 million and the amount for which Citadel is responsible under this clause (B) will not be reimbursable by SpinCo to Citadel pursuant to Section 11.02(b)(i) and will not count against the Cap Amount, and (C) any excess amount of such Financing Costs over $3.25 million will be the sole responsibility of the Borrower; and

(ii)    To the extent that Financing Costs apply to any other amounts to be drawn under the Credit Facilities, such costs will be the sole responsibility of the Borrower.

11.03    Entire Agreement. This Agreement and the Transitional Agreements, including any related Schedules and Exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to Section 9.02. If there is a conflict between any provision of this Agreement and a provision of any Transitional Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

11.04    Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of New York, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b)    By execution and delivery of this Agreement each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State and County of New York for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State and County of New York, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them to the extent permitted by law, without necessity for service by any other means provided by statute or rule of court. Notwithstanding anything to the contrary contained herein, each Party hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the FinCo Financing, the Commitment Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE

AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENTS (INCLUDING AGAINST ANY DEBT FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.04(c).

11.05    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by email or facsimile, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Dispatch:

Diamond S Shipping Inc.

33 Benedict Place

Greenwich, CT 06830

USA

Attention:	Craig Stevenson
Facsimile:	+ (203) 413-2010
Email:	cstevenson@diamondshipping.com

with a copy to (which will not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attention:	Robert A. Profusek
Jeffery D. Symons
Demetra Karamanos
Facsimile:	(212) 755-7306
Email:	raprofusek@jonesday.com
jsymons@jonesday.com
dkaramanos@jonesday.com

(ii)    If to Citadel:

Capital Product Partners L.P.
3, Iassonos Street,
18537 Piraeus, Greece
Attention:	Gerasimos Kalogiratos
Facsimile:	+30 2104284285
Email:	j.kalogiratos@capitalmaritime.com

with a copy to (which will not constitute notice):

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
United Kingdom
Attention:	Richard Pollack
Christoph Vonlanthen
Facsimile:	+44 (20) 7959-8950
Email:	pollackr@sullcrom.com
vonlanthenc@sullcrom.com

and

The Citadel Special Committee
3, Iassonos Street
Piraeus, 18537 Greece
Attention:	Keith Forman
Facsimile:	+30 2104284285
Email:

with a copy to (which will not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Philip Richter
Facsimile:	+1.212.859.4000
E-mail:	philip.richter@friedfrank.com

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.05. Any notice to Dispatch will be deemed notice to all members of the Dispatch Group, and any notice to Citadel will be deemed notice to all members of the Citadel Group.

11.06    Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. The Parties agree that, to the extent revision is required by any Government Authority in the

Marshall Islands or to comply with Marshall Islands Law that this Agreement, any Transitional Agreement or the documents included in Exhibit C, they will amend this Agreement or such other document to comply with such requirement or applicable Marshall Islands Law (which may include migrating SpinCo to another jurisdiction, in which event the Parties will agree to changes to the documents in Exhibit C); provided, however, that no such amendment will modify, add, delete or otherwise alter any substantive right or obligation of any Party under this Agreement.

(b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(c)    No amendment or waiver to this Section 11.06 or Sections 10.07, 11.04, 11.07 or 11.16 or defined term used therein that would be materially adverse to the rights of the Debt Financing Sources thereunder shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

11.07    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Dispatch Group or the Citadel Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 11.07 and Sections 10.07, 11.04, 11.06 and 11.16.

11.08    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

11.09    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Dispatch Disclosure Letter or Citadel Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Citadel Disclosure Letter or Dispatch Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Dispatch Disclosure Letter or the Citadel Disclosure Letter will be deemed to be followed by the words “without limitation.” The use of the word “covenant” or “agreement,” when referring to a covenant or agreement contained herein, will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. “Days” means “calendar days” unless specified as “Business Days.” References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Transitional Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Transitional Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

11.10    Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

11.11    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

11.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.13    Disclosure Letters. There may be included in the Dispatch Disclosure Letter or the Citadel Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Dispatch Disclosure Letter and the Citadel Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Dispatch Disclosure Letter and the Citadel Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Dispatch Disclosure Letter or the Citadel Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one section of such disclosure letter will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.

11.14    Waiver. Each Party acknowledges, on behalf of itself and its Affiliates, that (a) (i) Jones Day has represented, is representing and will continue to represent Dispatch, (ii) each of Sullivan & Cromwell LLP and Watson Farley & Williams LLP is representing Citadel and (iii) Fried, Frank, Harris, Shriver & Jacobson LLP is representing the Citadel Special Committee, in each case in connection with the Transactions, and (b) (A) Jones Day on the one hand and (B) each of Sullivan & Cromwell LLP, Watson Farley & Williams LLP and Fried, Frank, Harris, Shriver & Jacobson LLP on the other hand will only represent the interests of Dispatch, Citadel and the Citadel Special Committee, as applicable, in connection with the Transactions. Each Party waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day, Sullivan & Cromwell LLP, Watson Farley & Williams LLP or Fried, Frank, Harris, Shriver & Jacobson LLP in connection with such representation and agrees not to challenge Jones Day’s representation of Dispatch, Sullivan & Cromwell LLP’s or Watson Farley & Williams LLP’s representation of Citadel or Fried, Frank, Harris, Shriver & Jacobson LLP’s representation of the Citadel Special Committee with respect to the Transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, each Party agrees, on behalf of itself and its Affiliates, that Jones Day or Sullivan & Cromwell LLP, Watson Farley & Williams LLP or Fried, Frank, Harris, Shriver & Jacobson LLP, as applicable, may represent Dispatch or Citadel, as applicable, in any litigation, arbitration, mediation or other Action against or involving any Party or any of its Affiliates, arising out of or in connection with the Transactions.

11.15    Obligations of Affiliates. Each of Dispatch and Citadel will cause all of the members of its Group to comply with their respective obligations or representations or warranties under this Agreement and the Transitional Agreements (whether or not any such members of its Group are parties to this Agreement or Transitional Agreements). Dispatch hereby guarantees to Citadel the performance of the other members of the Dispatch Group of their respective obligations under this Agreement and the other Transitional Agreements, and Citadel hereby guarantees to Dispatch the performance of the other members of the Citadel Group of their respective obligations under this Agreement and the Transitional Agreements.

11.16    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no former, current or future equity holders, controlling persons, directors, officers, trustees, employees, agents or Affiliates of any Party, any Debt Financing Source or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether at Law or equity, in contract, tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 11.16 shall in no way be deemed to limit the liability or obligations of any Party to the extent that such Party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

XII. DEFINITIONS

For purposes of this Agreement, the following terms, when used herein with initial capital letters, will have the following meanings:

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature, whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Actual Earnings” has the meaning set forth in Section 1.09(e)(i)(3).

“Adjusted SpinCo Working Capital” means, as at the Lockbox Date, all current assets (other than Cash) and all current liabilities (other than the current portion of long-term debt) attributable to the SpinCo Business.

“Adjusted SpinCo Working Capital Statement” has the meaning set forth in Paragraph (f)(ii) of Exhibit D.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Affiliates of Citadel will include SpinCo and its Subsidiaries prior to the Closing, CMTC and Crude Carriers Investments Corp.

“Agent” means the trust company or bank duly appointed by Citadel to act as distribution agent, transfer agent and registrar for the shares of SpinCo Common Stock in connection with the Spin-Off.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Financing” has the meaning set forth in Section 7.11(b)(iv).

“Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any legislation implementing that convention, and all other applicable anti-bribery or anti-corruption Laws of any jurisdiction or Governmental Authority.

“Antitrust Approvals” has the meaning set forth in Section 7.03(c).

“Antitrust Laws” means all Laws relating to merger control or competition Law or are otherwise designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Audited Dispatch Financial Statements” has the meaning set forth in Section 5.09.

“Audited SpinCo Financial Statements” has the meaning set forth in Section 7.06(a).

“Borrower” means FinCo, a Subsidiary of Dispatch Crude HoldCo that is disregarded for U.S. federal income tax purposes and that is identified as the Borrower in the Commitment Letters.

“Bunkers” means the bunker fuel as determined in accordance with the procedures set forth in Exhibit E.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday and on which banks are open in New York, London and (following the Closing Date) Hamburg to the general public for business.

“Cap Amount” means $13.0 million, increased (if applicable) on a dollar-for-dollar basis by the extent to which the Dispatch Transaction Expenses exceed $10.0 million.

“Cash” means the total consolidated cash and cash equivalents of Citadel as of a specified date as would be shown on a consolidated balance sheet of SpinCo as of such date prepared in accordance with GAAP.

“Certificates of Merger” has the meaning set forth in Section 3.01(c).

“Charter” means a Contract for the hire of a Vessel to which a Party or its controlled Affiliates is a party.

“Charter Value” means the value of a Party’s Time Charters determined pursuant to this Agreement of a specified date.

“Citadel” has the meaning set forth in the Preamble to this Agreement.

“Citadel Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Lockbox Date by either Citadel or SpinCo or any member of their respective Groups, in each case other than the SpinCo Business.

“Citadel Class B Unitholder Consent” means the consent of the holders of Class B Units for the redemption of such units upon (and subject to) Closing.

“Citadel Class B Units” means Citadel’s Class B Convertible Preferred Units.

“Citadel Disclosure Letter” means the disclosure letter delivered by Citadel to Dispatch immediately prior to the execution of this Agreement.

“Citadel Equity Interests” has the meaning set forth in Section 6.04(c).

“Citadel Existing Bilateral Credit Facilities” means the Citadel Existing Credit Facilities identified as such in Section 6.09(ix) of the Citadel Disclosure Letter.

“Citadel Existing Credit Facilities” means the Citadel’s existing credit facilities specified in Section 6.09(ix) of the Citadel Disclosure Letter.

“Citadel Existing Syndicated Credit Facility” means the Citadel Existing Credit Facility identified as such in Section 6.09(ix) of the Citadel Disclosure Letter.

“Citadel GP” means Citadel GP L.L.C., a Marshall Islands limited liability company and the general partner of Citadel.

“Citadel Group” means Citadel and each of its Subsidiaries, but excluding, following the Closing, any member of the SpinCo Group.

“Citadel Indemnitees” means Citadel, each member of the Citadel Group and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Citadel Group (in each case, in their respective capacities as such).

“Citadel Parties” has the meaning set forth in Section 6.01.

“Citadel Refinancing” means all required arrangements, amendments and consents in respect of the Citadel Existing Credit Facilities to effect the Transactions and prepay or redeem, through the application of a portion of the net proceeds from the Credit Facilities, a portion of the indebtedness outstanding under the Citadel Existing Credit Facilities and the outstanding Citadel Class B Units.

“Citadel SEC Filings” means all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by Citadel under the Securities Act or the Exchange Act, as the case may be, from and after close of business on December 31, 2017.

“Citadel Special Committee” has the meaning set forth in the Recitals.

“Citadel Transaction Expenses” means all documented third-party, out-of-pocket cash fees and expenses paid or incurred by Citadel or any of its Subsidiaries relating to the Transactions, including (i) fees and expenses of the financial, accounting, tax and legal advisors and other consultants to Citadel, the Citadel GP, the Board of Directors of Citadel and the Citadel Special Committee, (ii) Citadel’s and SpinCo’s accounting and SpinCo’s SEC filing expenses, (iii) fees and expenses related to the amendments and partial prepayment of the Citadel Existing Credit Facilities or the redemption of the Citadel Class B Units, and (iv) the Financing Costs (to the extent specified in Section 11.02(c)(i), but, for the avoidance of doubt, not including accrued and unpaid interest on any indebtedness outstanding under the Citadel Existing Credit Facilities, including the Citadel Existing Credit Facilities relating to the Vessels to be contributed by Citadel to SpinCo in the Restructuring.

“Citadel Transfer Documents” has the meaning set forth in Section 1.11.

“Citadel Units” means the issued common units and general partner units of Citadel.

“Claims Notice” has the meaning set forth in Section 10.05(b)(i).

“Clarksons” means Clarkson Valuations Limited.

“Classification Requirements” means, as to any Vessel, the requirements of the classification society applicable to such Vessel (the “Classification Societies”).

“Closing” has the meaning set forth in Section 4.01(a).

“Closing Date” has the meaning set forth in Section 4.01(b).

“CMTC” means Capital Maritime & Trading Corp.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses; provided, however, that unless otherwise provided herein “Commercially Reasonable Efforts” will not require a Party (a) to make non-de minimis payments to unaffiliated third parties, to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law, or (c) except with respect to the consummation of the FinCo Financing, to initiate any litigation or arbitration.

“Commission” means the Securities and Exchange Commission.

“Commitment Letters” has the meaning set forth in Section 5.19(a).

“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans, and (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements and each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), in the case of each of clauses (a) through (d), sponsored, maintained or contributed to by a Party or its ERISA Affiliates (i) for the benefit of any Employees or any of their beneficiaries or (ii) pursuant to which such party or any of its Subsidiaries would have any Liability subsequent to the Closing in respect of periods on or prior to the Closing, excluding in the case of clauses (i) and (ii) any plans, policies, arrangements or agreements not sponsored by such party or any of its Subsidiaries to which contributions by an employer are mandated by a Governmental Authority or by law, rules, regulations, orders or decrees.

“Competing Transaction” has the meaning set forth in Section 7.09(a).

“Confidential Information” has the meaning set forth in Section 7.14(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated January 9, 2018, between Dispatch and an Affiliate of Citadel.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Consolidated Tax Return” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include one or more SpinCo Entities, on the one hand, and Citadel or any of its Affiliates (other than any of the SpinCo Entities), on the other hand.

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.02. Variants of this term such as “Conveyance” will have correlative meanings.

“Credit Agreement” means the credit agreement to be prepared and entered into as contemplated by the Commitment Letters.

“Credit Documents” means the Credit Agreement and related agreements and documents to be prepared and entered into as contemplated by the Commitment Letters.

“Credit Facilities” means the term loan and revolving credit facilities contemplated by the Commitment Letters.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements, in each case in connection with the Dispatch

FinCo Financing, the Citadel Refinancing or any other financing in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the lenders party to the Commitment Letters, together with their Affiliates and any of their respective former, current or future general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns.

“Deliberate Breach” means (a) a material breach of a representation or warranty that the Party making the representation or warranty had Knowledge was false at the time such representation or warranty was made or (b) a material breach of a covenant by a Party where such Party had Knowledge at the time that the action so taken or omitted to be taken by such Party constituted a breach of such covenant.

“Direct Claims” has the meaning set forth in Section 10.05(a).

“Disclosing Party” has the meaning set forth in Section 7.14(b)(iii)(A).

“Dispatch” has the meaning set forth in the Preamble to this Agreement.

“Dispatch Asset Values” has the meaning set forth in Paragraph (b) of Exhibit D.

“Dispatch Assets” means all assets owned or held by Dispatch or any of its Subsidiaries.

“Dispatch Business” means the business of owning and operating the Dispatch Assets, whether by Dispatch or its direct or indirect Subsidiaries.

“Dispatch Credit Facilities” has the meaning set forth in Section 12(a) of the Dispatch Disclosure Letter.

“Dispatch Crude HoldCo” is defined in the Preamble to this Agreement.

“Dispatch Designee” means each direct and indirect owner of Dispatch (as specified in Section 12(c) of the Dispatch Disclosure Letter).

“Dispatch Disclosure Letter” means the disclosure letter delivered by Dispatch to Citadel immediately prior to the execution of this Agreement.

“Dispatch Employee” has the meaning set forth in Section 5.08.

“Dispatch Equity Interests” has the meaning set forth in Section 5.01(b).

“Dispatch Financial Statements” has the meaning set forth in Section 5.09(a).

“Dispatch Group” means Dispatch and each of its Subsidiaries, including after the Closing the SpinCo Group.

“Dispatch Intercompany Accounts” has the meaning set forth in Section 7.15(b).

“Dispatch ManagementCo” is defined in the Preamble to this Agreement.

“Dispatch Material Adverse Effect “ means any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Dispatch and its Subsidiaries taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Dispatch Material Adverse Effect: (a) general conditions in the industry in which Dispatch competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which Dispatch operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Dispatch with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of Dispatch to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Citadel, (h) effects or conditions resulting from the announcement of this Agreement or the Transactions, including any employee departures and any actions taken by customers or suppliers of any member of the Dispatch Group to terminate, discontinue or not renew their Contracts with Dispatch or its Subsidiaries or otherwise withhold any Consent necessary in respect of such Contracts or (i) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (i), such matters will be considered to the extent that they disproportionately affect the Dispatch Group as compared to similarly situated businesses generally operating in the same industry in the United States and other geographic areas in which the Dispatch Group operates.

“Dispatch Merger Party” has the meaning set forth in Section 3.01(a).

“Dispatch MR HoldCo” is defined in the Preamble to this Agreement.

“Dispatch Material Contract” has the meaning set forth in Section 5.07(a).

“Dispatch Net Debt” has the meaning set forth in Paragraph (e)(i) of Exhibit D.

“Dispatch Net Debt Statement” has the meaning set forth in Paragraph (e)(iii) of Exhibit D.

“Dispatch Net Working Capital” has the meaning set forth in Paragraph (e)(ii) of Exhibit D.

“Dispatch Parties” has the meaning set forth in Section 5.02.

“Dispatch Transaction Expenses” means all documented third-party, out-of-pocket cash fees and expenses paid or incurred by Dispatch or any of its Subsidiaries relating to the Transactions, other than expenses referred to in Section 11.02(c)(i)(A) and (B).

“Dispatch Vessel” has the meaning set forth in Section 5.17(b).

“Distributions” means, during the applicable period, with respect to any entity, any of the following: (i) the declaration or payment of any dividend or any other distribution (whether in Cash or in kind) in respect of any Equity Interest of such entity or any payment (whether in Cash or in kind) made to the direct or indirect holders (in their capacities as such) of such Equity Interest or (ii) the purchase, redemption or other acquisition or retirement for value (whether in Cash or in kind) of any Equity Interest in such entity.

“Draft SpinCo Financial Statements” has the meaning set forth in Section 6.11(b).

“Eligible Ballast Water Treatment Systems and Scrubbers” means the ballast water treatment systems and scrubbers to be installed on SpinCo Vessels pursuant to the Contracts specified in Section 6.09(viii) of the Citadel Disclosure Letter or approved to be installed by Dispatch in accordance with Section 7.01.

“End Date” has the meaning set forth in Section 9.01(b)(i).

“Enforceability Exception” has the meaning set forth in Section 5.02.

“Environmental Claim” means any Action by any Person alleging Liability, or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) arising out of, based on, resulting from or relating to any Environmental Conditions or any noncompliance with any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds the applicable standard or threshold under applicable Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws that relate to pollution, the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety, including Laws or any other binding legal obligation in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Estimated Lockbox Amount” has the meaning set forth in Section 1.09(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded Citadel Expenses” means all Citadel Transaction Expenses in excess of the Cap Amount.

“Excluded Liabilities” has the meaning set forth in Section 1.06(b).

“Existing Management Agreements” means the management agreements identified in Section 1.07(b) of the Citadel Disclosure Letter, insofar as they relate to the SpinCo Vessels.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (a) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (b) a final settlement with the United States Internal Revenue Service, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable arrangement, (c) any other final disposition, including by reason of the expiration of the applicable statute of limitations, or (d)) the agreement of Dispatch and Citadel or, if applicable, determined by a third party pursuant to the dispute-resolution provisions of any Exhibit.

“Financing Costs” has the meaning set forth in Section 11.02(c).

“Financing Shortfall” has the meaning set forth in Section 7.11(f)(i).

“FinCo” has the meaning set forth in the Recitals.

“FinCo Financing” has the meaning set forth in Section 5.19(a).

“Form 10” means the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Spin-Off, as such registration statement may be amended or supplemented from time to time prior to the Spin-Off, or such other form as required by the SEC.

“First-Step Mergers” has the meaning set forth in the Recitals.

“First-Step Mergers Effective Time” has the meaning set forth in Section 3.01(d).

“Fraud” means a knowing, actual and deliberate fraud in the making of, and with respect to material facts in, the representations and warranties set forth in this Agreement, which in each case satisfies all of the elements of common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Dispatch (when referring to Dispatch) or Citadel (when referring to Citadel).

“Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits, orders, clearances, terminations or expirations of waiting periods or authorizations to be obtained from, any Governmental Authority, including the Antitrust Approvals.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Group” means the Dispatch Group, the Citadel Group or the SpinCo Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos-containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws or any other substance or material that is regulated by, or may form the basis for liability under, any Environmental Laws.

“Identified Jurisdictions” has the meaning set forth in Section 7.03(b).

“In-Progress Spot Voyage Statement” has the meaning set forth in Paragraph (a) of Exhibit J.

“In-Progress Spot Voyages” means Spot Voyages in progress as at the Lockbox Date.

“Indebtedness” means and includes as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) net payment obligations under any interest rate, currency or other hedging or derivative agreement, (f) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases, or (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article X or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article X or any other section of this Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Information Statement” means the information statement to be sent to the holders of Citadel common units in connection with the Spin-Off, as such information statement may be amended or supplemented from time to time prior to the Spin-Off.

“Inspection” means the physical inspection of a Vessel conducted in connection with the Transactions.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by an Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators and social media addresses and accounts, (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof, (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Intended Tax Treatment” means (a) the treatment of the SpinCo Transfer as a contribution under Section 351 of the Code, (b) the treatment of the First-Step Mergers and the Second-Step Mergers, together, as a series of reorganizations pursuant to Section 368(a)(1)(A) of the Code that are, in each case, tax-free to Dispatch and its investors and that occur between Dispatch MR HoldCo, Dispatch Crude HoldCo and Dispatch ManagementCo, respectively and, in each case, SpinCo, (c) the treatment of this Agreement as a plan of reorganization as described in Treasury Regulations Section 1.368-2(g), (d) the treatment of the payment or assumption of certain obligations of Citadel in connection with the SpinCo Transfer as an assumption of indebtedness by SpinCo in the amount of the sum of $309.0 million plus the Citadel Transaction Expenses, which will be repaid with the proceeds of the FinCo Financing (or any Alternative Financing), (e) the treatment of the FinCo Financing (or any Alternative Financing) and the Credit Facilities as one or more obligations of SpinCo for U.S. federal income tax purposes, and (f) the treatment of FinCo as an entity disregarded for U.S. federal income tax purposes.

“Intercompany Accounts” means all receivables, payables, loans and other accounts, rights and Liabilities between SpinCo or any member of the SpinCo Group, on the one hand, and Citadel, any member of the Citadel Group (other than the SpinCo Group), the Citadel GP or the Manager of the SpinCo Vessels, on the other hand, or arising under the Existing Management Agreements. For the avoidance of doubt, receivables and payables arising in respect of Charters with CMTC and its Affiliates will be deemed not to be Intercompany Accounts hereunder.

“Interim Net Working Capital Amount” has the meaning set forth in Section 8.03(d).

“Investor Questionnaire” has the meaning set forth in Section 5.18(b)(iv).

“Joint Return” means any Tax Return filed by a Tax group that includes at least one Citadel Group member and at least one SpinCo Group member.

“Knowledge” means, in the case of Dispatch, the actual knowledge of each of the Persons listed under the caption “Knowledge Persons” in of the Dispatch Disclosure Letter as of the date of the representation after inquiry deemed reasonable by each such Person and, in the case of Citadel, the actual knowledge of each of the Persons listed under the caption “Knowledge Persons” in of the Citadel Disclosure Letter as of the date of the representation after inquiry deemed reasonable by each such Person.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 10.05(b)(ii).

“Lockbox Amount” means an amount calculated pursuant to Exhibit N.

“Lockbox Date” has the meaning set forth in Section 4.01(c).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any punitive, exemplary, special or similar damages, indirect damages, consequential damages that are not reasonably foreseeable, damages based on diminution in value or damages computed on a multiple of earnings, cash flow or another financial measure, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“LTV Ratchet” means the maximum principal amount of the loans available under the Commitment Letters or the Credit Documents (or similar documents relating to any Alternative Financing) calculated as a percentage of the fair market value of the Vessels pledged as collateral thereunder.

“Lubricating Oil” means the lubricating oils, greases and chemicals onboard Vessels as determined in accordance with the procedures set forth in Exhibit E.

“Manager of the SpinCo Vessels” means Citadel Ship Management Corp., a Panama company and the manager of the SpinCo Vessels.

“Merger Consideration” has the meaning set forth in Section 3.02(b).

“Merger Sub 1” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub 2” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub 3” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub 4” has the meaning set forth in the Preamble to this Agreement.

“Merger Subs” has the meaning set forth in the Preamble to this Agreement.

“Mergers” has the meaning set forth in the Recitals.

“Mergers Effective Time” has the meaning set forth in Section 3.01(d).

“Net Amount of Cash” has the meaning set forth in Section 1.09(a).

“Non-Recourse Party” has the meaning set forth in Section 11.16.

“NT Suez” means NT Suez Holdco LLC, a joint venture in which Dispatch holds indirectly a 51% interest.

“NYSE” means the New York Stock Exchange.

“Objecting Party” has the meaning set forth in Section 1.09(h).

“Objection Notice” has the meaning set forth in Paragraph (g)(i) of Exhibit D.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Party” has the meaning set forth in in Section 1.09(h).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by any Person, an action that is (a) consistent in all material respects in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person or (b) similar in all material respects in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same size and line of business as such Person.

“Paint” means the paint as determined in accordance with the procedures set forth in Exhibit E.

“Parties” means Dispatch, Citadel, SpinCo, Dispatch MR HoldCo, Dispatch Crude HoldCo, Dispatch ManagementCo, Merger Sub 1, Merger Sub 2, Merger Sub 3 and Merger Sub 4.

“Permitted Encumbrances” means (a) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the financial statements that are scheduled in the Citadel Disclosure Letter or the Dispatch Disclosure Letter, as applicable, and (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course (in the case of SpinCo, in each case satisfactory to the lenders under the Credit Facilities).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or organization or a Governmental Authority.

“Pre-Closing Period” has the meaning set forth in Section 7.01(a).

“Premium” has the meaning set forth in Paragraph (c) of Exhibit D.

“Prorated Earnings” has the meaning set forth in Section 1.09(e)(i)(B).

“Recapitalization” has the meaning set forth in Section 1.13.

“Receiving Party” has the meaning set forth in Paragraph (g)(i) of Exhibit D.

“Recipient” has the meaning set forth in Section 7.14(b).

“Record Holders” means the holders of record of Citadel common units or general partner units as of the close of business on the Spin-Off Record Date.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received or credited thereon.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.

“Required Amount” means the amount required for the uses contemplated in the Commitment Letters, being at least the sum of (i) $309.0 million, (ii) the Citadel Transaction Expenses and (iii) all fees and expenses required to be paid by FinCo and its Affiliates related to the FinCo Financing and the consummation of the Transactions.

“Resale and Registration Rights Agreement” means the resale and registration rights agreement attached as Exhibit H.

“Restructuring” has the meaning set forth in Section 1.01(a).

“Retained Accountant” has the meaning set forth in Paragraph (g)(ii) of Exhibit D.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step Mergers” has the meaning set forth in the Recitals.

“Second-Step Mergers Effective Time” has the meaning set forth in Section 3.01(d).

“Securities Act” means the Securities Act of 1933.

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Share Number” means the total number of shares of SpinCo Common Stock issuable as Merger Consideration. The Share Number will be determined pursuant to Exhibit D.

“Shared Information” means (a) all Information provided by any member of the Citadel Group to a member of the SpinCo Group prior to the Closing Date, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the SpinCo Business prior to the Closing Date and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Transitional Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Citadel or the SpinCo Business (after the removal of any business retained by the Citadel Group, as applicable), as the case may be, and (c) any Information that is reasonably necessary for the conduct of the SpinCo Business (except for any information relating to performance ratings or assessments of employees of the Citadel Group (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Shipmaster and Chief Engineer Certificate” has the meaning set forth in Paragraph (a) of Exhibit E.

“Specified Shareholder” has the meaning set forth in the form of Resale and Registration Rights Agreement attached as Exhibit H.

“SpinCo” has the meaning set forth in the Preamble to this Agreement.

“SpinCo Assets” has the meaning set forth in Section 1.05(a).

“SpinCo Board” has the meaning set forth in the Recitals.

“SpinCo Books and Records” the meaning set forth in Section 1.05(a)(vii).

“SpinCo Business” means the business, operations and activities of the Citadel Group relating to the SpinCo Vessels as conducted immediately prior to the Lockbox Date by either Citadel or SpinCo or any of their current or former Subsidiaries and, with respect to events that take place after the First-Step Mergers Effective Time, including any new Assets, activities, expansions, additions or other modifications resulting from the Mergers.

“SpinCo Business Material Adverse Effect” means any circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the SpinCo Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a SpinCo Business Material Adverse Effect : (a) general conditions in the industry in which the SpinCo Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the SpinCo Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Citadel with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of the SpinCo Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Citadel, (h) effects or conditions resulting from the announcement of this Agreement or the Transactions, including any employee departures and any actions taken by customers or suppliers of the SpinCo Business to terminate, discontinue or not renew their Contracts with the SpinCo Business or otherwise withhold any Consent necessary in respect of such Contracts, or (i) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (i), such matters will be considered to the extent that they disproportionately affect the SpinCo Business as compared to similarly situated businesses generally operating in the United States and other geographic areas in which the SpinCo Business operates.

“SpinCo Certificate” has the meaning set forth in Section 2.01(f).

“SpinCo Common Stock” has the meaning set forth in the Recitals.

“SpinCo Contracts” means the following Contracts to which Citadel, the Manager of the SpinCo Vessels or SpinCo or any member of the Citadel Group or the SpinCo Group is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Citadel or any member of the Citadel Group pursuant to any provision of this Agreement or any Transitional Agreement: (a) any Contract identified or required to be identified on Section 6.09 of the Citadel Disclosure Letter and (b) any other Contract that specifically and exclusively relates to the SpinCo Business, other than those Contracts terminated pursuant to Section 1.08.

“SpinCo Current Liabilities” means the current liabilities of SpinCo as at the Lockbox Date (other than SpinCo Deferred Revenue).

“SpinCo Deferred Revenue” means “deferred revenue” attributable to the SpinCo Business as at the Lockbox Date, determined in accordance with the SpinCo Accounting Principles.

“SpinCo Entities” means the SPVs together with SpinCo.

“SpinCo Equity Interests” has the meaning set forth in Section 6.04(a).

“SpinCo Financial Statements” has the meaning set forth in Section 7.06(b).

“SpinCo Group” means SpinCo and each of its Subsidiaries. Each of the SpinCo Entities will be deemed to be members of the SpinCo Group as of the Closing Date.

“SpinCo Indemnitees” means SpinCo, each member of the SpinCo Group and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the SpinCo Group (in each case, in their respective capacities as such).

“SpinCo Inventory” has the meaning set forth in Section 1.05(a)(iv).

“SpinCo Liabilities” has the meaning set forth in Section 1.06(a).

“SpinCo Material Contracts” has the meaning set forth in Section 6.09(a).

“SpinCo Prepaid Expenses” means all prepaid expenses (including, for the avoidance of doubt, prepaid insurance premia) attributable to the SpinCo Business as at the Lockbox Date, determined in accordance with the SpinCo Accounting Principles.

“SpinCo SEC Filings” has the meaning set forth in Section 7.08(a).

“SpinCo SPV” means an SPV owning a SpinCo Vessel.

“SpinCo Trade Account Receivables” means all account receivables attributable to the SpinCo Business as at the Lockbox Date, determined in accordance with the SpinCo Accounting Principles.

“SpinCo Transfer” means the contribution of the SpinCo Assets by Citadel to SpinCo and the assumption of the SpinCo Liabilities by SpinCo, in each case, in accordance with this Agreement.

“SpinCo Transfer Documents” has the meaning set forth in Section 1.12.

“SpinCo Vessels” means the vessels listed in Part 1 of Exhibit A.

“Spin-Off” has the meaning set forth in the Recitals.

“Spin-Off Date” means the date on which the Spin-Off occurs.

“Spin-Off Effective Time” means the effective time of the Spin-Off, determined in accordance with Section 4.01(f).

“Spin-Off Record Date” means the close of business on the date to be determined by Citadel’s Board of Directors in accordance with this Agreement as the record date for determining the holders of Citadel Units entitled to receive shares of SpinCo Common Stock in the Spin-Off.

“Spot Charter Commencement Date” means the date on which loading of the Vessel commenced.

“Spot Charter Counterparty” means the counterparty to the Spot Charter.

“Spot Charter Last Discharge Date” means the completion date of last cargo discharge.

“Spot Charter Termination Date” means the termination date of the Spot Charter.

“Spot Voyage” means any Charter Contract that is not a Time Charter.

“Spot Voyage Expenses” has the meaning set forth in Paragraph (b)(ii) of Exhibit J.

“Spot Charter Revenues” has the meaning set forth in Paragraph (b)(iii) of Exhibit J.

“SPV” means a company that owns an interest in a Vessel.

“SPV Books and Records” includes all notices, registers, ledgers, invoices, aging reports, trial balance or management accounts, correspondence, orders, inquiries, drawings, plans, data, books of account, Contracts (including Charters) and other documents and all computer disks or tapes or other machine legible programs or other records relating primarily to one or more SpinCo SPVs or SpinCo Vessels.

“Submitting Party” has the meaning set forth in Paragraph (g)(i) of Exhibit D.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect 50% of the Board of Directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein. For the avoidance of doubt, (i) Subsidiaries of Citadel will include SpinCo and the SpinCo Entities prior to the Closing and (ii) Subsidiaries of Dispatch will include SpinCo and the SpinCo Entities after the Closing.

“Tax” means all forms of taxation, whenever created or imposed, and whether of the United States, the Marshall Islands or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, will include net income, gross income, capital gains, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any Governmental Authority or political subdivision thereof, together with any related interest, charges, penalties, additions to such tax or additional amounts imposed with respect thereto by such Governmental Authority or political subdivision.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any formal or informal claim or request for a Refund filed with any Governmental Authority).

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Governmental Authority.

“Third Party” means any Person (including any Governmental Authority) who is not a member of the Dispatch Group (including after the Closing, any member of the SpinCo Group) or Citadel Group.

“Third-Party Claim” has the meaning set forth in Section 10.05(b)(i).

“Time Charter” means Charter Contract for a specified period longer than six months when executed rather than one or more voyages.

“Trade Regulations” has the meaning set forth in Section 5.06(b).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Announcement” has the meaning set forth in Section 7.04.

“Transactions” means, collectively, the Restructuring, the Spin-Off, the Mergers and the other transactions contemplated by this Agreement and any Transitional Agreement.

“Transfer Documents” has the meaning set forth in Section 1.12.

“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer, intangible, recordation, registration, documentary or similar Taxes imposed in connection with, or that are otherwise related to, the Transactions; provided, however, that “Transfer Taxes” will not include any income or franchise Taxes (including any income or franchise Taxes payable in connection with the Transactions) or Taxes in lieu of any such income or franchise Taxes.

“Transitional Agreement” means each of the agreements attached as Exhibit H.

“Unaudited Dispatch Financial Statements” has the meaning set forth in Section 5.09(a).

“Unaudited SpinCo Financial Statements” has the meaning set forth in Section 7.06(b).

“Vessel” means a SpinCo Vessel or a Dispatch Vessel, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

DSS HOLDINGS L.P.
By: DSS Holdings GP Limited, its General Partner

By:	/s/ Craig S. Stevenson II
Name:	Craig S. Stevenson II
Title:	Chief Executive Officer

DSS CRUDE TRANSPORT INC.

By:	/s/ Craig S. Stevenson II
Name:	Craig S. Stevenson II
Title:	Chief Executive Officer

DSS PRODUCTS TRANSPORT INC.

By:	/s/ Craig S. Stevenson II
Name:	Craig S. Stevenson II
Title:	Chief Executive Officer

DIAMOND S TECHNICAL MANAGEMENT LLC

By:	/s/ Craig S. Stevenson II
Name:	Craig S. Stevenson II
Title:	Chief Executive Officer

CAPITAL PRODUCT PARTNERS L.P.

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

ATHENA SPINCO INC.

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

ATHENA MERGERCO 1 INC.

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

ATHENA MERGERCO 2 INC.

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

ATHENA MERGERCO 3 LLC

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

ATHENA MERGERCO 4 LLC

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Authorized Signatory

EXHIBIT D

DETERMINATION OF THE SHARE NUMBER

(a)    Formula. The Share Number will be determined by the following formula:

Where:

A	=	the number of shares of SpinCo Common Stock outstanding immediately after the Spin-Off Effective Time
B	=	the Dispatch Asset Values at the Lockbox Date
C	=	the SpinCo Asset Values at the Lockbox Date

(b)    Dispatch Asset Values. The Dispatch Asset Values at the Lockbox Date will be determined by the following formula:

Where:

D	=	the Charter-attached value of the Dispatch Vessels as at July 31, 2018, as determined by Clarksons (excluding the value attributable to any minority interest in NT Suez), in the amount of $1,002.98 million (the “July 31 Dispatch Vessels Value”), as adjusted pursuant to the procedure set forth in Paragraph (d) of this Exhibit D to reflect the increase or decrease, as applicable, in the aggregate value of the Dispatch Charters between July 31, 2018 and the Lockbox Date (excluding the value attributable to any minority interest in NT Suez)
E	=	Dispatch Net Debt at the Lockbox Date as determined pursuant to Paragraph (e) of this Exhibit D
F	=	the amount of the Premium, as determined pursuant to Paragraph (c) of this Exhibit D

(c)    SpinCo Asset Values. The SpinCo Asset Values at the Lockbox Date will be determined by the following formula:

Where:

G	=	the Charter-attached value of the SpinCo Vessels as at July 31, 2018, as determined by Clarksons, in the amount of $504.5 million (the “July 31 SpinCo Vessels Value”), as adjusted pursuant to the procedure set forth in Paragraph (d) of this Exhibit D to reflect the increase or decrease, as applicable, in the aggregate value of the SpinCo Charters between July 31, 2018 and the Lockbox Date

H	=	$10.0 million
I	=	the aggregate value of the SpinCo Inventory, Cash on SpinCo Vessels and advances for Eligible Ballast Water Treatment Systems and Scrubbers as at the Lockbox Date as determined pursuant to Paragraph (f) below
J	=	$309.0 million
K	=	an amount equal to 10.3% of the sum of ; provided that such amount will not be lower than $23.0 million or greater than $25.0 million (the “Premium”).

(d)    Revaluation of Charter Values. (i) Not later than two Business Days before the Lockbox Date, Citadel and Dispatch will jointly engage Clarksons to determine the value of all Charters to which any member of the Spinco Group or the Dispatch Group is a party as at the Lockbox Date. Citadel and Dispatch will instruct Clarksons that the methodology used in determining Charter Value as at the Lockbox Date must be the same as that used to determine the Charter Values as of July 31, 2018, and will use their respective Commercially Reasonable Efforts to cause Clarksons to deliver its determination as promptly as practicable and in any event not later than five Business Days from the Lockbox Date. The fees and expenses of Clarksons in so acting will be treated as Dispatch Transaction Expenses or Citadel Transaction Expenses insofar as they relate to the Dispatch Vessels or the SpinCo Vessels, as applicable. Neither Dispatch nor Citadel will permit its Representatives to discuss any matter related to such determination with Representatives of Clarksons without affording the other Party the opportunity to participate in such discussions. Clarksons’ determination pursuant to this Paragraph (d) will be final, conclusive and binding on the Parties, absent manifest error.

(ii)    Notwithstanding any other provision hereof, Dispatch Asset Values or Citadel Asset Vessel Values, as applicable, will be reduced by the July 31 Dispatch Vessels Value or the July 31 Dispatch Vessels Value, as applicable, attributable to any Vessels sold or agreed to be sold by Dispatch or Citadel after the date of the Agreement and prior to the Lockbox Date.

(e)    Calculation of Dispatch Net Debt.

(i)    “Dispatch Net Debt” means Dispatch’s consolidated Indebtedness (including the net portion thereof) (less any minority interest in consolidated Indebtedness, including the net portion thereof), reduced by Dispatch Net Working Capital (if a positive balance) or increased by Dispatch Net Working Capital (if a negative balance), as at the Lockbox Date and determined in accordance with the Dispatch Accounting Principles and this Paragraph (e).

(ii)    “Dispatch Net Working Capital” means, as at the Lockbox Date, the amount by which Dispatch’s consolidated current assets (less any minority interest in consolidated current assets) (including, for the avoidance of doubt, Cash on Dispatch

Vessels) exceed or are less than Dispatch’s consolidated current liabilities (less any minority interest in current liabilities) (other than, in each case, the current portion of long-term debt), excluding all accrued Dispatch Transaction Expenses and adding back all Dispatch Transaction Expenses paid prior to the Lockbox Date.

(iii)    Determination of Dispatch Net Debt. As promptly as practicable but in no event later than five Business Days following the Lockbox Date, Dispatch will, at its expense, prepare and submit to Citadel a statement, certified by its chief executive officer, setting forth Dispatch’s calculation of Dispatch Net Debt (the “Dispatch Net Debt Statement”). The Dispatch Net Debt Statement will be calculated in accordance with the format of the illustrative example included in Part B of Exhibit L (the “Dispatch Illustrative Example”). The Dispatch Net Debt Statement will be accompanied by (i) a schedule setting forth in reasonable detail the amount of Indebtedness under each credit facility to which a member of the Dispatch Group is a party as of the Lockbox Date, (ii) a bridge showing the amounts of Indebtedness and Dispatch Net Working Capital as reflected in the Dispatch Illustrative Example and changes therein to and including the Lockbox Date, (iii) the Shipmaster and Chief Engineer Certificates as per Exhibit E, (iv) the In-Progress Spot Voyages Statement as per Exhibit J, and (v) supporting information specified in the Dispatch Accounting Principles, including screen shots as of the Lockbox Date of the cash accounts of the Dispatch Group and, if available without unreasonable effort or expense, a certificate signed by the lead or agent bank under each credit facility setting forth the principal amount of outstanding Indebtedness thereunder as of the Lockbox Date. In addition, if the Lockbox Date has not yet occurred as of the dates specified in this sentence, Dispatch will use its Commercially Reasonable Efforts to update and furnish to Citadel the Dispatch Illustrative Example as follows: as at December 31, 2018 (such update to be furnished to Citadel by January 20, 2019) and as at January 31, 2019 (such update to be furnished to Citadel by February 20, 2019). Each of Dispatch and Citadel will cause Representatives of its senior management to be available to discuss the Dispatch Net Debt Statement and any changes thereto requested by Citadel. If Dispatch and Citadel agree on the values reflected in the Dispatch Net Debt Statement, such values will apply for purposes of this Agreement. If Citadel disagrees with the calculation of Dispatch Net Debt reflected in the Dispatch Net Debt Statement or determines that it is not in position to ascertain one or more components of the calculation of Dispatch Net Debt on the basis of the supporting information provided by Dispatch, Paragraph (g) of this Exhibit D will apply.

(f)    Calculation of Adjusted SpinCo Working Capital. As promptly as practicable but in no event later than five Business Days following the Lockbox Date, Citadel will, at its expense, prepare and submit to Dispatch a statement, certified by the chief executive or financial officer of the Citadel GP, setting forth Citadel’s calculation of Adjusted SpinCo Working Capital, including SpinCo Inventory, Cash on SpinCo Vessels and advances for Eligible Ballast Water Treatment Systems and Scrubbers (the “Adjusted SpinCo Working Capital Statement”). The Adjusted SpinCo Working Capital Statement will be calculated in accordance with the format of the illustrative example included under Part B of Exhibit K (the “SpinCo Illustrative Example”). The Adjusted SpinCo Working Capital Statement will be accompanied by (i) a bridge showing the amounts of Adjusted SpinCo Working Capital as reflected in the SpinCo Illustrative Example and changes therein to and including the Lockbox Date, (ii) the Shipmaster and Chief Engineer Certificates as per Exhibit E, (iii) the Spot Voyages in Progress Statement as per Exhibit J, and (iv) all other supporting information as specified in the Spinco Accounting Principles. In addition, if the Lockbox Date has not yet occurred as of the dates specified in this sentence, Citadel will use its Commercially Reasonable Efforts to update and furnish to Dispatch the SpinCo Illustrative Example as follows: as at December 31, 2018 (such update to be furnished to Dispatch by January 20, 2019) and as at January 31, 2019 (such update to be furnished to Dispatch by February 20, 2019). Each of Dispatch and Citadel will each cause Representatives of its senior management to be available to discuss the Adjusted SpinCo Working Capital Statement and any changes thereto requested by Dispatch. If Dispatch and Citadel agree on the values reflected in the Adjusted SpinCo Working Capital Statement, such values will apply for purposes of this Agreement. If Dispatch disagrees with the calculation of Adjusted SpinCo Working Capital reflected in the Adjusted SpinCo Working Capital Statement or determines that it is not in position to ascertain one or more components of the calculation of Adjusted SpinCo Working Capital on the basis of the supporting information provided by Citadel, Paragraph (g) of this Exhibit D will apply.

(g)    Dispute Resolution Procedure. (i) In the event that the party receiving the proposed statement (the “Receiving Party”) disputes the correctness or the sufficiency of the support provided in respect of the amounts required to be computed pursuant to Paragraph (e) or (f) of this Exhibit D, as applicable, it will notify the other Party (the “Submitting Party”) in writing of its objections (an “Objection Notice”) within five Business Days after receipt of the relevant submission by the Submitting Party, and will set forth, in writing and in reasonable detail, the reasons for such objections. If the Receiving Party fails to deliver such Objection Notice within such time, it will be deemed to have accepted the Submitting Party’s calculation. To the extent that the Receiving Party does not object within the time period contemplated by this Paragraph (g)(i) to a matter in the relevant proposed statement, the Receiving Party will be deemed to have accepted the Submitting Party’s calculation and presentation in respect of the matter and the matter will not be considered to be in dispute.

(ii)    The Submitting Party and the Receiving Party will jointly, as soon as practicable and in any event within two Business Days after the Objection Notice is given, engage Ernst & Young (or if Ernst & Young is unwilling or unable to serve, an accounting firm of international standing that will not be the then regular auditors of Citadel, Dispatch or SpinCo, which firm will be jointly appointed by the Parties within three Business Days of the date that Ernst & Young confirms, in writing, that it is unable or unwilling to act as provided herein) (the firm so engaged, the “Retained Accountant”), to resolve the matters in dispute in a manner consistent with this Paragraph (g). Within three Business Days after engagement of the Retained Accountant, each of Dispatch and Citadel will provide the Retained Accountant with a copy of this Agreement, including all exhibits attached to this Agreement, the Submitting Party’s proposed statement with all supporting information referred to in this Exhibit D, the Receiving Party’s Objection Notice and a written submission of its final position with respect to each of the matters in dispute. Each of the Parties will thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttal must be delivered to the Retained Accountant and to the other Party simultaneously within three Business Days of the delivery of the Parties’ initial submissions to the Retained Accountant and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Retained Accountant or otherwise communicate with the Retained Accountant. The Parties will instruct the Retained Accountant to review the documents provided to it pursuant to this clause (ii) and to deliver its written determination, acting as expert and not as arbitrator, with respect to each of the items in dispute submitted to it for resolution within ten Business Days following submission of the Parties’ rebuttals. The Retained Accountant will resolve the differences regarding the proposed statement based solely on the information provided to the Retained Accountant by the Parties pursuant to the terms of this Agreement or as obtained by the Retained Accountant pursuant to clause (iii) below. The Retained Accountant’s authority will be limited to resolving disputes with respect to whether the individual disputed items on the proposed statement were prepared in accordance with the terms of this Exhibit D. With respect to each disputed item, such determination must be in accordance with the position of either the Submitting Party or the Receiving Party; the Retained Accountant may not adopt a conclusion on any matter that was not supported by either Dispatch or Citadel. The determination of the Retained Accountant in respect of the correctness of each matter remaining in dispute will be, absent manifest error, final, conclusive and binding on the Parties and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.

(iii)    The Submitting Party must make available to the Receiving Party and, if applicable, to the Retained Accountant, all books, records, documents and work papers relating to the relevant proposed statement (subject to, in the case of independent accountant work papers, the relevant Party or the Retained Accountant, as applicable, entering into a customary release agreement with respect thereto), including those created or prepared by or for the Submitting Party in connection with the preparation of the proposed statement and the other matters contemplated by Paragraphs (e) to (g) of this Exhibit D.

(iv)    The fees and expenses, if any, of the Retained Accountant incurred in connection with this Agreement will be borne as determined by the Retained Accountant having regard to the merits of the Parties’ submissions, including the final amounts of the disputed items not awarded to a Party in relation to the aggregate amounts contested by both Parties, failing which, such fees and expenses will be borne equally by Citadel and Dispatch.

EXHIBIT E

METHODOLOGY FOR CALCULATING INVENTORY ON VESSEL

(a)    Each relevant Party will instruct the shipmaster and chief engineer of each of its Vessels:

(1)    to measure and determine the following items, each as at the close of business on the day of the Lockbox Date:

(i)    the volumes and types of Bunkers (for Vessels on Spot Charters);

(ii)    the volumes and types of Lubricating Oil in storage tanks and unopened drums (for Vessels on Time Charters or Spot Charters);

(iii)    the volumes of Paint;

(iv)    the amounts of Cash and bonded stores on Vessel (collectively, the “Inventory, Cash and Bonded Stores Items”); and

(2)    to certify such items in a certificate (the “Shipmaster and Chief Engineer Certificate”) to be executed by the shipmaster and chief engineer, the form of which will be agreed by Dispatch and Citadel, to be delivered to both Dispatch and Citadel on or before the Business Day following the Lockbox Date.

(b)    Absent manifest error, the amounts of Inventory, Cash and Bonded Stores Items set forth in the relevant Shipmaster and Chief Engineer Certificate will be used to determine the amounts required to be calculated pursuant to Exhibit D.

(c)    The Bunker and Lubricating Oil items certified in the Shipmaster and Chief Engineer Certificates will be inspected and redetermined by a third-party contractor mutually agreed between Dispatch and Citadel (a “Third-Party Contractor”) at the first feasible port in which the relevant Vessel is anchored after the Lockbox Date. Notwithstanding the foregoing, Dispatch and Citadel may mutually agree to waive all or part of such inspection and redetermination.

(d)    If the redetermination of the Bunker and Lubricating Oil items in the manner set forth in Paragraph (c) of this Exhibit E establishes, with respect to a Vessel, one or more variances in the measurement and determination of such items certified in the Shipmaster and Chief Engineer Certificate issued in respect of such Vessel, and the aggregate net economic impact of such variances exceed $5,000 for such Vessel (such amount, the “Inventory Collar”), the following will apply:

(1)    In the case of a Dispatch Vessel, SpinCo will pay Citadel (if such variances resulted in a net overstatement) or Citadel will pay SpinCo (if such variances resulted in a net understatement), within six Business Days after such redetermination, by wire transfer in immediately available funds, the amount of such excess.

(2)    In the case of a SpinCo Vessel, Citadel will pay SpinCo (if such variances resulted in a net overstatement) or SpinCo will pay Citadel (if such variances resulted in a net understatement), within six Business Days after such redetermination, by wire transfer in immediately available funds, the amount of such excess.

If the net aggregate economic impact of any variances for a Vessel is less than the Inventory Collar, no payment will be due hereunder.

(e)    All fees and expenses of a Third-Party Contractor in respect of any Vessel for which an inspection and redetermination is conducted under this Exhibit E will be borne by SpinCo.

(f)    For purposes of Paragraphs (c) to (e) of this Exhibit E, on and before the Closing Date, Dispatch will be deemed to act on behalf, and for the exclusive benefit, of SpinCo.

EXHIBIT H

TRANSITIONAL AGREEMENTS

1.	Resale and Registration Rights Agreement

2.	Director Designation Agreements

3.	Management and Services Agreement

4.	Commercial Management Agreement

5.	Standard Ship Management Agreement

RESALE AND REGISTRATION RIGHTS AGREEMENT

THIS RESALE AND REGISTRATION RIGHTS AGREEMENT, dated as of [—] (this “Agreement”), is by and between Diamond S Shipping, Inc., a corporation organized under the Laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, the “Company”), and each Person signing this Agreement as a “Shareholder” on the signature page hereto (on its own behalf) (each such Person, together with its successors and permitted assigns, a “Shareholder” and collectively, the “Shareholders”) (the Shareholders, together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.    The Company is a newly formed corporation with shares of common stock, par value $0.001 per share (the “Common Shares”), listed or to be listed on a national securities exchange pursuant to a Transaction Agreement, dated November 27, 2018, among DSS Holdings L.P., Capital Product Partners L.P. and the other parties named therein (the “Transaction Agreement”).

B.    The Parties desire to enter into this Agreement to set forth certain rights and obligations of the Company and the Shareholders following the Effective Date (as defined below) with respect to the Common Shares that the parent of the Company will distribute, or the Company will issue, to the Shareholders in accordance with the Transaction Agreement (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    DEFINITIONS

1.1    Defined Terms. The following terms have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” will have a correlative meaning. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York, New York, USA, are required or authorized to close.

“CFC” has the meaning set forth in Section 2.5.

“Closing” has the meaning set forth in the Transaction Agreement.

“CMTC Holders” means, collectively, Capital Maritime & Trading Corp. and its Affiliates, including Capital GP L.L.C. and Crude Carriers Investment Corp.

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Controlling Person” has the meaning set forth in Section 4(a).

“Covered Person” has the meaning set forth in Section 4(a).

“Demand Registration” has the meaning set forth in Section 3.1(d)(i).

“Demand Shareholders” means any of the CMTC Holders, the First Reserve Investors or the WL Ross Investors.

“Effective Date” has the meaning set forth in Section 5.1(a).

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority (formerly, the National Association of Securities Dealers, Inc.) and any successor thereto.

“First Reserve Investors” means the Persons designated as such on the signature pages hereto and their Affiliates.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdback Agreement” has the meaning set forth in Section 3.3(a).

“Holdback Period” has the meaning set forth in Section 3.3(a).

“Initial Lock-Up Period” has the meaning set forth in Section 2.1(a)(i).

“Law” means any statute, rule or other legal requirement, including the common law or any Order.

“Lock-Up Periods” has the meaning set forth in Section 2.1(a)(ii).

“Lock-Up Shares” has the meaning set forth in Section 2.1(a)(iii).

“Maximum Offering Size” means, in the opinion of the sole or managing underwriter of a particular Underwritten Public Offering, the number of Common Shares that can be sold in such offering without substantially adversely affecting the distribution of the securities being offered, the price that will be paid for such securities in such offering or the marketability of such offering.

“Mergers” has the meaning set forth in the Transaction Agreement.

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“Non-Requesting Holder” means the Shareholders holding Registrable Securities other than the Requesting Holder.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any court or other Governmental Entity.

“Other Shareholders” means all the Shareholders that are not Specified Shareholders.

“Ownership Percentage” means a Shareholder’s, or group of Shareholders’, aggregate number of Common Shares divided by the total number of outstanding Common Shares.

“Party” has the meaning set forth in the Preamble.

“Permitted Holders” means each of the WL Ross Investors and the First Reserve Investors.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“PFIC” has the meaning set forth in Section 2.5.

“Piggyback Registration” has the meaning set forth in Section 3.8.

“Pro Rata Portion” means, in respect of a Specified Shareholder, a fraction the numerator of which is the amount of Shares held by such Specified Shareholder and the denominator of which is the total amount of Shares held by all Specified Shareholders, in each case, as of the date hereof.

“Registrable Securities” means (a) all Shares and (b) any equity securities issued or issuable directly or indirectly with respect to the Shares by way of share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that such securities will no longer be Registrable Securities when such securities (i) have been sold or transferred pursuant to a Registration Statement, (ii) have been transferred in compliance with Rule 144 under the Securities Act, (iii) are transferable by a Person who is not an Affiliate of the Company pursuant to Rule 144 without any volume or manner of sale restrictions thereunder (subject to Section 3.1(i) with respect to the CMTC Holders), or (iv) have ceased to be outstanding.

“Registration” means a Demand Registration or a Piggyback Registration.

“Registration Expenses” has the meaning set forth in Section 3.6.

“Registration Request” has the meaning set forth in Section 3.1(d)(i).

“Registration Statement” means a registration statement filed or to be filed by the Company as required under this Agreement, as amended or supplemented.

“Requesting Holder” has the meaning set forth in Section 3.1(d)(i).

“Restricted Shares” means the Common Shares issuable in the Mergers.

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“Rule 144” means Rule 144 under the Securities Act or any successor rule or regulation permitting the resale without registration of restricted securities.

“Rule 144A” means Rule 144A under the Securities Act or any successor rule or regulation permitting the resale without registration of restricted securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Expenses” has the meaning set forth in Section 3.6.

“Shareholder” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 3.1(a).

“Specified Shareholders” means the WL Ross Investors and the First Reserve Investors.

“Subsequent Lock-Up Period” has the meaning set forth in Section 2.1(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, or (c) a general or managing partnership interest in such entity.

“Suspension Period” has the meaning set forth in Section 3.2.

“Transactions” has the meaning set forth in the Transaction Agreement.

“Transfer” means (a) the sale, pledge or grant of any option to purchase, the agreement to sell, pledge or grant any option to purchase or any other disposal of or agreement to dispose, directly or indirectly, or the establishment or increase of a put equivalent position or the liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b) (and to “Transfer” will have a correlative meaning).

“Underwritten Public Offering” means a sale of any Common Shares to an underwriter or underwriters for reoffering to the public.

“Voting Securities” means any securities, including Common Shares, of the Company or its successor having the power generally to vote in the election of members of the Board or the equivalent of its successor.

“WL Ross Investors” means the Persons designated as such on the signature page hereto and their Affiliates.

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2.    LIMITATIONS ON RESALES AND TRANSFERS

2.1    Limitations Applicable to The Specified Shareholders. (a) Lock-Up Periods. (i) Each Specified Shareholder agrees that, except in accordance with this Agreement, for 180 days following the Closing (the “Initial Lock-Up Period”), it will not Transfer any of its Shares.

(ii)    Each Specified Shareholder further agrees, that except in accordance with this Agreement, for 180 days following the expiration of the Initial Lock-Up Period (the “Subsequent Lock-Up Period” and, together with the Initial Lock-Up Period, the “Lock-Up Periods”), it will not Transfer any of its Shares in an amount that exceeds its Pro Rata Portion of the greater of (A) 25.0% of the outstanding Common Shares at 11.59 p.m., New York time, on the last day of the Initial Lock-Up Period and (B) 20.0% of total reported trading volume of Common Shares on the New York Stock Exchange during the prior 180-day period.

(iii)    The Shares subject to the Transfer restrictions set forth in clauses (ii) and (iii) above are hereinafter referred to as the “Lock-Up Shares.”

(iv)    Each Specified Shareholder hereby authorizes the Company during the Lock-Up Periods to cause the Company’s transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, the Lock-Up Shares for which such Specified Shareholder is the record holder and, in the case of the Lock-Up Shares for which such Specified Shareholder is the beneficial holder but not the record holder, agrees during the Lock-Up Periods to cause the record holder to authorize the Company to cause the Company’s transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Shares.

(v)    Notwithstanding the Transfer restrictions set forth in clause (i) and clause (ii) above, a Specified Shareholder may Transfer Lock-Up Shares to one or more Affiliates, provided that any such transferee pursuant to this clause (v) executes and delivers to the Company a Joinder to the Resale and Registration Rights Agreement in the form attached hereto as Exhibit A, and will thereafter be a “Specified Shareholder” for purposes of this Agreement with the same rights and subject to the same limitations hereunder as the transferor.

(b)    Limitations Applicable to the Specified Shareholders After the Expiration of the Lock-up Periods. Subject to Section 2.3, following the expiration of the Initial Lock-Up Period, each Specified Shareholder may Transfer any and all its Shares that are not subject to the Transfer restrictions set forth in Section 2.1(a)(ii) and, following the expiration of the Subsequent Lock-Up Period, each Specified Shareholder may Transfer any and all of its Shares, in each case in any manner permitted under applicable securities Laws.

2.2    Resales and Transfers by Other Shareholders. Subject to Sections 2.3 and 2.4, no Other Shareholder is subject to any Transfer restrictions under Article 2 of this Agreement. This Section 2.2 does not affect the limitations imposed by Law on any holder of Registrable Securities.

2.3    Absence of Default. (a) Notwithstanding anything herein to the contrary, none of the Permitted Holders will knowingly (after reasonable inquiry, including of the Company) Transfer any Common Shares to the extent that such Transfer results, or would reasonably be expected to result, in (with or without due notice or lapse of time or both) a default under or violation or breach of any credit facility to which the Company or any of its Subsidiaries or equity investees is party as at the Effective Date or the cancellation or acceleration of any indebtedness thereunder.

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(b)    Upon written notice of one or more Permitted Holders that they intend to Transfer Common Shares in such amount as would result, or as would reasonably be expected to result, in such a default, violation, breach, cancellation or acceleration, the Company agrees to use its commercially reasonable efforts to seek any required consent or amendment under its financing arrangements or the financing arrangements of its Subsidiaries or equity investees to ensure that a proposed Transfer of Common Shares does not cause such default, violation, breach, cancellation or acceleration, it being understood that any consent or amendment fee to lenders under such financing arrangements in connection with such proposed Transfer will be the liability of the Company.

2.4    Legends; Securities Act Compliance. (a) Restricted Shares. Each holder of Restricted Shares acknowledges and agrees to make and comply in all material respects with the representations, warranties and covenants contained in Section 5.18 of the Transaction Agreement for the benefit of the Company.

(b)    Legend Removal. At the request of a holder of Registrable Securities, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company, the Company will promptly cause any legend set forth in Section 5.18(c) of the Transaction Agreement or any notation of transfer restrictions applicable to book-entry securities to be removed.

2.5    Certain Tax Matters. (a) The Company will provide all information with respect to the Company and its Subsidiaries which is requested by any Shareholder to enable such Shareholder (or its direct or indirect owners) to comply with its income tax reporting obligations, including rules relating to “controlled foreign corporations” (each a “CFC”) and “passive foreign investment companies” (each, a “PFIC”). Such assistance will include providing information to enable such Shareholder (or its direct or indirect owners) to comply with their obligations under Sections 1248, 6038, 6038B, 6038D, 6046 and 6046A of the Code, including information relating to earnings and profits as computed for U.S. federal income tax purposes. The Company will use its reasonable best efforts to determine annually if it or any entity in which it owns an interest that is treated as a corporation for U.S. federal income tax purposes is a CFC or PFIC, and if the Company or the Shareholder determines that any such entity is a PFIC, the Company will permit such Shareholder (or its direct or indirect owners) to make a “qualified electing fund” election (including a protective election) with respect to its interest in such entity pursuant to Section 1295 of the Code, and will cause to be furnished to such Shareholder no later than 60 days following the end of the Company’s taxable year the relevant PFIC annual information statement pursuant to U.S. Treasury Regulation Section 1.1295-1(g).

(b)    In addition to the foregoing covenants set forth in Section 2.5(a), the Company (i) will not take any action that would cause the Company not to be classified as a corporation for U.S. federal income tax purposes and (ii) will use commercially reasonable efforts to not take any action that would cause the Company to become a PFIC; provided, however, that the foregoing covenants under clauses (i) and (ii) of this sentence will not require the Company or any of its Subsidiaries to incur any significant additional cost or expense, or to forego any significant benefit, not expressly provided for in this Agreement.

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3.    REGISTRATION RIGHTS

3.1    Registration. (a) Initial Filing. The Company will use its reasonable best efforts to file with the SEC and have declared effective, as soon as reasonably practicable after the Effective Date, a resale shelf registration statement on an appropriate form (the “Shelf Registration”) registering all Registrable Securities for resale; provided that the Company will not include any Lock-Up Shares that remain subject to an applicable Lock-Up Period until the Business Day following expiration of such Lock-Up Period, and the Company will use its reasonable best efforts to file with the SEC a post-effective amendment to such Shelf Registration to include such additional Registrable Securities. The “Plan of Distribution” section of such Shelf Registration will provide for all permitted means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, bought deals, block trades, sales in connection with hedging transactions, direct sales, transactions on an agency basis, open market sales, and purchases or sales by brokers.

(b)    Effectiveness of Shelf Registration. The Company will use its reasonable best efforts to keep the Shelf Registration continuously effective, subject to Section 3.2, until the earlier of (i) the date on which each of the Shareholders has completed the sale of all of its Registrable Securities and (ii), with respect to each Shareholder, subject to Section 3.1(i) insofar as the CMTC Holders are concerned, the date on which the Registrable Securities held by such Shareholder can be sold freely without volume and manner of sale limitations pursuant to Rule 144. If the Company files a post-effective amendment to the Shelf Registration and such amendment is not automatically effective, the Company will use its reasonable best efforts to cause the SEC to declare such post-effective amendment effective as soon as possible thereafter.

(c)    Short-Form Shelf Registration. Commencing 12 calendar months after the Common Shares have been registered under the Exchange Act, the Company will use its reasonable best efforts to qualify and remain qualified to register securities under the Securities Act pursuant to a Registration Statement on Form S-3 (or Form F-3, as applicable) or any successor form thereto.

(d)    Use of Shelf Registration. The Shareholders will have the right to use the Shelf Registration as follows:

(i)    Requests for Shelf Takedowns. Subject to the terms and conditions of Sections 3.1 to 3.7, each Demand Shareholder (each, a “Requesting Holder”) will have the right to use the Shelf Registration to conduct Underwritten Public Offerings of all or a portion of its Registrable Securities not otherwise subject to transfer restrictions hereunder (each such Underwritten Public Offering is referred to as a “Demand Registration”). The Requesting Holder will deliver a written notice of its request for the Company to effect an Underwritten Public Offering in accordance with Section 5.3 identifying the Requesting Holder and specifying the number of Shares to be included in such Underwritten Public Offering (the “Registration Request”). Subject to the terms and conditions of Sections 3.1 to 3.7, the Company will give prompt written notice of such Registration Request to the Non-Requesting Holders (which notice will state that the material terms of such proposed Demand Registration, to the extent known, as well as the identity of the Requesting Holder, are available upon request). The Non-Requesting Holders must respond in writing within five Business Days of receipt of such notice in order to participate in such Demand Registration.

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(ii)    Brokered Transactions. Each Other Shareholder will have the right to use the Shelf Registration to sell or otherwise transfer all or a portion of its Registrable Securities in an unrestricted number of brokered transactions without any limitation on the size of the transaction.

(e)    Conditions to Demand Registrations. (i) The Company will not be obligated to effect a Demand Registration pursuant to Section 3.1(d)(i) unless the aggregate net proceeds expected to be received from the sale of the Registrable Securities in such offering (including the aggregate net proceeds to the Requesting Holder and Non-Requesting Holders, if applicable) equals at least the lesser of (A) $20,000,000 and (B) the value of all remaining Registrable Securities held by the Requesting Holder at the time of the Registration Request.

(ii)    Unless otherwise approved by the Board, neither the Requesting Holder nor the Non-Requesting Holders, as the case may be, will be entitled to a Demand Registration within 120 days after the closing of another Underwritten Public Offering.

(iii)    Once during each one-year period beginning on the one-year anniversary of the Effective Date, the Company will have the right to postpone effecting a Demand Registration in order to conduct an offering of its Common Shares for its own account; provided that (A) the Company must notify the Requesting Holder and any Non-Requesting Holders that requested participation in the Demand Registration of the postponement within five Business Days of the Company’s receipt of the Requesting Holder’s Registration Request and (B) the Company will use its commercially reasonable efforts to effect such Demand Registration as soon as practicable after notifying the Requesting Holder and such Non-Requesting Holders of the postponement and in any event within 45 days of the date on which the Company notified the Requesting Holder of the postponement. If the Company preempts a Demand Registration in accordance with this clause (iii), the related request to be included in such registration will be automatically withdrawn and will not count as a Demand Registration. Each offering conducted pursuant this clause (iii) will be subject to Section 3.8.

(f)    Number of Demand Registrations. (i) Subject to the limitations contained herein, the Specified Shareholders (considered together) may not participate in (A) more than eight Demand Registrations prior to the fifth anniversary of the expiration of the First Lock-Up Period, (B) more than one Demand Registration prior to the first anniversary of the expiration of the First Lock-Up Period (it being understood that the Specified Shareholders cannot participate in any Demand Registration during the First Lock-Up Period), and (C) more than two Demand Registrations during each one-year period beginning on (and including) the first anniversary of the expiration of the First Lock-Up Period.

(ii)    A registration undertaken by the Company will not count as a Demand Registration if (A) the Specified Shareholder withdraws its request to be included in such Demand Registration in accordance with Section 3.1(h) and promptly reimburses the Company for incremental reasonable out-of-pocket expenses incurred by the Company in connection with preparing for the registration and sale of the Registrable Securities withdrawn, (B) such Specified Shareholder withdraws its request upon the determination of the Board to delay the use or effectiveness of any Shelf Registration pursuant to Section 3.2, or (C) a Registration Request was automatically withdrawn pursuant to Section 3.1(e)(iii).

(g)    Priority. In connection with any Demand Registration, if the sole or managing underwriter of the offering advises the Company that in its opinion the number of Common Shares proposed to be included in the offering exceeds the Maximum Offering Size,

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the Company will include in such offering (i) first, the number of Registrable Securities that the Shareholders propose to sell and (ii) second, the number of other securities proposed to be included therein by any other Persons among such Persons in such manner as they may agree. If the sole or managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering will be allocated among the respective participating Shareholders pro rata on the basis of the number of Registrable Securities initially requested to be sold by each such participating Shareholder.

(h)    Withdrawal Rights. Any Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a Demand Registration will have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for inclusion in such Demand Registration by giving written notice to such effect to the Company at least two Business Days prior to the public announcement thereof. In the event of any such withdrawal, the Company will not include such Registrable Securities in the applicable Demand Registration. No such withdrawal will affect the obligations of the Company with respect to the Registrable Securities not so withdrawn. If a Shareholder withdraws its notification or direction to the Company to include any of its Registrable Securities in the Demand Registration in accordance with this Section 3.1(h), such Shareholder will be required to promptly reimburse the Company for incremental reasonable out-of-pocket expenses incurred by the Company in connection with preparing for the sale of the Registrable Securities withdrawn.

(i)    CMTC Holders. Notwithstanding anything herein to the contrary, the CMTC Holders’ rights pursuant to this Agreement will terminate 90 days after all director nominees designated by the CMTC Holders pursuant to the Transaction Agreement are no longer directors of the Company unless, on such 90th day, the CMTC Holders notify in good faith to the Company that the CMTC Holders are considered, or reasonably could be considered, “affiliates” of the Company for purposes of Rule 144, in which case the CMTC Holders will continue to have the right to use the Shelf Registration for so long as the CMTC Holders determine in good faith that the CMTC Holders continue to be considered, or reasonably could be considered, “affiliates” of the Company for purposes of Rule 144.

3.2    Suspension Periods. (a) The Company may delay or suspend the use by any Shareholder of the Shelf Registration or the effectiveness of any Registration Statement contemplated by this Agreement (including by withdrawing such Registration Statement or declining to amend it or by taking other actions otherwise required hereunder with regard thereto), by delivering a certificate to each Shareholder holding Registrable Securities certifying that the Company has elected to impose a Suspension Period (as defined below) pursuant to this Section 3.2 and specifying the period. The Company will be entitled to impose a Suspension Period only if the Company’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, in his or her good faith judgment, believes that the use or effectiveness of such Registration Statement would require the Company to make public disclosure of material non-public information (i) the failure of which to be disclosed in the Registration Statement would constitute a material misstatement or omission, (ii) the disclosure of which would not be required at such time but for the filing or effectiveness of the Registration Statement, and (iii) the Company has a bona fide business purpose for not disclosing such information publicly. Any period during which the Company has delayed or suspended the use of Shelf Registration or any other matters referenced above pursuant to this Section 3.2 is herein called a “Suspension Period,” and will be for a reasonable time specified in the aforementioned certificate but in no event will the number of days covered by any one or more Suspension Periods exceed 60 days

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in the aggregate during any rolling period of 180 days; provided that, during the period beginning on (and including) the Effective Date and ending one year after the date on which the First Lock-Up Period expires, in no event will the number of days covered by any one or more Suspension Periods exceed 30 days in the aggregate during any rolling period of 180 days. The Company will not be obligated under this Agreement to disclose any information with respect to the Suspension Period (including the reason therefor) other than to provide the certificate referenced above. Each Shareholder acknowledges that the existence of a Suspension Period may constitute material, non-public information about the Company or its securities and, accordingly, hereby agrees to keep confidential the existence of each Suspension Period, including any such certificate and the receipt thereof, and, for the duration of each Suspension Period, to refrain from making any offers, sales or purchases of Common Shares and any other securities of the Company, directly or indirectly, including through others or by means of any short sale or derivative transaction (or from directing any other Person to make such offers, sales or purchases or to refrain from doing so).

(b)    Notwithstanding anything to the contrary herein, the Company also will not be required to effect any Underwritten Public Offering, and no Shareholder holding Registrable Securities will have the right to use or sell securities pursuant to any Registration Statement, pursuant to this Agreement during any period beginning on the fifteenth day of the last month of each fiscal quarter and ending at the opening of regular session trading on the New York Stock Exchange on the trading day after the day on which the Company releases its earnings for that fiscal period.

3.3    Holdback Agreements. (a) Subject to Section 3.3(b), if and to the extent requested in writing by the sole or managing underwriter in connection with any Underwritten Public Offering, both the Company and each Shareholder holding an Ownership Percentage of 5% or more will agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any Common Shares (except as part of such Underwritten Public Offering) during the period (each such period, a “Holdback Period”) beginning ten days prior to the launch of the Underwritten Public Offering and ending no later than the earlier of (i) 90 days following the closing date of such offering and (ii) such day (if any) as the Company or such Shareholder, as applicable, and the sole or managing underwriter for such offering may agree to designate for this purpose (such agreement, a “Holdback Agreement”).

(b)    Neither the Company, nor the Shareholders will be obligated to enter into a Holdback Agreement unless the Company’s directors and executive officers (including, but not limited to, any executive officer that is deemed an officer for purposes of Section 16 of the Exchange Act) and each other Shareholder holding an Ownership Percentage of 5% or more, if any, enter into agreements substantially similar to such Holdback Agreement.

3.4    Registration Procedures. In connection with any Shelf Registration or Underwritten Public Offering, subject to the terms and conditions of this Agreement, the following will apply:

(a)    Prior to filing a Registration Statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference, as applicable), the Company will, if requested, furnish to each Shareholder holding Registrable Securities included or to be included in such Shelf Registration or Underwritten Public Offering and each underwriter copies of the Registration Statement, prospectus, amendment or supplement as proposed to be filed, which documents will be subject to review of such Shareholder and underwriter, and will keep such Shareholder reasonably informed as to the registration process.

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(b)    The Company will prepare and file with the SEC or other Governmental Entity having jurisdiction such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective continuously for the period referred to in Section 3.1(b).

(c)    The Company will furnish such number of copies, without charge, of the Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents to each Shareholder holding Registrable Securities included or to be included in such Shelf Registration or Underwritten Public Offering as such Shareholder may reasonably request, including in order to facilitate the disposition of its Registrable Securities.

(d)    The Company will register or qualify the Registrable Securities included or to be included in such Shelf Registration or Underwritten Public Offering under such other securities or blue sky Laws of such jurisdictions as the Shareholder holding such Registrable Securities reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such Shareholder to consummate the disposition in such jurisdictions (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction).

(e)    The Company will notify each Shareholder holding Registrable Securities included or to be included in the Shelf Registration or Underwritten Public Offering, at any time when the prospectus is required to be delivered in connection with such Shelf Registration or Underwritten Public Offering, upon discovery that, or upon the discovery of the happening of any event as a result of which, such prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

(f)    The Company will notify each Shareholder holding Registrable Securities included or to be included in the Shelf Registration or Underwritten Public Offering (i) when the Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other Governmental Entity for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC or other Governmental Entity of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes.

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(g)    The Company will cause all Registrable Securities to be listed on each securities exchange on which Common Shares are then listed.

(h)    The Company will provide a transfer agent and registrar for all Registrable Securities not later than the effective date of the Shelf Registration.

(i)    The Company will make available for inspection by each Shareholder selling Registrable Securities in such Shelf Registration or Underwritten Public Offering and its counsel, any underwriter participating in any such disposition and any attorney, accountant or other agent retained by such Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by such Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it will be a condition to such inspection and receipt of such information that the inspecting Person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing.

(j)    Upon the closing of each Underwritten Public Offering, the Company will use its reasonable best efforts to furnish to each underwriter a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the sole or managing underwriter reasonably requests.

(k)    In connection with any Underwritten Public Offering, the Company will cause appropriate officers of the Company to (i) prepare and make presentations at any “road shows” and before analysts and (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(l)    In connection with any Underwritten Public Offering, the Requesting Holder will have the right to select one or more investment banking firms to act as the managing underwriter(s) in connection with such offering, subject to the approval of the other Shareholders holding Registrable Securities participating in such offering (which approval will not be unreasonably withheld, conditioned or delayed) and the Company (which approval will not be unreasonably withheld, conditioned or delayed).

(m)    In connection with any Underwritten Public Offering, the Company will enter into customary agreements (including an underwriting agreement in customary form) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Underwritten Public Offering, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

3.5    Provision of Information. As a condition to participating in any Shelf Registration or Underwritten Public Offering, each Shareholder holding Registrable Securities will furnish to the Company such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

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3.6    Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and counsel (limited to one law firm) for all of the relevant shareholders of the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and, if applicable, the expenses and fees for listing the securities to be registered on each securities exchange on which Common Shares issued by the Company are then listed. Each Shareholder participating in an Underwritten Public Offering, Demand Registration or brokered transaction will pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of its Shares thereunder (collectively, “Selling Expenses”), the fees and expenses of counsel beyond the one law firm paid for by the Company and any other Registration Expenses required by Law to be paid by such Shareholder pro rata on the basis of the amount of proceeds from the sale of its securities so registered.

3.7    Participation in Underwritten Public Offerings. (a) No Shareholder may participate in any Underwritten Public Offering hereunder unless such Shareholder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Company (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that such Shareholder will not be required to sell more than the number of Registrable Securities that the Shareholder has requested the Company to include in any such offering), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up or Holdback Agreements and other documents reasonably required under the terms of such underwriting arrangements, so long as such provisions are substantially the same for all selling shareholders, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification. Notwithstanding the foregoing, the liability of such Shareholder participating in such an Underwritten Public Offering will be limited to an amount equal to the amount of net proceeds attributable to the sale of such Shareholder’s Registrable Securities (after deducting Selling Expenses).

(b)    If a Shareholder is participating in any registration hereunder, it agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.4(e), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person receives copies of a supplemented or amended prospectus as contemplated by such Section 3.4(e).

3.8    Piggyback Registration. (a) If the Company at any time proposes to effect an Underwritten Public Offering of its Common Shares for its own account or the account of any Shareholder (other than (i) pursuant to any Demand Registration or (ii) pursuant to a registration on Form S-4 or S-8 or any successor or similar forms) (a “Piggyback Registration”), the Company will give written notice at least ten Business Days prior to the anticipated launch of such Underwritten Public Offering to each Shareholder holding Registrable Securities, which notice will set forth the Company’s intention to effect the Underwritten Public Offering and the rights of each of such Shareholder under this Section 3.8 and will offer each of such Shareholder, as applicable, the opportunity to sell in such Underwritten Public Offering the number of Registrable Securities as each may request, subject to the restrictions on transfers

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herein and the provisions of this Section 3.8. Upon the request of any such Shareholder made within seven Business Days after the receipt of notice from the Company (which request must specify the number of Registrable Securities intended to be sold by such Shareholder), the Company will use its reasonable best efforts to include in the Underwritten Public Offering all Registrable Securities that any such Shareholder has requested to sell.

(b)    The Company will be liable for and pay all Registration Expenses in connection with any Piggyback Registration.

(c)    If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the sole or managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its opinion the number of Common Shares proposed to be included in such registration, including all Registrable Securities and all other Common Shares proposed to be included in such underwritten offering, exceeds the Maximum Offering Size, the Company will include in such registration (i) first, the number of Common Shares that the Company proposes to sell, (ii) second, the number of Common Shares requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities initially requested to be sold by each such holder in such offering or in such manner as they may otherwise agree, and (iii) third, the number of Common Shares requested to be included therein by holders of Common Shares (other than holders of Registrable Securities), allocated among such holders in such manner as they may agree.

(d)    If a Piggyback Registration is initiated as an Underwritten Public Offering on behalf of holders of Common Shares to whom the Company has a contractual obligation to facilitate such offering, and the sole or managing underwriter advises the Company in writing that in its opinion the number of securities proposed to be included in such registration, including all such Common Shares and all Registrable Securities proposed to be included in such offering, exceeds the Maximum Offering Size, the Company will include in such registration (i) first, the number of such Common Shares and Registrable Securities requested to be included therein by the holders thereof pro rata among such holders on the basis of the number of securities initially requested to be sold by each such holder or in such manner as they may otherwise agree and (ii) second, the number of Common Shares requested to be included therein by other holders of Common Shares, allocated among such holders in such manner as they may agree.

(e)    If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company will select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(f)    No registration of Registrable Securities effected pursuant to a request under this Section 3.8 will be counted as a Demand Registration.

3.9    Preservation of Rights. As long as a Shareholder holds Registrable Securities, the Company will not grant to any Person any registration or similar rights that are more favorable in any material respect or inconsistent with the rights granted hereunder without the prior written consent of such Shareholder (which consent will not be unreasonably withheld, delayed or conditioned).

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3.10    Rules 144 and 144A. (a) The Company will use its reasonable best efforts to, upon the request of any Shareholder, make publicly available such information as necessary to permit sales pursuant to Rule 144, and will use reasonable best efforts to take such further action as such Shareholder may reasonably request, all to the extent required from time to time to enable such Person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of such Shareholder, the Company will deliver to such Person a written statement as to whether it has complied with such information requirements.

(b)    The Company will not issue new certificates or record any book-entry for Restricted Shares without a legend restricting further transfer unless (i) such shares have been sold to the public pursuant to an effective registration statement under the Securities Act or Rule 144 or (ii) (A) otherwise permitted under the Securities Act, (B) the holder of such shares has delivered to the Company an opinion of counsel to such effect, which opinion and counsel are reasonably satisfactory to the Company, and (C) the holder of such shares expressly requests the issuance of such certificates or book-entry shares in writing.

(c)    The Company will cooperate, to the extent commercially reasonable, with any Shareholder who will sell or otherwise transfer any Registrable Securities pursuant to Rule 144A, if available, and will provide to such Shareholder such information as such Shareholder will reasonably request.

4.    INDEMNIFICATION; CONTRIBUTION. (a) The Company will, to the fullest extent permitted by Law, indemnify and hold harmless each Shareholder of Registrable Securities, any Person who is or might be deemed to be a “controlling person” of such Shareholder or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other Person, if any, who acts on behalf of or controls any such Shareholder or Controlling Person (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities, and the Company will reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided that the Company will not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act) or any amendment thereof or supplement thereto

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or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein. This indemnity will be in addition to any liability the Company may otherwise have.

(b)    In connection with any registration in which a Shareholder of Registrable Securities is participating, each such Shareholder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will, to the fullest extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act ) or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act) or any amendment thereof or supplement thereto in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Shareholder expressly for use therein, and such Shareholder will reimburse the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided that the obligation to indemnify pursuant to this Section 4(b) will be individual and several, not joint and several, for each participating Shareholder and will not exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Shareholder in the sale of Registrable Securities to which such Registration Statement or prospectus relates. This indemnity will be in addition to any liability which such Shareholder may otherwise have.

(c)    Any Person entitled to indemnification hereunder will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that any failure or delay to so notify the indemnifying party will not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party will be entitled to participate in and will have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided that any indemnified party will continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party will not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (i) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (ii) the indemnifying party has failed to assume the defense of such claim or action

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within a reasonable time after receipt of notice of such claim or action, (iii) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, or (v) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party will, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party will not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party will not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. The indemnifying party will not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    If the indemnification provided for in this Article 4 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities Law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 4(d). In no event will the amount which a Shareholder of Registrable Securities may be obligated to contribute pursuant to this Section 4(d) exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Shareholder in the sale of Registrable Securities that gives rise to such obligation to contribute. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 4(f) of the Securities Act will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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(e)    The provisions of this Article 4 will remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or Controlling Person of such indemnified party and will survive the transfer of any Registrable Securities by any Shareholder.

5.    MISCELLANEOUS

5.1    Effective Date; Termination. (a) This Agreement will become effective upon the Closing (the “Effective Date”).

(b)    This Agreement will terminate, except for this Article 5 and as otherwise provided in this Agreement, on the earlier of: (i) the fifth anniversary of the expiration of the First Lock-Up Period, at 11.59 p.m., New York time on such date (except to the extent required to give full effect to the right of any Shareholder under any Demand Registration that was validly exercised prior to such time), (ii) as to each Shareholder, the date that such Shareholder party to this Agreement no longer owns any Registrable Securities, and (iii) as to each Shareholder, upon the written consent of the Company and such Shareholder.

5.2    Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses.

5.3    Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such Party may have provided to the other Parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a)    If to the Company, to:

Diamond S Shipping, Inc.

33 Benedict Place

Greenwich, CT 06830

Attention: Craig Stevenson

Email: cstevenson@diamondshipping.com

With a copy (which will not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Robert Profusek, Esq.

Email: raprofusek@jonesday.com

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(b)    If to a Shareholder, to the address and other contact information set forth on the signature page of such Shareholder.

5.4    Interpretation. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any Party is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws.

5.5    Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5.5 will be deemed effective service of process on such Party. In the event of litigation relating to this Agreement, the non-prevailing Party will be liable and pay to the prevailing Party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing Party in connection with such litigation, including any appeal therefrom.

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5.6    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a Party may have no adequate remedy at Law. Notwithstanding Section 5.5, the Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that a Party seeks in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim that, there is an adequate remedy at Law.

5.7    Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto. This Agreement may not be assigned by (a) the Company without the prior written consent of each Shareholder except that the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially of the Company’s assets or similar transaction, provided that if the successor or acquiring Person has publicly traded common stock, such Person will agree in writing to assume all of the Company’s rights and obligations under this Agreement, or (b) a Shareholder without the prior written consent of the Company, except that each Shareholder may assign its rights and obligations without such consent in connection with a transfer of its Shares to an Affiliate of such Shareholder, including any Affiliated fund.

5.8    Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company, unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against a Shareholder unless it is approved in writing by such Shareholder. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any of the Parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

5.9    No Third-Party Beneficiaries. Except as provided in Article 4, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

5.10    Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

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5.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the Parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.12    Independent Nature of Shareholders’ Obligations and Rights. The rights and obligations of each Shareholder hereunder are several and not joint with the rights and obligations of any other Shareholder hereunder. No Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder, nor shall any Shareholder have the right to enforce the rights or obligations of any other Shareholder hereunder. The obligations of each Shareholder hereunder are solely for the benefit of, and shall be enforceable solely by, the Company. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Shareholders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

5.13    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any Party by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[SpinCo]

By:
Name:
Title:

Signature Page to the Resale and Registration Rights Agreement

[DUPLICATE FOR SHAREHOLDERS]

By:
Name:
Title:

Address for Notices:

[ ]
Attention: [ ]
Email: [ ]

With a copy (which will not constitute notice) to:

Signature Page to the Resale and Registration Rights Agreement

EXHIBIT A

JOINDER TO THE RESALE AND REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Resale and Registration Rights Agreement, dated as of [—] (as the same may be amended from time to time, the “Resale and Registration Rights Agreement”), between [SpinCo] and each of the Shareholders party thereto (on its own behalf). Capitalized terms used, but not defined, herein will have the meaning assigned to such terms in the Resale and Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Resale and Registration Rights Agreement as of the date hereof and will have all of the rights and obligations of a Specified Shareholder thereunder as if it had executed the Resale and Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Resale and Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                                     ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

FORM OF DIRECTOR DESIGNATION AGREEMENT

This Director Designation Agreement (this “Agreement”), dated [●], is by and between [●], a [jurisdiction of formation] (together with its Affiliates and its and their respective successors and permitted assigns, “Investor”), and Diamond S Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, the “Company”) (Investor, together with the Company, the “Parties” and each, a “Party”).

RECITALS

1.     The Company is a newly formed corporation with shares of common stock, par value $0.001 per share (“Common Stock”), listed or to be listed on a U.S. stock exchange pursuant to a Transaction Agreement, dated November 27, 2018, among DSS Holdings L.P., Capital Product Partners L.P. and the other parties named therein (the “Transaction Agreement”).

2.     At Closing (as defined in the Transaction Agreement), Investor will hold [●]% of the issued and outstanding shares of Common Stock.

3.     Investor and the Company desire to enter into this Agreement to set forth their agreements regarding the designation of nominees on the Board of Directors of the Company (the “Board”).

I. BOARD REPRESENTATION

1.01 Designation. Until the annual meeting of the Company’s shareholders (the “Shareholders”) held in 2024 (the “2024 Annual Meeting”):

(a)

[For Former Citadel Holders — Subject to the terms and conditions of this Agreement, Investor is entitled to designate up to two individuals (collectively, the “Nominees” and each, a “Nominee”) for inclusion by the Company and the Board, acting through the Nominating Committee of the Board (the “Nominating Committee”), in the slate of nominees recommended to the Shareholders for election as directors at any annual or special meeting of the Shareholders at which directors of the Company are to be elected. Notwithstanding the foregoing, (i) if Investor reduces its beneficial ownership (as defined in SEC Rule 13d-3) by 25% or more, but less than 50%, from that owned as at the Closing, it will, without further action, only be entitled to designate one Nominee and (ii) if Investor reduces such beneficial ownership by 50% or more from that owned as at the Closing, it will, without further action, no longer have any nomination rights hereunder.]

[For Former Dispatch Holders — Subject to the terms and conditions of this Agreement, Investor is entitled to designate up to three individuals (collectively, the “Nominees” and each, a “Nominee”) for inclusion by the Company and the Board, acting through the Nominating Committee of the Board (the “Nominating Committee”), in the slate of nominees recommended to the Shareholders for election as directors at any annual or special meeting of the Shareholders at which directors of the Company are to be elected. Notwithstanding the foregoing, if Former DSS Holders (as defined below) reduce their combined beneficial ownership (as defined in SEC Rule 13d-3) and, as a result thereof:

(i)	their combined beneficial ownership is reduced by 50% or more, but less than 75%, from that owned at Closing, Investor will, without further action, only be entitled to designate up to two Nominees;

(ii)

their combined beneficial ownership is reduced by more than 75% of that owned at Closing, but Investor still beneficially owns 5% or more of the then outstanding shares of Common Stock, Investor will, without further action, only be entitled to designate up to one Nominee; and

(iii)	Investor owns less than 5% of the then outstanding shares of Common Stock, it will, without further action, no longer have any nomination rights hereunder.]

(b)

In the event that the size of the Board is increased or decreased following the date hereof, then the number of individuals that Investor will have the right to designate under this Section 1.01 will be proportionally adjusted (rounded up or down to the nearest whole number) such that, following such change in the size of the Board, the number of Nominees as a percentage of the total number of directors on the Board is equal to the number of individuals that Investor was entitled to designate as a percentage of the total number of directors on the Board immediately prior to such change.

(c)

Board vacancies arising through the death, resignation or removal of a then-serving Nominee may be filled by the Board only with another Nominee and the director so chosen will hold office until the next election at an annual meeting of the Shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d)

Notwithstanding the provisions of this Section 1.01, Investor will not be entitled to designate a person as a nominee to the Board upon a determination in good faith by (i) the Nominating Committee that such person would not be qualified under applicable law, rule or regulation to serve as a director of the Company or (ii) the Board, the Nominating Committee or another duly authorized committee of the Board, after consultation with outside counsel, that so doing would be inconsistent with its fiduciary duties under applicable law or violate applicable law. Other than with respect to the considerations set forth in the preceding sentence, the Company will not have the right to object to any Nominee.

(e)

The Company will notify Investor in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Shareholders (and such notice will be delivered to Investor at least 30 days prior to such expected mailing date). The Company will provide Investor with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company will use its reasonable best efforts to notify Investor of any opposition to the Nominee in accordance with Section 1.01(d) [For Former Dispatch Holders — or of any proposed selection of Nominees by the Board under Section 1.01(f), in either case] sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Investor to propose a replacement Nominee, if necessary, in accordance with the terms of this Agreement, and Investor will have ten Business Days to designate another nominee.

(f)

[For Former Dispatch Holders — Notwithstanding the provisions of Section 1.01(a), the maximum aggregate number of nominees that the Company is obligated to include on any slate of nominees recommended to the Shareholders is equal to the greater of (i) the number of Nominees that Investor has the right to nominate under such Section or (ii) the number of Nominees that the other Former DSS Holder has the right to nominate under its corresponding Director Designation Agreement. In the event that the aggregate number of nominees submitted by Former DSS Holders is greater than such maximum aggregate number, then the maximum number of Nominees shall be selected from among the aggregate Nominees submitted by the Former DSS Holders, as determined in good faith by the Board or a duly authorized committee thereof; provided that at least one Nominee submitted by each Former DSS Holder that has a nomination right is included in such selection.]

(g)	Subject to applicable legal requirements, the Company will procure that its Articles of Incorporation and Bylaws accommodate the rights and obligations set forth herein.

(h)	The Investor may waive its rights to nomination rights under this Section 1.01 or the Company’s Articles of Incorporation or Bylaws at any time by delivering written notice thereof to the Company.

(i)

[For Former Dispatch Holders — For purposes hereof: “Former DSS Holders” means Investor, [WL Ross & Co. (“WLR”)][First Reserve Corporation (“FRC”)], and their respective controlled Affiliates or their successors by operation of law.]

1.02 Subsequent Nomination of Persons Designated by Investor; Voting.

(a)

Subject to applicable law, the Company will use its commercially reasonable efforts to cause the election of each Nominee, including by including each such Nominee in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of Shareholders called for the election of such Nominee, and at every postponement or adjournment thereof, and on every action of the Board or the Shareholders with respect to the election of such Nominee.

(b)

Until the 2024 Annual Meeting, Investor will vote its shares of Common Stock received at the Closing to confirm any nominee nominated and recommended by the Board (whether or not it has nomination rights hereunder) as long as it owns any such shares.

1.03 Chairman. The Company and the Investor agree that, until the 2022 annual meeting of Shareholders, the Chairman of the Board will be designated by [WL Ross & Co. (“WLR”)][WLR]; provided that if WLR, its controlled Affiliates and its successors by operation of law reduce their beneficial ownership (as defined in SEC Rule 13d-3) in the Company by 50% or more from that owned as at the Closing, WLR will cease to have the right to designate the Chairman, and the Board will select the Chairman.

1.04 [For Former Dispatch Holders — Termination. This Agreement may be terminated at any time with the affirmative written consent of both Former DSS Holders.

II. MISCELLANEOUS

2.01 Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses; provided, for the avoidance of doubt, that the Company will pay the reasonable out-of-pocket expenses incurred by each Nominee in connection with his or her election and/or attending the meetings of the Board and any committee thereof submitted in accordance with its expense reimbursement policies.

2.02 Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next Business Day courier specifying next-Business Day delivery).

(iv)	If to the Company, to:
Diamond S Shipping Inc.
33 Benedict Place
Greenwich, CT 06830
USA
Attention: Craig Stevenson
Email: cstevenson@diamondsshipping.com

With a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention: Robert Profusek, Esq.
Email: raprofusek@jonesday.com

(v)	If to Investor:
[ ● ]
Attention: [ ● ]
Email: [ ● ]

With a copy (which will not constitute notice) to:

2.03 Interpretation. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any Party is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws. The term “Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday and on which banks are open in New York and London to the general public for business. [For Former Citadel Holders — For purposes of this Agreement, the term “Investor” shall be deem to refer to, (i) Capital Maritime & Trading Corp., (ii) Capital GP L.L.C., (iii) Crude Carriers Investments Corp. (together the “Current Holders”) and/or their respective Affiliates and/or (iv) any other company, under the beneficial ownership or control of either (A) the persons owning or controlling any of the Current Holders (collectively, the “UBOs”) or (B) any of the UBOs’ lineal descendants in direct line or spouse or former spouse or widow (either directly and/or through companies, trusts or foundations of such persons are beneficiaries and/or through a similar structure achieving a comparable result).]

2.04 Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 2(a) will be deemed effective service of process on such Party. In the event of litigation relating to this Agreement, the non-prevailing Party will be liable and pay to the prevailing Party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing Party in connection with such litigation, including any appeal therefrom.

2.05 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a Party may have no adequate remedy at Law. Notwithstanding Section 2(c), the Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that a Party seeks in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim that, there is an adequate remedy at law.

2.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

2.07 Certain Adjustments. The provisions of this Agreement will apply to the full extent set forth herein with respect to any shares of Common Stock received at Closing or any shares of voting stock which may be issued in respect of, in exchange for or in substitution for such shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” will include all such other securities.

2.08 Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto Parties; provided, however, that any of the rights and obligations of Investor hereunder may be transferred or assigned in whole or in part by it to any Affiliate of Investor, provided, further, that such rights and obligations will terminate and cease to be so transferred or assigned upon any Affiliate to which such rights and obligations are transferred or assigned no longer being an Affiliate of Investor.

2.09 Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective unless it is approved in writing by each Party. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any Party to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

2.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

2.11 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

2.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the Parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

2.13 Further Assurances. Each of the Parties hereto will, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto will reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

2.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any Party by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Diamond S Shipping Inc.

By:
Name:
Title:

[Signature Page to the Director Nomination Agreement]

[Investor]

By:
Name:
Title:

[Signature Page to the Director Nomination Agreement]